As filed with the Securities and Exchange Commission on December 17, 2018
Registration No. 333-228621

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________
INVESTAR HOLDING CORPORATION
(Exact name of registrant as specified in its charter)
_______________________

Louisiana	6022	27-1560715
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
7244 Perkins Road
Baton Rouge, Louisiana 70808
(225) 227-2222
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
_______________________
John J. D’Angelo
President and Chief Executive Officer
Investar Holding Corporation
7244 Perkins Road
Baton Rouge, Louisiana 70808
(225) 227-2222
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_______________________
Copies to:

Stephanie E. Kalahurka, Esq. Fenimore, Kay, Harrison & Ford LLP 1000 Walnut Street, Suite 1400 Kansas City, Missouri 64106 (512) 583-5900 (512) 583-5940 (Fax)	Larry E. Temple, Esq. 400 West 15th Street, Suite 705 Austin, Texas 78701 (512) 477-4467 (512) 477-4478 (Fax)
_______________________
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.
PRELIMINARY – SUBJECT TO COMPLETION, DATE D DECEMBER 17, 2018

PROXY STATEMENT / PROSPECTUS

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT
Dear Shareholder:
On October 10, 2018, Investar Holding Corporation, a Louisiana corporation (which we refer to as “Investar”), Investar Bank, a Louisiana state bank and wholly-owned subsidiary of Investar, and Mainland Bank, a Texas state bank, entered into an Agreement and Plan of Reorganization (which we refer to as the “merger agreement”) that provides for the acquisition of Mainland Bank by Investar. Subject to the terms and conditions of the merger agreement, Mainland Bank will merge with and into Investar Bank (which we refer to as the “merger”), with Investar Bank continuing as the surviving bank from the transaction. The merger agreement and the transactions contemplated by the merger agreement will be voted upon at a special meeting of shareholders of Mainland Bank, to be held on Monday, January 14, 2019, at 10:30 a.m., local time, at the branch office of Mainland Bank located at 400 FM 517 West in Dickinson, Texas 77539 .
At the effective time of the merger, all of the issued and outstanding shares of Mainland Bank common stock will be converted into the right to receive merger consideration consisting of an aggregate of 763,849 shares of Investar common stock (which we refer to as the “aggregate merger consideration”), which is subject to downward adjustment as described below. Each share of Mainland Bank common stock, other than shares of Mainland Bank common stock held by any shareholder of Mainland Bank who has perfected statutory dissenters’ rights in connection with the merger (which we refer to as a “dissenting shareholder”), will be exchanged for a number of shares of Investar common stock equal to the aggregate merger consideration divided by the number of outstanding shares of Mainland Bank common stock immediately prior to the effective time (which we refer to as the “per share merger consideration”). There are expected to be 251,357 outstanding shares of Mainland Bank common stock immediately prior to the effective time. As a result of the merger and assuming no adjustment to the aggregate merger consideration, holders of shares of Mainland Bank common stock are expected to receive 3.0389 shares of Investar common stock for each share of Mainland Bank common stock held immediately prior to the merger. Mainland Bank shareholders will receive cash in lieu of fractional shares.
The aggregate merger consideration is subject to a downward adjustment to the extent that the aggregate expenses of Mainland Bank calculated in accordance with the merger agreement (which we refer to as the “Mainland Bank Transaction Expenses”) exceed $1,075,000. If the Mainland Bank Transaction Expenses are more than $1,075,000, then number of shares of Investar common stock making up the aggregate merger consideration will be reduced by a number of shares of Investar common stock equal to the quotient obtained by dividing: (i) the difference between the aggregate Mainland Bank Transaction Expenses and $1,075,000 by (ii) $26.54.

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Because the aggregate merger consideration is subject to adjustment and because the market price of Investar common stock will fluctuate between the date of this proxy statement/prospectus, the date of the special meeting of shareholders of Mainland Bank and the date of completion of the merger, the exact number of shares of Investar common stock that Mainland Bank shareholders will receive for each share of Mainland Bank common stock and the value of those shares when received cannot be determined at this time. Consequently, you will not know the exact per share merger consideration to be received by Mainland Bank shareholders when you vote at the special meeting.
Investar common stock is listed on NASDAQ under the symbol “ISTR.” Based on the following closing prices of Investar common stock on NASDAQ: (i) $25.81 on October 9, 2018, the last trading day before public announcement of the merger, (ii) $24.64 on November 28, 2018, the latest practicable date before the initial filing of this registration statement, and (iii) $25.50 on December 12, 2018, the latest practicable trading day before the printing of this proxy statement/prospectus, the implied value of the per share merger consideration would be approximately $78.43, $74.88 and $77.49, respectively, assuming no downward adjustment to the aggregate merger consideration.
We urge you to obtain current market quotations for Investar common stock. There are no current market quotations for Mainland Bank common stock because Mainland Bank is a privately owned bank and its common stock is not traded on any established public trading market.
Mainland Bank will hold a special meeting of its shareholders in connection with the merger. Mainland Bank shareholders will be asked to vote to adopt the merger agreement and approve related matters as described in this proxy statement/prospectus. Approval of the merger agreement requires the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Mainland Bank common stock.
Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the special meeting, please take time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. The special meeting of Mainland Bank’s shareholders will be held on Monday, January 14, 2019, at 10:30 a.m., local time, at the branch office of Mainland Bank located at 400 FM 517 West in Dickinson, Texas 77539 .
Mainland Bank’s board of directors unanimously recommends that Mainland Bank shareholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the special meeting.
This proxy statement/prospectus describes the special meeting, the merger, the issuance of the Investar common stock in connection with the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 18, for a discussion of the risks relating to the merger. You also can obtain information about Investar from documents that it has filed with the Securities and Exchange Commission (which we refer to as the “SEC”).
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Investar or Mainland Bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is December 18, 2018, and it is first being mailed or otherwise delivered to the shareholders of Mainland Bank on or about December 21, 2018.

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MAINLAND BANK
2501 Palmer Highway, Suite 100
Texas City, Texas 77590

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Mainland Bank:
Notice is hereby given that Mainland Bank, Texas City, Texas , will hold a special meeting of its shareholders on Monday, January 14, 2019, at 10:30 a.m., local time, at the branch office of Mainland Bank located at 400 FM 517 West in Dickinson, Texas , to consider and vote upon the following matters:

•
a proposal to adopt the Agreement and Plan of Reorganization (which we refer to as the “merger agreement”), by and among Investar Holding Corporation (which we refer to as “Investar”), Investar Bank, and Mainland Bank, pursuant to which Mainland Bank will merge with and into Investar Bank (which we refer to as the “merger”), and approve the merger, each as more fully described in the accompanying proxy statement/prospectus (which we refer to as the “Mainland Bank merger proposal”);

•
a proposal to adjourn the special meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, (ii) to provide to Mainland Bank shareholders any supplement or amendment to the proxy statement/prospectus or (iii) to disseminate any other information which is material to the Mainland Bank shareholders voting at the special meeting (which we refer to as the “Mainland Bank adjournment proposal”); and any other matter that may be properly submitted for a vote at the special meeting.

The proposals are described in the accompanying proxy statement/prospectus. Mainland Bank has fixed the close of business on December 10, 2018 as the record date for the special meeting (which we refer to as the “record date”). Only Mainland Bank shareholders of record as of the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Approval of the Mainland Bank merger proposal requires the affirmative vote of holders of not less than two-thirds of the outstanding shares of Mainland Bank common stock. The Mainland Bank adjournment proposal will be approved if a majority of the votes cast on that proposal at the special meeting are voted in favor of such proposal.
Shareholders of Mainland Bank have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Mainland Bank stock under the Texas Business Organizations Code (which we refer to as the “TBOC”). A copy of the procedural requirements for shareholders exercising dissenters’ rights is included with the accompanying proxy statement/prospectus as Annex C, and a summary of the provisions can be found under the section of the proxy statement/prospectus entitled “The Merger—Dissenters’ Rights in the Merger.”

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Mainland Bank’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Mainland Bank and its shareholders, and unanimously recommends that Mainland Bank shareholders vote “FOR” the Mainland Bank merger proposal and “FOR” the Mainland Bank adjournment proposal.
Your vote is very important. Investar and Mainland Bank cannot complete the merger unless Mainland Bank’s shareholders adopt the merger agreement and approve the merger. Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Mainland Bank, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
This proxy statement/prospectus provides a detailed description of the special meeting, the Mainland Bank merger proposal, the documents related to the merger and other related matters. Investar and Mainland Bank urge you to read the proxy statement/prospectus, including any documents they refer you to, and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the special meeting.

Robert L. Harris President and Chief Executive Officer

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ADDITIONAL INFORMATION
This proxy statement/prospectus references important business and financial information about Investar and Mainland Bank from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov, for documents regarding Investar, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Investar or Mainland Bank:

Investar Holding Corporation 7244 Perkins Road Baton Rouge, Louisiana 70808 Attention: John J. D’Angelo Telephone: (225) 227-2222	Mainland Bank 2501 Palmer Highway, Suite 100 Texas City, Texas 77590 Attention: Debbie McGee Telephone: (409) 948-1625
You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the special meeting, you must make your request no later than five business days before the special meeting.

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ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Investar (File No. 333- 228621), constitutes a prospectus of Investar under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of Investar common stock to be issued to Mainland Bank shareholders pursuant to the terms of the merger agreement. This document also constitutes a notice and proxy statement relating to the special meeting of the shareholders of Mainland Bank called for the purposes set forth herein.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This proxy statement/prospectus is dated December 18, 2018, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Mainland Bank shareholders nor the issuance by Investar of shares of Investar common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Investar has been provided by Investar and information contained in this document regarding Mainland Bank has been provided by Mainland Bank.
For more details, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

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TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS	1
SUMMARY	6
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF INVESTAR	14
SELECTED HISTORICAL FINANCIAL DATA OF MAINLAND BANK	16
RISK FACTORS	18
SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	23
THE MAINLAND BANK SPECIAL MEETING	24
MAINLAND BANK PROPOSALS	27
THE MERGER	28
MAINLAND BANK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.	31
THE MERGER AGREEMENT	48
INVESTAR SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	62
INFORMATION ABOUT MAINLAND BANK	64
MAINLAND BANK SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERSHIP	66
DESCRIPTION OF CAPITAL STOCK OF INVESTAR	67
COMPARISON OF SHAREHOLDERS RIGHTS	68
COMPARATIVE MARKET PRICES DIVIDENDS	71
ACCOUNTING TREATMENT	75
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	75
LEGAL MATTERS	78
EXPERTS	78
WHERE YOU CAN FIND MORE INFORMATION	78
INDEX TO FINANCIAL STATEMENTS OF MAINLAND BANK	F-1
ANNEX A - AGREEMENT AND PLAN OF REORGANIZATION (including all exhibits)	A-1
ANNEX B - OPINION OF PERFORMANCE TRUST CAPITAL PARTNERS, LLC	B-1
ANNEX C - PROVISIONS FROM THE TEXAS BUSINESS ORGANIZATIONS CODE RELATING TO DISSENTERS' RIGHTS	C-1

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QUESTIONS AND ANSWERS
The following are some questions that you, as a Mainland Bank shareholder, may have about the merger or the special meeting, and brief answers to those questions. Investar and Mainland Bank urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the special meeting or the proposals presented at that meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus. For details about where you can find additional important information, please see the section of this proxy statement/prospectus entitled, “Where You Can Find More Information.”
Unless the context otherwise requires, references in this proxy statement/prospectus to “Investar” refer to Investar Holding Corporation, a Louisiana corporation, and its affiliates, including Investar Bank, a Louisiana state bank and a wholly-owned subsidiary of Investar.
Q:    What is the merger?
A:    Investar, Investar Bank and Mainland Bank entered into the merger agreement on October 10, 2018. Under the merger agreement, Mainland Bank will merge with and into Investar Bank, with Investar Bank continuing as the surviving bank from the merger. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.
The merger cannot be completed unless, among other things, the parties receive all necessary regulatory approvals to consummate the merger, and the holders of at least two thirds of the outstanding shares of Mainland Bank common stock vote in favor of the proposal to adopt the merger agreement and approve the merger.
Q:    What are the material terms of the merger?
A:    The material terms of the merger, including the consideration that Mainland Bank shareholders are entitled to receive as a result of the merger, are contained in the merger agreement, which is included in this proxy statement/prospectus as Annex A. For a summary of such terms, see the section of this proxy statement/prospectus entitled, “Summary.” For a full description of such terms, see the section of this proxy statement/prospectus entitled, “The Merger Agreement.”
Q:    Why am I receiving this proxy statement/prospectus?
A:    Investar and Mainland Bank are delivering this document to you because it is a proxy statement being used by Mainland Bank’s board of directors (which we refer to as the “Mainland Bank Board”) to solicit proxies of its shareholders entitled to vote on approval of the merger and related matters. Mainland Bank has called a special meeting of its shareholders to consider the Mainland Bank merger proposal (described below). This document serves as proxy statement for the special meeting and describes the proposals to be presented at the special meeting. It also constitutes a notice of special meeting with respect to the special meeting.
In addition, this document is a prospectus that is being delivered to Mainland Bank shareholders because Investar is offering shares of Investar common stock to Mainland Bank shareholders in connection with the merger.
This proxy statement/prospectus contains important information about the merger, the proposals being voted on at the special meeting and important information to consider in connection with an investment in Investar common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the special meeting. Your vote is important, Mainland Bank encourages you to submit your proxy as soon as possible.

Q:    What are Mainland Bank shareholders being asked to vote on at the special meeting?
A:    Mainland Bank is soliciting proxies from its shareholders with respect to the following proposals:

•
The Mainland Bank Merger Proposal. Considering and voting upon the approval of the agreement and plan of reorganization, dated as of October 10, 2018, among Mainland Bank, Investar, and Investar Bank, and the transactions contemplated by the merger agreement.

•
The Mainland Bank Adjournment Proposal. Considering and voting upon the approval of any motion to adjourn the special meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, (ii) to provide to Mainland Bank shareholders any supplement or amendment to the proxy statement/prospectus or (iii) to disseminate any other information which is material to the Mainland Bank shareholders voting at the special meeting.

Q:    How does the Mainland Bank Board recommend that I vote at the special meeting?
A:    The Mainland Bank Board unanimously recommends that you vote “FOR” the Mainland Bank merger proposal and “FOR” the Mainland Bank adjournment proposal.
Q:    When and where are the special meeting?
A:    The special meeting will be held on Monday, January 14, 2019, at 10:30 a.m., local time, at the branch office of Mainland Bank located at 400 FM 517 West in Dickinson, Texas .
Q:    What do I need to do now?
A:    After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a legal proxy from the institution that holds their shares.
Q:    What is the difference between a shareholder of record and a “street name” holder?
A:    If you are a Mainland Bank shareholder and if your shares of Mainland Bank common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of Mainland Bank common stock. On the close of business on December 10, 2018, the record date for the special meeting, Mainland Bank had 51 shareholders of record.
If your shares of Mainland Bank common stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” This proxy statement/prospectus and proxy card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions it included in the mailing or by following its instructions for voting.
Q:    If my shares of Mainland Bank common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?
A:    No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:    What is a broker non-vote?
A:    A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker does not have discretionary authority to vote your shares with respect to the Mainland Bank merger proposal or the Mainland Bank adjournment proposal.
Q:    How are broker non-votes and abstentions treated?
A:    Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. If you hold shares in “street name” and do not provide voting instructions to your broker, those shares will be counted as broker non-votes for all non-routine matters. It is expected that all proposals to be voted on at the special meeting are non-routine matters. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.
Abstentions and broker non-votes by Mainland Bank shareholders will have the effect of a vote AGAINST the Mainland Bank merger proposal because the Mainland Bank merger proposal must be approved by the affirmative vote of the holders of at least two-thirds (2/3rds) of the number of shares entitled to vote. Abstentions and broker non-votes will not have the effect of a vote AGAINST the Mainland Bank adjournment proposal.
Q:    What constitutes a quorum for the special meeting?
A:    The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Mainland Bank common stock entitled to be voted at the special meeting constitutes a quorum for transacting business at the special meeting. All shares of Mainland Bank common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.
Q:    What is the vote required to approve each proposal at the special meeting?
A:    Mainland Bank Merger Proposal: The affirmative vote of not less than two-thirds (2/3rds) of the outstanding shares of Mainland Bank common stock is required to approve the Mainland Bank merger proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the Mainland Bank merger proposal, it will have the effect of a vote AGAINST the proposal.
Mainland Bank Adjournment Proposal: The affirmative vote of a majority of votes cast on the proposal at the special meeting is required to approve the Mainland Bank adjournment proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the Mainland Bank adjournment proposal, it will have no effect on the proposal.
Q:    Why is my vote important?
A:    If you do not vote, it will be more difficult for Mainland Bank to obtain the necessary quorum to hold the special meeting and to obtain approval of the proposals to be voted upon at the special meeting. In addition, your failure to vote will have the effect of a vote AGAINST the Mainland Bank merger proposal. The Mainland Bank Board unanimously recommends that you, as a Mainland Bank shareholder, vote “FOR” the Mainland Bank merger proposal.

Q:    Can I attend the special meeting and vote my shares in person?
A:    Yes. All shareholders of Mainland Bank, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Mainland Bank common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Mainland Bank’s express written consent.
Q:    Can I change my vote?
A:    Yes. If you are a holder of record of Mainland Bank common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) attending and voting in person at the special meeting; (ii) giving notice of revocation of the proxy at the special meeting; or (iii) delivering to the Secretary of Mainland Bank (A) a written notice of revocation or (B) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Mainland Bank after the vote will not affect the vote. All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Mainland Bank, 2501 Palmer Highway, Suite 100, Texas City, Texas 77590, Attention: Debbie McGee.
If you hold your shares of Mainland Bank common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.
Q:    What are the expected U.S. federal income tax consequences to a holder of Mainland Bank common stock as a result of the transactions contemplated by the merger agreement?
A:    Investar and Mainland Bank intend that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the merger qualifies as a reorganization under Section 368(a) of the Code, a holder of Mainland Bank common stock who exchanges Mainland Bank common stock for Investar common stock generally should recognize gain (but not loss) from the exchange equal to the lesser of the cash received by such holder in exchange for fractional shares and the amount, if any, by which the cash plus the fair market value of Investar common stock received by such holder exceeds the tax basis of such holder’s Mainland Bank common stock surrendered in exchange therefor.
For further information, please see the section of this proxy statement/prospectus entitled, “Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of Mainland Bank common stock. Your tax consequences will depend on your individual situation. Accordingly, Investar and Mainland Bank strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:    Are Mainland Bank shareholders entitled to dissenters’ rights?
A:    Yes, Mainland Bank shareholders may exercise dissenters’ rights in connection with the merger. For further information, see “The Merger—Dissenters’ Rights in the Merger,” which discussion is qualified by the full text of the provisions of the Texas Business Organizations Code (which we refer to as the “TBOC’) relating to rights of dissent set forth in Annex C hereto.
Q:    Should I send in my Mainland Bank stock certificates now?
A:    No. Please do not send in your Mainland Bank stock certificates with your proxy. After the merger, Investar’s exchange agent, American Stock Transfer & Trust Company LLC, will send you instructions for exchanging

Mainland Bank stock certificates for the per share merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates.”
Q:    Whom may I contact if I cannot locate my Mainland Bank stock certificate(s)?
A:    If you are unable to locate your original Mainland Bank stock certificate(s), you should contact Kyle McClellen, at (409) 948-1625 or kyle@mainlandbank.com.
Q:    When do you expect to complete the merger?
A:    Investar and Mainland Bank currently expect to complete the merger in the first quarter of 2019. However, neither Investar nor Mainland Bank can assure you of when or if the merger will be completed. Before the merger is completed, Mainland Bank must obtain the approval of Mainland Bank shareholders for the Mainland Bank merger proposal, necessary regulatory approvals must be obtained and certain other closing conditions must be satisfied.
Q:    What happens if the merger is not completed?
A:    If the merger is not completed, holders of Mainland Bank common stock will not receive any consideration for their shares in connection with the merger. Instead, Mainland Bank will remain an independent Texas state bank. In addition, if the merger agreement is terminated in certain circumstances, Mainland Bank may be required to pay a termination fee to Investar. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination Fee,” for a complete discussion of the circumstances under which a termination fee would be required to be paid.
Q:    Whom should I call with questions?
A:    If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Mainland Bank common stock, please contact Robert Harris at (409) 948-1625 or rharris@mainlandbank.com.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. Investar and Mainland Bank urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which they refer in order to fully understand the merger. A copy of the merger agreement is attached as Annex A. In addition, we incorporate by reference into this proxy statement/prospectus important business and financial information about Investar. See “Where You Can Find More Information.” Each item in this summary refers to the section of this proxy statement/prospectus on which that subject is discussed in more detail.
Information About the Companies (page 64)
Investar
Investar is a Louisiana corporation and a financial holding company headquartered in Baton Rouge, Louisiana. Through its wholly-owned subsidiary, Investar Bank, a Louisiana state chartered bank, Investar provides relationship-driven commercial banking products and services tailored to meet the needs of small to medium-sized businesses and professionals. Investar’s primary markets are Baton Rouge, New Orleans, Hammond and Lafayette, Louisiana and their surrounding metropolitan areas. Investar serves these markets from its main office located in Baton Rouge, and from nineteen additional full service branches located throughout its market areas. As of September 30, 2018, on a consolidated basis, Investar had total assets of $1.74 billion, net loans of $1.35 billion, total deposits of $1.30 billion and stockholders’ equity of $178.4 million.
Investar believes that the Louisiana and Texas banking markets present significant opportunities for growth and franchise expansion, both organically and through strategic acquisitions. Since Investar Bank was chartered in 2006, it has engaged in a number of acquisition transactions, including the acquisition of BOJ Bancshares, Inc., and its wholly-owned subsidiary, The Highlands Bank, Jackson, Louisiana and the acquisition of Citizens Bancshares, Inc., and its wholly-owned subsidiary, Citizens Bank, Ville Platte, Louisiana, in 2017.
Although the financial services industry is rapidly changing and intensely competitive, and will likely remain so, Investar believes that Investar Bank competes effectively as a local community bank. Investar benefits from the consistency of local leadership and the availability of local access and responsive customer service. Taking into consideration its competitively-priced products and services, Investar believes it is well-positioned among other financial institutions to attract individual and small to medium-sized business customers.
Investar’s principal executive offices are located at 7244 Perkins Road, Baton Rouge, Louisiana 70808, and its telephone number at that address is (225) 227-2222.  Investar’s website address is www.investarbank.com.
Investar makes its periodic reports and other information filed with, or furnished to, the SEC available free of charge through its website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. Except as specifically incorporated by reference into this proxy statement/prospectus, the information on, or otherwise accessible through, Investar’s website is not incorporated by reference herein and does not constitute a part of this proxy statement/prospectus. Additional information about Investar and its subsidiaries is included in documents referred to in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
Mainland Bank
Mainland Bank was chartered as a Texas state bank in 1945. Since its inception, Mainland Bank has grown organically. Mainland Bank currently operates from three banking offices, which are located in Texas City and Dickinson in Galveston County, Texas, and Houston in Harris County, Texas. Each of those locations is within the Houston metropolitan statistical area, or Greater Houston. As of September 30, 2018, Mainland Bank had total assets of approximately $140.1 million, total deposits of approximately $122.0 million, total loans (net of allowance for loan losses) of approximately $81.2 million, and total stockholders’ equity of approximately $13.0 million. Mainland Bank does not file reports with the SEC. Mainland Bank does, however, voluntarily provide certain financial reports, including annual audited financial statements, to its shareholders.
Mainland Bank’s principal executive offices are located at 2501 Palmer Highway, Suite 100, Texas City, Texas 77590, and its telephone number at that address is (409) 948-1625.  Mainland Bank’s website address is www.mainlandbank.com. For additional information about Mainland Bank see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
In the Merger, Mainland Bank Shareholders Will Be Entitled To Receive Shares of Investar Common Stock (page 48)
Merger Consideration
At the effective time for the merger, all of the issued and outstanding shares of Mainland Bank common stock will be converted into the right to receive merger consideration consisting of an aggregate of 763,849 shares of Investar common stock (which we refer to as the “aggregate merger consideration”), which is subject to downward adjustment as described below. Each share of Mainland Bank common stock, other than shares of Mainland Bank common stock held by any shareholder of Mainland Bank who has perfected statutory dissenters’ rights in connection with the merger (which we refer to as a “dissenting shareholder”), will be exchanged for a number of shares of Investar common stock equal to the aggregate merger consideration divided by the number of outstanding shares of Mainland Bank common stock immediately prior to the effective time (which we refer to as the “per share merger consideration”). There are expected to be 251,357 outstanding shares of Mainland Bank common stock immediately prior to the effective time. As a result of the merger and assuming no adjustment to the aggregate merger consideration, holders of shares of Mainland Bank common stock are expected to receive 3.0389 shares of Investar common stock for each share of Mainland Bank common stock held immediately prior to the merger. Mainland Bank shareholders will receive cash in lieu of fractional shares.
As a result of the foregoing and assuming no adjustments to the aggregate merger consideration, based on the number of shares of Investar common stock and Mainland Bank common stock outstanding as of December 12, 2018, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, approximately 92.6% of outstanding Investar common stock following the merger will be held by shareholders who were holders of Investar common stock immediately prior to the effectiveness of the merger and approximately 7.4% of outstanding Investar common stock will be held by shareholders who were holders of Mainland Bank common stock immediately prior to the effectiveness of the merger.
The value of the aggregate merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Investar common stock. Any increase in the market price of Investar common stock will change the value of the shares of Investar common stock that Mainland Bank shareholders will be entitled to receive. Consequently, you will not know the implied value of the per share merger consideration to be paid to Mainland Bank shareholders as a result of the merger when you vote at the special meeting.
The table below sets forth the implied value of the per share merger consideration based on the closing price of Investar common stock as quoted by NASDAQ on the specified dates assuming 251,357 issued and outstanding shares of Mainland Bank common stock:

Date	Closing price of Investar common stock	Implied value of per share merger consideration(4)	Implied value of aggregate merger consideration
October 9, 2018(1)	$25.81	$78.43	$19,714,937
November 28, 2018(2)	$24.64	$74.88	$18,821,234
December 12, 2018(3)	$25.50	$77.49	$19,478,144
______________________________

(1)	The last trading day before public announcement of the merger.

(2)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.

(3)	The latest practicable trading day before the printing of this proxy statement/prospectus.

(4)
Assumes there is no downward adjustment to the aggregate merger consideration based upon Mainland Bank’s transaction expenses. For a discussion of the possible adjustments to the aggregate merger consideration, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”

The merger agreement contains the terms and conditions of the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
Adjustments to Merger Consideration
The aggregate merger consideration is subject to a downward adjustment to the extent that the aggregate expenses of Mainland Bank calculated in accordance with the merger agreement (which we refer to as the “Mainland Bank Transaction Expenses”) exceed $1,075,000. If the Mainland Bank Transaction Expenses are more than $1,075,000, then number of shares of Investar common stock making up the aggregate merger consideration will be reduced by a number of shares of Investar common stock equal to the quotient obtained by dividing: (i) the difference between the aggregate Mainland Bank Transaction Expenses and $1,075,000 by (ii) $26.54. As of December 12, 2018, the most recent practicable date before the printing of this proxy statement/prospectus, Mainland Bank estimates that the Mainland Bank Transaction Expenses will not exceed $1,075,000, resulting in no downward adjustment to the aggregate merger consideration.
The Mainland Bank Board Unanimously Recommends that Mainland Bank Shareholders Vote “FOR” the Mainland Bank merger proposal and the Mainland Bank adjournment proposal (page 31)
The Mainland Bank Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Mainland Bank and its shareholders and has unanimously approved the merger agreement. The Mainland Bank Board unanimously recommends that Mainland Bank shareholders vote “FOR” the Mainland Bank merger proposal and “FOR” the Mainland Bank adjournment proposal. For the factors considered by the Mainland Bank Board in reaching its decision to approve the merger agreement, see “The Merger—Mainland Bank’s Reasons for the Merger; Recommendation of the Mainland Bank Board.”
All of the directors and executive officers of Mainland Bank who own shares of its common stock have entered into a voting agreement with Investar, solely in their capacity as shareholders of Mainland Bank, pursuant to which they have agreed to vote in favor of the Mainland Bank merger proposal and in favor of any other matter required to be approved by the shareholders of Mainland Bank to facilitate the transactions contemplated by the merger agreement. For more information regarding the voting agreement, see “The Merger Agreement—Mainland Bank Director Non-Competition and Voting Agreements.”
Opinion of Mainland Bank’s Financial Advisor (page 31 and Annex B)
On October 9, 2018, Performance Trust Capital Partners, LLC (“Performance Trust”) rendered to Mainland Bank's board of directors its written opinion with respect to the fairness, from a financial point of view, to the holders of Mainland Bank's common stock, as of October 9, 2018, of the merger consideration pursuant to the merger agreement. Performance Trust’s opinion was directed to Mainland Bank's board of directors and only addressed the fairness, from a financial point of view, to the holders of Mainland Bank common stock of the merger consideration and did not address any other aspect or implication of the merger. The references to Performance Trust’s opinion in this proxy statement/prospectus are qualified in their entirety by reference to the full text of Performance Trust’s written opinion, which is included as Annex B to this proxy statement/prospectus. Performance Trust’s opinion sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Performance Trust in preparing its opinion. However, neither Performance Trust’s opinion, nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to Mainland Bank's board of directors or any shareholder of Mainland Bank as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Performance Trust’s opinion was furnished for the use and benefit of Mainland Bank's board of directors (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and Performance Trust will not be deemed to have, any fiduciary duty to Mainland Bank's board of directors, Mainland Bank, any security holder or creditor of Mainland or any other person, regardless of any prior or ongoing advice or relationships. See “The Merger - Opinion of Mainland Bank's Financial Advisor.”
Mainland Bank Will Hold its Special Meeting on January 14, 2019 (page  24 )
The special meeting will be held on Monday, January 14, 2019, at 10:30 a.m., local time, at the branch office of Mainland Bank located at 400 FM 517 West in Dickinson, Texas 77539 . At the special meeting, Mainland Bank shareholders will be asked to approve the Mainland Bank merger proposal and, if applicable, the Mainland Bank adjournment proposal.
Only holders of record of Mainland Bank common stock at the close of business on December 10, 2018, the record date, will be entitled to notice of and to vote at the special meeting. Each share of Mainland Bank common stock is entitled to one vote on each proposal to be considered at the special meeting. As of the record date, there were approximately 251,753 shares of Mainland Bank common stock entitled to vote at the special meeting. As of the record date, the directors and executive officers of Mainland Bank and their affiliates beneficially owned and were entitled to vote, in the aggregate, 103,093 shares of Mainland Bank common stock representing approximately 41.0% of the shares of Mainland Bank common stock outstanding on that date.
The Mainland Bank merger proposal will be approved if not less than two-thirds (2/3rds) of the outstanding shares of Mainland Bank common stock are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the Mainland Bank merger proposal, it will have the effect of a vote AGAINST the Mainland Bank merger proposal.
The Mainland Bank adjournment proposal will be approved if a majority of the votes cast on the proposal at the special meeting are voted in favor of the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the Mainland Bank adjournment proposal, it will have no effect on the proposal.
Material U.S. Federal Income Tax Consequences of the Merger (page 75)
The obligations of Investar and Mainland Bank to complete the merger are conditioned on, among other things, the receipt by Investar and Mainland Bank of a tax opinion from Fenimore, Kay, Harrison & Ford, LLP, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time and as set forth and referred to in such opinions, the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, it is anticipated that a holder of Mainland Bank common stock who exchanges Mainland Bank common stock for Investar common stock generally should recognize gain (but not loss) from the exchange equal to the lesser of the cash received by such holder in exchange for fractional shares and the amount, if any, by which the cash plus the fair market value of Investar common stock received by such holder exceeds the tax basis of such holder’s Mainland Bank common stock surrendered in exchange therefor.
For further information, please see “Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of Mainland Bank common stock. Your tax consequences will depend on your individual situation. Accordingly, Investar and Mainland Bank strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Interests of Mainland Bank’s Directors and Executive Officers in the Merger (page 42)
In considering the recommendation of the Mainland Bank Board with respect to the merger agreement, you should be aware that certain of Mainland Bank’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Mainland Bank shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Mainland Bank shareholders include:

•
Change in Control Bonus Agreements. Mainland Bank previously entered into Change in Control Bonus Agreements with three of its executive officers - Clifton E. Lamar, Debra L. McGee, and Kyle T. McClellen. Upon consummation of the merger, these individuals would be entitled to cash payments under those agreements equal to, in the aggregate, approximately $370,000.

•
Indemnification and Insurance. For a period of four years following the effective time, Investar has agreed to indemnify the directors and officers of Mainland Bank against liabilities arising before the effective time to the same extent that those individuals would have been entitled to indemnification under applicable law or Mainland Bank’s constituent documents prior to the effective time. Mainland Bank has agreed to pay for tail insurance premiums for the past acts and extended reporting period insurance coverage under Mainland Bank’s current directors’ and officers’ insurance policy (or comparable coverage) for a period of four years following the merger.

•
Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Mainland Bank who continue on as employees of Investar will be entitled to participate in the Investar health and welfare benefit and similar plans on the same terms and conditions as employees of Investar. Subject to certain exceptions, these employees will receive credit for their years of service to Mainland Bank or Mainland Bank for participation, vesting and benefit accrual purposes.

These interests are discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger—Interests of Mainland Bank’s Directors and Executive Officers in the Merger.” The Mainland Bank Board was aware of these interests and considered them, among other matters, in approving the merger agreement. Mainland Bank does not anticipate that any of the payments described above will impact the amount of the per share merger consideration payable to the Mainland Bank shareholders. However, the payments to be made under existing Mainland Bank employment arrangements with employees and payments for the tail insurance coverage will be considered transaction expenses under the merger agreement for purposes of determining whether there would be a corresponding downward adjustment to the aggregate merger consideration. For additional information on the potential adjustments to the aggregate merger consideration, please see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”
Mainland Bank Shareholders Are Entitled To Assert Dissenters’ rights (page 43 and Annex C)
Texas law permits Mainland Bank shareholders to exercise dissenters’ rights in connection with the merger and to receive the fair value of their shares of Mainland Bank common stock in cash. To exercise dissenters’ rights, a Mainland Bank shareholder must follow certain procedures, including filing certain notices with Mainland Bank and voting his or her shares against the proposal to approve the merger agreement. The shares of Mainland Bank common stock held by a shareholder who has exercised dissenters’ rights will not be exchanged for stock consideration or cash consideration in the merger and such shareholder’s only right will be to receive the fair value of his or her shares of Mainland Bank common stock in cash. Mainland Bank shareholders who perfect their dissenters’ rights and receive cash in exchange for their shares of Mainland Bank common stock may recognize gain or loss for U.S. federal income tax purposes. A copy of the applicable statutory provisions of the TBOC is included as Annex C to this proxy statement/prospectus and a summary of the provisions can be found under the section of this proxy statement/prospectus entitled “The Merger—Dissenters’ Rights in the Merger.”

Conditions that Must Be Satisfied or Waived for the Merger To Occur (page 59)
Currently, Mainland Bank and Investar expect to complete the merger in the first quarter of 2019. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Investar’s and Mainland Bank’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement by Mainland Bank’s shareholders;

•	the receipt of all requisite regulatory approvals and the expiration of all statutory waiting periods in respect thereof, and such regulatory approvals remaining in full force and effect;

•
the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger or imposes any material limits on the ability of either party to consummate the merger;

•	the accuracy of the representations and warranties of the other party contained in the merger agreement;

•	the receipt by each party of all documents and instruments required to be delivered by the other party at closing;

•	the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed; and

•	the absence of a “material adverse effect” (as defined in the merger agreement) with respect to the other party.
In addition, Investar’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	holders of shares who have exercised dissenters’ rights in the merger representing not more than 5% of the outstanding shares of Mainland Bank common stock;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the Investar common stock to be issued upon the consummation of the merger and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•
receipt by Investar of an opinion from Fenimore, Kay, Harrison & Ford, LLP to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time and as set forth or referred to in such opinion, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
the absence of any condition imposed as a result of obtaining the regulatory approvals required by the merger agreement that would result in, or be reasonably likely to materially and adversely diminish the economic benefit of the merger to Investar.

Neither Mainland Bank nor Investar can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Termination of the Merger Agreement (page 60)
Investar and Mainland Bank can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Investar or Mainland Bank may decide, without the consent of the other, to terminate the merger agreement if:

•
the merger has not been completed by June 30, 2019 (or such later date as Investar and Mainland Bank may agree) unless the failure to complete the merger by that time is due to a breach of a representation or warranty or failure to comply with an obligation in the merger agreement by the party that seeks to terminate the merger agreement;

•
the merger of Mainland Bank into Investar Bank is not approved by the appropriate regulatory authorities, or if the appropriate regulatory authorities have requested the withdrawal of the related application;

•
the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within 30 days after the terminating party gives written notice of such failure to the breaching party; or

•	Mainland Bank shareholders fail to approve the merger agreement.
Investar may also decide to terminate the merger agreement, without the consent of Mainland Bank, in the event that:

•
Mainland Bank has not held a special meeting of its shareholders to approve and adopt the merger agreement on or before the later of (i) June 30, 2019 and (ii) 30 days after this registration statement is declared effective by the SEC, or if the Mainland Bank Board fails to recommend the approval of the merger agreement to its shareholders or recommends against such approval;

•	any individual that has executed the related voting agreement, support agreements or releases has violated the terms thereof; or

•
the appropriate regulatory authorities approve the merger, but only upon restrictions or conditions on the operations of Mainland Bank or Investar which would, or could reasonably be expected to, result in a materially adverse economic or business impact to the benefits of the transaction; require any person other than Investar to be deemed a financial or bank holding company under the Bank Holding Company Act of 1956; or require a material modification of, or limitation or restriction on, the business and governance of Investar.

Mainland Bank may also terminate the merger agreement, without the consent of Investar, if the board of directors of Mainland Bank receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be reasonably likely to cause the board of directors to violate its fiduciary duties under applicable law. However, Investar has the right to adjust the terms and conditions of the merger agreement so that the superior proposal no longer constitutes a superior proposal.
Termination Fee (page 61)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Mainland Bank Board, Mainland Bank may be required to pay to Investar a termination fee equal to $816,000 plus all expenses incurred by Investar in connection with the proposed merger, provided that the amount of such expenses will be limited to $250,000. This termination fee could discourage other companies from seeking to acquire or merge with Mainland Bank. Termination fees are discussed in more detail in the section of this proxy statement/prospectus entitled, “The Merger Agreement—Termination Fee.”

Regulatory Approvals Required for the Merger (page 46)
Subject to the terms of the merger agreement, both Mainland Bank and Investar have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Louisiana Office of Financial Institutions (which we refer to as the “OFI”). Investar and Mainland Bank have submitted applications and notifications to obtain regulatory approvals from, or provide prior notice to, each required governmental authority.
Although neither Mainland Bank nor Investar knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Mainland Bank and Investar cannot be certain when or if they will be obtained.
The Rights of Mainland Bank Shareholders Will Change as a Result of the Merger (page 68)
The rights of Mainland Bank shareholders will change as a result of the merger due to the fact that Investar is a Louisiana corporation formed under the laws of the state of Louisiana, and Mainland Bank is a Texas state bank chartered under the laws of the state of Texas. Mainland Bank’s shareholders rights will also change due to differences in Investar’s and Mainland Bank’s governing documents. See the section of this proxy statement/prospectus entitled “Comparison of Shareholders’ Rights,” for a description of the material differences in shareholders’ rights under each of the Investar and Mainland Bank governing documents.
Risk Factors (page 18)
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the section of this proxy statement/prospectus entitled “Risk Factors”.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF INVESTAR
The following table sets forth selected historical consolidated financial and other data (i) as of and for the nine months ended September 30, 2018 and 2017 and (ii) as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. The selected consolidated financial data presented below have been derived from Investar’s audited financial statements, which are incorporated by reference into this proxy statement/prospectus. Selected financial data as of and for the nine months ended September 30, 2018 and 2017 have been derived from Investar’s unaudited financial statements incorporated by reference into this proxy statement/prospectus and have not been audited but, in the opinion of Investar’s management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly Investar’s financial position and results of operations for such periods in accordance with generally accepted accounting principles, or GAAP. Investar’s historical results are not necessarily indicative of any future period. The performance, asset quality and capital ratios are unaudited and derived from Investar’s audited and unaudited financial statements as of and for the periods presented. Average balances have been calculated using daily averages, unless otherwise denoted. See “Where You Can Find More Information.”

(in thousands, except share data)	As of and for the Nine Months Ended Sept 30,		As of and for the Years Ended Dec 31,
	2018	2017	2017	2016	2015	2014	2013
Statements of Earnings Data:
Interest income	53,964	37,379	53,346	43,152	37,340	31,369	22,472
Interest expense	11,401	7,679	10,829	8,413	5,882	4,675	3,460
Net interest income	42,563	29,700	42,517	34,739	31,458	26,694	19,012
Provision for loan losses	1,977	1,145	1,540	2,079	1,865	1,628	1,026
Net interest income after provision for loan losses	40,586	28,555	40,977	32,660	29,593	25,066	17,986
Noninterest income	3,482	2,853	3,815	5,468	8,344	5,860	5,354
Noninterest expense	30,976	22,734	32,342	26,639	27,353	24,384	19,024
Income before income taxes	13,092	8,674	12,450	11,489	10,584	6,542	4,316
Income tax expense	2,823	2,756	4,248	3,609	3,511	1,145	1,148
Net income	10,269	5,918	8,202	7,880	7,073	5,397	3,168
Per Share Data:
Basic earnings per share	1.06	0.72	0.96	1.11	0.98	0.98	0.86
Diluted earnings per share	1.05	0.71	0.96	1.10	0.97	0.93	0.81
Book value per common share	18.69	17.56	18.15	15.88	15.05	14.24	14.06
Common shares outstanding at end of period	9,545,701	8,704,562	9,514,926	7,101,851	7,264,282	7,262,085	3,945,114
Balance Sheet Data (at period end):
Total assets	1,735,315	1,476,423	1,622,734	1,158,960	1,031,555	879,354	634,946
Securities	247,777	246,868	235,561	183,142	139,779	92,818	62,752
Loans held for sale	—	—	—	—	80,509	103,396	5,029
Loans held for investment	1,358,412	1,110,521	1,258,779	893,426	745,441	622,790	504,095
Allowance for loan losses	9,021	7,605	7,891	7,051	6,128	4,630	3,380
Deposits	1,295,621	1,101,362	1,225,237	907,787	737,406	628,118	532,606
Stockholders’ equity	178,407	152,876	172,729	112,757	109,350	103,384	55,483
Average Balance Sheet Data:
Total assets	1,663,853	1,265,847	1,333,667	1,103,712	920,267	734,977	496,685
Securities	254,757	204,813	213,196	156,422	98,593	79,036	54,642
Loans, including loans held for sale	1,280,883	960,868	1,013,502	862,340	754,056	601,238	405,997
Deposits	1,234,763	951,194	1,000,745	848,012	706,243	583,072	411,471
Stockholders’ equity	176,020	139,927	145,109	112,476	107,086	79,371	51,070
Performance Ratios:
Return on average assets	0.83	0.62	0.62	0.71	0.77	0.73	0.64
Return on average common stockholders’ equity	7.80	5.65	5.65	6.99	6.60	6.80	6.10
Net interest margin	3.64	3.32	3.39	3.32	3.61	3.85	4.10
Efficiency ratio(1)	67.27	69.84	69.80	66.25	68.72	74.90	78.07
Asset Quality Ratios(2):
Nonperforming assets to total assets	0.61	0.41	0.46	0.52	0.30	0.69	0.79
Nonperforming loans to total loans	0.47	0.20	0.29	0.22	0.32	0.54	0.30
Allowance for loan losses to total loans (excluding loans held for sale)	0.66	0.77	0.63	0.79	0.82	0.74	0.67
Allowance for loan losses to nonperforming loans(3)	142.16	541.62	214.43	356.16	254.16	138.61	227.00
Net charge-offs to average loans	0.07	0.06	0.07	0.14	0.05	0.07	0.09
Capital Ratios(2) (4):
Total equity to total assets	10.28	10.35	10.64	9.73	10.60	11.76	8.74
Tier 1 capital to average assets	10.08	10.13	10.66	10.10	11.39	12.61	9.53
Common equity tier 1 capital ratio	11.43	11.86	11.75	11.40	11.67	N/A	N/A
Tier 1 risk-based capital ratio	11.88	12.15	12.24	11.75	12.05	13.79	10.85
Total risk-based capital ratio	13.79	14.32	14.22	12.47	12.72	14.41	11.51
______________________________

(1)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(2)	At period end, except for net charge-offs to average loans, which is for periods ended on such dates.

(3)	Nonperforming loans consist of nonaccrual loans and loans which are contractually 90 days past due on which interest continues to accrue.

(4)
Beginning January 1, 2015, the capital ratios were calculated using the Basel III framework. Capital ratios for prior periods were calculated using the Basel I framework. The Common Equity Tier 1 capital ratio is a new ratio introduced under the Basel III framework.

SELECTED HISTORICAL FINANCIAL DATA OF MAINLAND BANK
The following table sets forth selected historical financial data for Mainland Bank (i) as of and for the nine months ended September 30, 2018 and 2017, and (ii) as of and for the years ended December 31, 2017 and 2016. The selected historical financial data (i) as of and for the years ended December 31, 2017 and 2016 were derived from Mainland Bank's audited financial statements which are included elsewhere in this proxy statement/prospectus, and (ii) as of and for the nine months ended September 30, 2018 and 2017 were derived from Mainland Bank's unaudited financial statements, which are included elsewhere in this proxy statement/prospectus and which have not been audited but, in the opinion of Mainland Bank's management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly Mainland Bank's financial position and results of operations for such periods in accordance with GAAP. The performance, asset quality and capital ratios are unaudited and derived from Mainland Bank's audited and unaudited financial statements as of and for the periods presented.
Mainland Bank’s historical results are not necessarily indicative of the results that may be expected for any future period. See “Where You Can Find More Information.”

(in thousands, except share data)	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2018	2017	2017	2016
Statements of Earnings Data:
Interest income	$4,344	$4,434	$5,926	$5,711
Interest expense	195	215	276	274
Net interest income	4,149	4,219	5,650	5,437
Provision for loan losses	—	100	165	430
Net interest income after provision for loan losses	4,149	4,119	5,485	5,007
Noninterest income	393	390	522	1,767
Noninterest expense	3,036	3,017	4,041	3,933
Income before income taxes	1,506	1,492	1,966	2,841
Income tax expense	316	—	—	—
Net income	1,190	1,492	1,966	2,841
Per Share Data:
Basic earnings per common share	$4.73	$5.93	$7.82	$11.30
Book value per common share	51.86	52.36	51.21	50.31
Common shares outstanding at end of period	251,357	251,357	251,357	251,357
Balance Sheet Data (at period end):
Total assets	$140,113	$130,097	$127,813	$130,435
Investments	22,853	21,598	20,220	24,018
Loans	82,357	96,412	94,288	97,051
Allowance for loan losses	1,152	1,046	1,101	1,156
Deposits	121,959	112,543	110,083	112,852
Stockholders’ equity	13,035	13,162	12,873	12,646
Average Balance Sheet Data:
Total assets	$132,889	$134,595	$133,999	$129,958
Investments	22,929	23,706	23,032	19,144
Loans	89,226	98,399	98,014	96,447
Deposits	113,801	113,756	113,971	111,572

Stockholders’ equity	12,480	12,843	12,858	13,086
Performance Ratios:
Return on average assets	1.20%	1.48%	1.47%	2.19%
Return on average common stockholders’ equity	12.74	15.53	15.29	21.71
Net interest margin	4.63	4.57	4.63	4.67
Efficiency ratio(1)	66.92	66.03	65.99	55.43
Asset Quality Ratios(2):
Nonperforming assets to total loans and other real estate	1.84%	1.57%	1.62%	1.63%
Annualized Net charge-offs to average loans (excluding loans held for sale)	(0.08)	0.28	0.22	0.40
Allowance for loan losses to period-end loans (excluding loans held for sale)	1.40	1.08	1.12	1.19
Allowance for loan losses to nonperforming loans(3)	1,428.22	1,381.90	1,179.80	796.68
Capital Ratios(2):
Leverage ratio	10.33%	10.33%	10.20%	9.87%
Average stockholders’ equity to average total assets	9.39	9.54	9.63	10.07
Tier 1 risk-based capital ratio	13.23	11.90	12.16	11.59
Total risk-based capital ratio	14.32	12.82	13.15	12.59
______________________________

(1)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.

(2)	At period end, except for net charge-offs to average loans and average stockholders’ equity to average total assets, which is for periods ended on such dates.

(3)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

RISK FACTORS
An investment by Mainland Bank’s shareholders in Investar common stock as a result of the exchange of shares of Investar common stock for shares of Mainland Bank common stock in the merger involves certain risks. Certain material risks and uncertainties connected with the merger are discussed below. In addition, Investar discusses certain other material risks connected with the ownership of Investar common stock and with Investar’s business under the caption “Risk Factors” appearing in Investar’s Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that it files with the SEC after the date of this proxy statement/prospectus, each of which report is or will be incorporated by reference in this proxy statement/prospectus.
Risks Relating to the Merger
The merger may not be consummated unless important conditions are satisfied.
Investar and Mainland Bank expect the merger to close during the first quarter of 2019, but the acquisition is subject to a number of closing conditions. Satisfaction of many of these conditions is beyond Investar’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Investar and Mainland Bank may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:

•	the continued accuracy of the representations and warranties made by the parties in the merger agreement;

•	the performance by each party of its respective obligations under the merger agreement;

•	the receipt of required regulatory approvals, including the approval of the FDIC and the OFI, without materially burdensome conditions or limitations;

•	the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger;

•	the absence of any material adverse change in the financial condition, business or results of operations of Mainland Bank, Investar or Investar Bank;

•	receipt by Investar from Fenimore, Kay, Harrison & Ford, LLP of a federal tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the effectiveness of the registration statement covering the shares of Investar common stock that are expected to be issued to Mainland Bank shareholders as a portion of the consideration for the merger; and

•	the approval by Mainland Bank’s shareholders of the merger agreement and the merger.
As a result, the merger may not close as scheduled, or at all. In addition, either Investar or Mainland Bank may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement—Conditions to Complete the Merger.”
Because you are receiving a fixed number of shares (subject to adjustment) and the market price of the Investar common stock may fluctuate, you cannot be sure of the value of the shares of Investar common stock that you will receive.
At the time of the Mainland Bank special shareholder meeting, and prior to the closing of the merger, you will not be able to determine the value of the Investar common stock that you would receive upon completion of the merger. Changes in the market price of Investar common stock prior to completion of the merger will affect the value of the consideration that Mainland Bank shareholders will receive in the merger. Common stock price changes may result from a variety of factors, including but not limited to general market and economic conditions, changes in Investar’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Investar or Mainland Bank. You should obtain current market prices for Investar common stock.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that Investar does not anticipate or cannot be met.
Before the merger may be completed, various approvals must be obtained from bank regulatory authorities, including the FDIC and the OFI. These regulators may impose conditions on the completion of, or require changes to the terms of, the merger. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Investar following the completion of the merger. The regulatory approvals or waivers may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the merger that are burdensome, not anticipated or cannot be satisfied. If the completion of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of Investar and Mainland Bank may also be materially adversely affected.
Investar may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including Mainland Bank.
From time to time, Investar evaluates and acquires businesses that it believes complement its existing business. The acquisition component of Investar’s growth strategy depends on the successful integration of these acquisitions. Investar faces numerous risks and challenges to the successful integration of acquired businesses, including the following:

•	the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into Investar’s existing business;

•	limitations on Investar’s ability to realize the expected cost savings and synergies from an acquisition;

•	challenges related to integrating acquired operations, including Investar’s ability to retain key employees and maintain relationships with significant customers and depositors;

•	challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

•	discovery of previously unknown liabilities following an acquisition associated with the acquired business.
If Investar is unable to successfully integrate the businesses it acquires, Investar’s business, financial condition and results of operations may be materially adversely affected.
The merger could result in unexpected disruptions on the combined business.
In response to the announcement of the merger, Mainland Bank’s customers may cease or reduce their business with Mainland Bank, which could negatively affect Investar’s and Mainland Bank’s combined business operations. Similarly, current or prospective employees of Investar or Mainland Bank may experience uncertainty about their future roles with the combined entity. This may adversely affect Investar’s or Mainland Bank’s ability to attract and retain key management, banking and other personnel. In addition, the diversion of the attention of Investar’s and Mainland Bank’s respective management teams away from day-to-day operations during the negotiation and pendency of the merger could have an adverse effect on the financial condition and operating results of either Investar or Mainland Bank.

Investar may fail to realize some or all of the anticipated benefits of the merger.
The success of the merger will depend, in part, on Investar’s ability to realize the anticipated benefits and cost savings from combining its business with Mainland Bank’s business. However, to realize these anticipated benefits and cost savings, Investar must successfully combine both businesses. If Investar is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than Investar expects.
Investar will incur significant transaction and merger-related integration costs in connection with the merger.
Investar expects to incur significant costs associated with completing the merger and integrating Mainland Bank’s operations into Investar’s operations and is continuing to assess the impact of these costs. Although Investar believes that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of Mainland Bank’s business with Investar’s business, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.
Mainland Bank’s officers and directors may have interests in the merger in addition to or different from the interests that they share with you as a Mainland Bank shareholder.
Some of Mainland Bank’s executive officers participated in negotiations of the merger agreement with Investar, and the Mainland Bank Board approved the merger agreement and is recommending that Mainland Bank shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this proxy statement/prospectus, you should be aware that Mainland Bank’s executive officers and directors may have economic interests in the merger that are different from or in addition to the interests that they share with you as a Mainland Bank shareholder. These interests include, as a result of the merger, the payment to, or survival of, certain benefits to which executive officers of Mainland Bank are entitled under existing benefit plans and arrangements with Mainland Bank. For further discussion of the interests of Mainland Bank’s directors and officers in the merger, see “The Merger—Interests of Mainland Bank’s Directors and Executive Officers in the Merger.”
The merger may be completed on different terms from those contained in the merger agreement.
Prior to the completion of the merger, Investar and Mainland Bank may, by mutual agreement, amend or alter the terms of the merger agreement, including with respect to, among other things, the structure of the transaction or covenants or agreements with respect to the parties’ respective operations during the pendency thereof. However, after the date of the Mainland Bank shareholder meeting, approval of Mainland Bank’s shareholders is required for any modification or amendment to the merger agreement that changes the amount or kind of consideration that Mainland Bank shareholders will receive for their shares of the Mainland Bank common stock, or for any modification that would otherwise adversely affect Mainland Bank’s shareholders. Nonetheless, any such amendments or alterations may have negative consequences to Investar.
Mainland Bank shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Investar than they had on Mainland Bank before the merger.
Mainland Bank shareholders will have a much smaller percentage ownership interest and effective voting power in Investar compared to their ownership interest and voting power in Mainland Bank prior to the merger. Consequently, Mainland Bank shareholders will have significantly less influence on the management and policies of Investar after the merger than they now have on the management and policies of Mainland Bank. If the merger is consummated and assuming no adjustments to the aggregate merger consideration, current Mainland Bank shareholders will own approximately 7.4% of the 10,262,800 shares of Investar common stock expected to be outstanding immediately after completion of the merger. Accordingly, former Mainland Bank shareholders would, as a result, be outvoted by current Investar shareholders if such current Investar shareholders voted together as a group.

The merger agreement limits Mainland Bank’s ability to pursue alternatives to the merger.
The merger agreement contains provisions that limit Mainland Bank’s ability to discuss competing third-party proposals to acquire all or a significant part of Mainland Bank. In addition, Mainland Bank has agreed to pay Investar a termination fee of $816,000 if the transaction is terminated because Mainland Bank decides to enter into or close another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Mainland Bank from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Mainland Bank than it might otherwise have proposed to pay.
The opinion received by Mainland Bank Board prior to the signing of the merger agreement has not been nor will be updated to reflect changes in circumstances since the signing of the merger agreement.
The opinion rendered by Performance Trust, financial advisor to Mainland Bank, on October 9, 2018, is based upon information available to Performance Trust as of such date. This opinion has not been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Investar or Mainland Bank, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of Investar or Mainland Bank or the prices of shares of Investar common stock or Mainland Bank common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that Mainland Bank received from its financial advisor, please see “The Merger—Opinion of Mainland Bank’s Financial Advisor.”
Investar may not be able to implement aspects of its growth strategy or new bank office facilities and other facilities may not be profitable.
Investar’s growth strategy contemplates the future expansion of its business and operations both organically and through acquisitions. Implementing these aspects of its growth strategy depends, in part, on Investar’s ability to successfully identify acquisition opportunities and strategic partners that will complement its operating philosophy and to successfully integrate their operations with Investar’s operations, as well as to generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, Investar must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, Investar may not be able to identify suitable opportunities for further growth and expansion or, if it does, Investar may not be able to successfully integrate these new operations into its business.
As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. Investar will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than Investar does and may be able to pay more for an acquisition than Investar is able or willing to pay.
Investar can offer no assurance that it will have opportunities to acquire other financial institutions, or that it will complete the merger, or acquire or establish any new branches, or that it will be able to negotiate, finance and complete any opportunities available to it.
Additionally, Investar may not be able to organically expand into new markets that are profitable for its franchise. The costs to start up new bank branches and loan production offices in new markets and the additional costs to operate these facilities would increase Investar’s noninterest expense and may decrease its earnings. It may be difficult to adequately and profitably manage Investar’s growth through the establishment of bank branches and loan production offices in new markets. In addition, Investar can provide no assurance that its expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If Investar is not able to do so, its earnings and stock price may be negatively impacted.

The success of Investar’s growth strategy depends on its ability to identify and retain individuals with experience and relationships in the markets in which Investar intends to expand.
Investar’s growth strategy contemplates that it will expand its business and operations to other markets in Louisiana and Texas. Investar intends to primarily target market areas that it believes possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, Investar must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which Investar may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if Investar identifies individuals that it believes could assist Investar in establishing a presence in a new market, Investar may be unable to recruit these individuals away from other banks or may be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out Investar’s strategy is often lengthy. Investar’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference or deemed incorporated by reference into this proxy statement/prospectus and any other written or oral statements made by Investar and Mainland Bank from time to time may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). All statements, other than statements of historical fact, included in this proxy statement/prospectus and the documents incorporated by reference herein and therein, regarding Investar’s strategy, future operations, financial position, estimated revenues and income or losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this proxy statement/prospectus and the documents incorporated by reference herein and therein, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are (or were when made) based on current expectations and assumptions about future events and are (or were when made) based on currently available information as to the outcome and timing of future events.
There are or will be important factors that could cause Investar’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the factors described under the headings “Risk Factors” in this proxy statement/prospectus and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s most recent Annual Report on Form 10-K and in any of its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made with the SEC since the date of its most recent Annual Report on Form 10-K that are incorporated by reference in this proxy statement/prospectus, any of which may also cause actual results to differ materially from those described in such forward-looking statements. All forward-looking statements included in this proxy statement/prospectus, any applicable prospectus supplement or in a document incorporated by reference herein or therein speak only as of the date such document.
Except as otherwise required by applicable law, Investar and Mainland Bank disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date any such forward-looking statement is made.

THE MAINLAND BANK SPECIAL MEETING
This section contains information for Mainland Bank shareholders about the special meeting that Mainland Bank has called to allow its shareholders to consider and vote on the Mainland Bank merger proposal. Mainland Bank is mailing this proxy statement/prospectus to you, as a Mainland Bank shareholder, on or about December 21, 2018. This proxy statement/prospectus is accompanied by a notice of the special meeting and a form of proxy card that the Mainland Bank Board is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Mainland Bank Special Meeting
The special meeting of Mainland Bank shareholders will be held on Monday, January 14, 2019, at 10:30 a.m., local time, at the branch office of Mainland Bank located at 400 FM 517 West in Dickinson, Texas 77539 .
Matters to Be Considered

•
The Mainland Bank merger proposal. Considering and voting upon the approval of the Agreement and Plan of Reorganization, dated as of October 10, 2018, among Mainland Bank, Investar, and Investar Bank, and the transactions contemplated by that agreement; and

•
The Mainland Bank Adjournment Proposal. Considering and voting upon the approval of any motion to adjourn the special meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, (ii) to provide to Mainland Bank shareholders any supplement or amendment to the proxy statement/prospectus or (iii) to disseminate any other information which is material to the Mainland Bank shareholders voting at the special meeting.

The merger agreement provides for the acquisition of Mainland Bank by Investar by virtue of the merger of Mainland Bank with and into Investar Bank, with Investar Bank surviving the merger. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.
If any procedural matters relating to the conduct of the special meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.
Recommendation of the Mainland Bank Board
On October 9, 2018, the Mainland Bank Board unanimously approved the merger agreement and the transactions contemplated thereby. Based on Mainland Bank’s reasons for the merger described in the section of this proxy statement/prospectus entitled, “The Merger—Mainland Bank’s Reasons for the Merger; Recommendation of the Mainland Bank Board,” the Mainland Bank Board believes that the merger is in the best interests of the Mainland Bank shareholders.
Accordingly, the Mainland Bank Board recommends that you vote “FOR” the Mainland Bank merger proposal and “FOR” the Mainland Bank adjournment proposal.
Mainland Bank Record Date and Quorum
The Mainland Bank Board has fixed the close of business on December 10, 2018 as the record date for determining the holders of Mainland Bank common stock entitled to receive notice of and to vote at the special meeting.
As of the record date, there were approximately 251,357 shares of Mainland Bank common stock outstanding and entitled to notice of, and to vote at, the special meeting or any adjournment thereof, and such outstanding shares of Mainland Bank common stock were held by 51 shareholders of record. Each whole share of Mainland Bank common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.
No business may be transacted at the special meeting unless a quorum is present. The presence (in person or by proxy) of holders of at least a majority of the outstanding shares of Mainland Bank common stock entitled to be voted at the special meeting constitutes a quorum for transacting business at the special meeting. All shares of Mainland Bank common stock present in person or represented by proxy, including abstentions and broker-non votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.
As of the record date, the directors and executive officers of Mainland Bank and their affiliates beneficially owned and were entitled to vote, in the aggregate, 103,093 shares of Mainland Bank common stock, representing approximately 41.0% of the shares of Mainland Bank common stock outstanding on that date. The directors and executive officers of Mainland Bank have entered into a voting agreement with Investar, solely in their capacities as shareholders of Mainland Bank, pursuant to which they have agreed to vote in favor of the transactions contemplated by the merger agreement, and Mainland Bank accordingly currently expects that all of its directors and executive officers will vote their shares of Mainland Bank common stock in favor of the Mainland Bank merger proposal and the Mainland Bank adjournment proposal. As of the record date, neither Investar nor any of its directors or executive officers beneficially held shares of Mainland Bank common stock.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

•
Mainland Bank Merger Proposal: The affirmative vote of the holders of no less than two-thirds of the outstanding shares of Mainland Bank common stock is required to approve the Mainland Bank merger proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the Mainland Bank merger proposal, it will have the effect of a vote “AGAINST” the proposal.

•
Mainland Bank Adjournment Proposal: The affirmative vote of a majority of votes cast on the Mainland Bank adjournment proposal at the special meeting is required to approve the Mainland Bank adjournment proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or fail to vote in person at the special meeting or fail to instruct your bank or broker how to vote with respect to the Mainland Bank adjournment proposal, it will have no effect on the proposal.

Voting on Proxies; Incomplete Proxies
A Mainland Bank shareholder of record as of the record date may vote by proxy or in person at the special meeting. If you hold your shares of Mainland Bank common stock in your name as a Mainland Bank shareholder of record as of the record date, to submit a proxy you must complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.
When the accompanying proxy card is returned properly executed, the shares of Mainland Bank common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Mainland Bank common stock represented by the proxy card will be voted as recommended by the Mainland Bank Board.
If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.
Every shareholder’s vote is important. Accordingly, each shareholder should sign, date and return the enclosed proxy card whether or not the shareholder plans to attend the special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers and other nominees who hold shares of Mainland Bank common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Mainland Bank common stock in “street name,” your broker, bank or other nominee will vote your shares of Mainland Bank common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.
Revocability of Proxies and Changes to a Mainland Bank Shareholder’s Vote
If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the Mainland Bank Board at any time before it is voted at the special meeting by:

•	giving written notice to the Corporate Secretary of Mainland Bank;

•	executing a proxy bearing a later date and filing that proxy with the Corporate Secretary of Mainland Bank at or before the special meeting; or

•	attending and voting in person at the special meeting.
Attendance at the special meeting will not in and of itself constitute a revocation of a proxy.
All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Mainland Bank, 2501 Palmer Highway, Suite 100, Texas City, Texas 77590, Attention: Debbie McGee.
If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the special meeting.
Solicitation of Proxies
This proxy solicitation is made by the Mainland Bank Board. Mainland Bank is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Mainland Bank intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated. Mainland Bank will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.
Attending the Mainland Bank Special Meeting
All Mainland Bank shareholders, including holders of record as of the record date and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Only Mainland Bank shareholders of record as of the record date can vote in person at the special meeting.
Assistance
If you have additional questions about the merger, you should contact Robert Harris at (409) 948-1625 or rharris@mainlandbank.com.

MAINLAND BANK PROPOSALS
Proposal No. 1-Mainland Bank Merger Proposal
Mainland Bank is asking its shareholders to adopt the merger agreement and approve the merger. Holders of Mainland Bank common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the Mainland Bank Board, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Mainland Bank and the shareholders of Mainland Bank. See the section of this proxy statement/prospectus entitled, “The Merger—Mainland Bank’s Reasons for the Merger; Recommendation of the Mainland Bank Board” for a more detailed discussion of the Mainland Bank Board’s recommendation.
The Mainland Bank Board recommends a vote “FOR” the Mainland Bank merger proposal.
Proposal No. 2-Mainland Bank Adjournment Proposal
The special meeting may be adjourned to another time or place, if necessary or appropriate (i) to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, (ii) to provide to Mainland Bank shareholders any supplement or amendment to the proxy statement/prospectus or (iii) to disseminate any other information which is material to the Mainland Bank shareholders voting at the special meeting.
If, at the special meeting, the number of shares of Mainland Bank common stock present or represented and voting in favor of the Mainland Bank merger proposal is insufficient to adopt the Mainland Bank merger proposal, Mainland Bank intends to move to adjourn the special meeting in order to enable the Mainland Bank Board to solicit additional proxies for approval of the Mainland Bank merger proposal. In that event, Mainland Bank will ask its shareholders to vote upon the Mainland Bank adjournment proposal, but not the Mainland Bank merger proposal.
In this proposal, Mainland Bank is asking its shareholders to authorize the holder of any proxy solicited by the Mainland Bank Board on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the reasons described above.
The Mainland Bank Board recommends a vote “FOR” the Mainland Bank adjournment proposal.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. Investar and Mainland Bank urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the boards of directors of Investar and Mainland Bank has approved the merger agreement. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, Mainland Bank will merge with and into Investar Bank, with Investar Bank surviving the merger.
If the merger is completed, subject to the terms of the merger agreement each share of Mainland Bank common stock (other than shares of Mainland Bank common stock held by Mainland Bank, Investar, Investar Bank and any dissenting shareholder) will be cancelled and converted into the right to receive the per share merger consideration, subject to possible adjustments described herein, for each share of Mainland Bank common stock they hold immediately prior to the merger.
Investar will not issue any fractional shares of Investar common stock in the merger. Mainland Bank shareholders who would otherwise be entitled to a fraction of a share of Investar common stock upon the completion of the merger will instead be entitled to receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying $26.54 by the fraction of a share of Investar common stock which such shareholder would otherwise be entitled to receive.
Mainland Bank’s shareholders are being asked to adopt the merger agreement. See the section of this proxy statement/prospectus entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the merger consideration, conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
From time to time in recent years, the Board of Directors and management of Mainland Bank have received inquiries about the possible sale of Mainland Bank, or Mainland Bank entering into some form of strategic alliance with another financial institution. Those inquiries triggered some informal discussions at Mainland Bank about the advisability, feasibility, and benefits of continuing the operation of Mainland Bank as an independent bank compared to the advisability, feasibility, and benefits of the alternatives of a sale or strategic alliance with another financial institution. Until the last year, Mainland Bank's board of directors believed that the shareholders of Mainland Bank would be better served by their continued ownership of Mainland Bank and the continued separate operation of Mainland Bank.
However, in recent years, there have been ever increasing significant changes in the banking and financial services industries. These developments have included increased emphasis and dependence on automation, specialization of products and services, increased competition among financial institutions, and a trend toward consolidation. Moreover, Mainland Bank (like all other financial institutions) has incurred and will continue to incur substantial compliance costs in connection with new laws and regulations. Many in the banking industry believe that a bank must be of a substantial size to accommodate the substantial costs of legal and regulatory compliance and still have an adequate return on capital for shareholders. It was in that setting that Mainland Bank's board of directors has been reviewing its status during the last year.
In December, 2017, Mainland Bank received an unsolicited “expression of interest” from another financial institution to potentially acquire Mainland Bank for a combination of cash and stock of that institution. For several weeks following the above-described expression of interest, Mainland Bank’s board of directors and management continued to have discussions with the prospective buyer about a potential transaction. However, nothing ever developed from that expression of interest and both that financial institution and Mainland Bank abandoned further discussions in early 2018.
In March, 2018, Mainland Bank initially contacted Performance Trust to pursue a potential sale transaction. Performance Trust is a nationally recognized investment banking firm with substantial experience in transactions relating to financial institutions. Performance Trust is continually engaged in the valuation of banks and their securities in connection with, among other things, mergers and acquisitions. Performance Trust was formally engaged by Mainland Bank on March 28, 2018.
Through Performance Trusts’ recent calling efforts on Houston area bank sales, Performance Trust knew of 43 banks with an interest in acquiring a financial institution in the Houston area. Based on the characteristics of Mainland Bank, Performance Trust contacted 19 of those financial institutions on a no-name basis to gauge their interest in Mainland Bank. A total of 15 of those 19 financial institutions had an interest in Mainland Bank based on the general characteristics of the potential target. After Mainland Bank's name was disclosed and the potential buyers did some analysis based upon public data, 11 of those banks remained interested.
Three of the 11 banks initially interested were not able to move forward because of timing considerations and three others were willing to offer little or no premium to book value. Five potential buyers submitted offers for consideration. Three of the offers were at unacceptable valuation and one included a significant portion of consideration in the form of illiquid stock.
Mainland Bank's board of directors carefully evaluated the all of the offers received and elected to continue negotiations with Investar. After receiving the initial offer from Investar, Performance Trust and Mainland Bank management negotiated two increases to Investar’s offer price, and an added $1,075,000 credit for transaction-related expenses.
Performance Trust delivered to Mainland Bank's board of directors its financial analyses, oral opinion, and written opinion, dated October 9, 2018, with respect to Mainland and the proposed merger to the effect that, as of such date and subject to the matters set forth in its opinion and more fully described in “The Merger - Opinion of Mainland Bank's Financial Advisor,” the merger consideration was fair, from a financial point of view, to Mainland Bank's shareholders.
On October 8 and 9, 2018, the boards of directors of Investar and Mainland Bank, respectively, held special meetings to further discuss and consider the merger agreement. At these meetings, each of the Mainland Bank Board and Investar Board unanimously voted to adopt the merger agreement, and the Mainland Bank Board unanimously recommended its adoption to Mainland Bank’s shareholders. On October 10, 2018, the merger agreement and the related ancillary agreements, in the forms approved by the respective boards, were executed by representatives of Mainland Bank and Investar, and Investar issued a press release announcing the proposed merger transaction.
Mainland Bank’s Reasons for the Merger; Recommendation of the Mainland Bank Board
The Mainland Bank Board believes that the merger is in the best interests of Mainland Bank and its shareholders. Accordingly, the Mainland Bank Board has approved the merger transactions and the merger agreement and has unanimously recommended that Mainland Bank’s shareholders vote “FOR” the Mainland Bank merger proposal.
In approving the merger agreement, the Mainland Bank Board engaged Performance Trust (as an independent valuation firm) to provide an opinion regarding the fairness of the merger consideration, from a financial point of view, to the holders of shares of Mainland Bank common stock. The Mainland Bank Board also consulted with its outside legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its decision to approve the merger agreement, the Mainland Bank Board considered a number of factors, including the following:

•
The Mainland Bank Board’s belief that the merger consideration that would be received by Mainland Bank shareholders pursuant to the merger represented a fair price for the shares of common stock of Mainland Bank;

•
the Mainland Bank Board’s understanding of Mainland Bank’s business, historical, current and projected financial performance, competitive and operating environment, operations, prospects and management strengths, along with current trends in the industry in which Mainland Bank operates, including the current competitive and regulatory environment, as well as the execution risks of continuing with Mainland Bank’s current strategy in light of the foregoing;

•
the financial analyses delivered to Mainland Bank's board of directors and by representatives of Performance Trust, as well as the written opinion of Performance Trust rendered to Mainland Bank's board of directors on October 9, 2018 with respect to the fairness, from a financial point of view, to the holders of Mainland Bank common stock of the merger consideration;

•
that shareholders of Mainland Bank will receive part of the merger consideration in shares of Investar common stock, which will be registered with the SEC and listed on the NASDAQ Stock Market in connection with the merger, contrasted with the fact that there are currently restrictions upon the transfer of Mainland Bank common stock;

•
the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with the result that the portion of Mainland Bank common stock exchanged for Investar common stock is generally tax-free, depending on each Mainland Bank shareholder’s individual circumstances;

•	the financial analyses, information and perspectives provided to the Mainland Bank Board by Mainland Bank’s management;

•	the fact that completion of the merger requires the approval of Mainland Bank’s shareholders;

•
the results that Mainland Bank could expect to obtain if it continued to operate independently, and the likely benefits to Mainland Bank shareholders of that course of action, as compared with the value of the merger consideration offered by Investar;

•	the ability of Investar to receive the requisite regulatory approvals in a timely manner;

•
the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements and conditions to closing, including a provision that permits the Mainland Bank Board, in the exercise of its fiduciary duties, under certain conditions, to furnish information to a third party that has submitted an unsolicited proposal to acquire Mainland Bank;

•
that merging with a larger financial institution would provide the combined corporation the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services, potentially benefiting Mainland Bank’s shareholders that would receive Investar common stock in the merger;

•
that merging with an institution operating in markets outside Mainland Bank’s legacy markets allows the combined institution to have greater geographic diversification in its loan portfolio and both attract and provide better service to clients operating in both of the institutions’ legacy markets;

•
the requirement that Mainland Bank conduct its business in the ordinary course and the other restrictions on the conduct of Mainland Bank’s business before completion of the merger, which may delay or prevent Mainland Bank from undertaking business opportunities that may arise before completion of the merger; and

•	that under the merger agreement Mainland Bank could not solicit competing proposals for the acquisition of Mainland Bank.

The above-listed considerations are not intended to be exhaustive but include the material factors considered by the Mainland Bank Board in approving the merger and the merger agreement. In reaching its determination, the Mainland Bank Board did not assign any relative or specific weight to different factors and individual directors may have given different weight to different factors. Based upon the reasons stated above, the Mainland Bank Board believes that the merger is in the best interests of Mainland Bank and its shareholders, and, therefore, the Mainland Bank Board approved the merger agreement and the merger. Each member of the Mainland Bank Board has agreed to vote the shares of common stock of Mainland Bank over which he or she has voting authority in favor of the merger agreement and the merger It should be noted that this explanation of the Mainland Bank Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”
MAINLAND BANK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.
Opinion of Mainland Bank’s Financial Advisor
On October 9, 2018, Performance Trust rendered to Mainland Bank's board of directors its written opinion with respect to the fairness, from a financial point of view, to the holders of Mainland Bank common stock, of the merger consideration pursuant to the merger agreement.
Performance Trust’s opinion was directed to Mainland Bank’s board of directors and only addressed the fairness, from a financial point of view, to the holders of Mainland Bank common stock of the merger consideration and did not address any other aspect or implication of the merger. The references to Performance Trust’s opinion in this proxy statement/prospectus are qualified in their entirety by reference to the full text of Performance Trust’s written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Performance Trust in preparing its opinion. However, neither Performance Trust’s opinion, nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to Mainland Bank’s board or any shareholder of Mainland Bank as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Performance Trust’s opinion was furnished for the use and benefit of Mainland Bank’s board of directors (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and Performance Trust will not be deemed to have, any fiduciary duty to Mainland Bank’s board, Mainland Bank, any security holder or creditor of Mainland Bank or any other person, regardless of any prior or ongoing advice or relationships.
In issuing its opinion, among other things, Performance Trust:

(i)	reviewed a draft, dated October 4, 2018, of the merger agreement;

(ii)	reviewed certain publicly available business and financial information relating to Mainland Bank, Investar and its subsidiary, Investar Bank;

(iii)
reviewed certain other business, financial and operating information relating to Mainland Bank, Investar, and Investar Bank provided to Performance Trust by the management of Mainland Bank and the management of Investar, including financial forecasts for Mainland Bank for the 2018 to 2022 fiscal years ending December 31, and financial forecasts for Investar for the 2018 to 2020 fiscal years ending December 31;

(iv)	met with, either by phone or in person, certain members of the management of Mainland Bank and Investar to discuss the business and prospects of Mainland Bank and Investar and the proposed merger;

(v)
reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced;

(vi)	reviewed certain financial data of Mainland Bank and Investar, and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant;

(vii)	reviewed and compared certain financial metrics of Mainland Bank with certain financial metrics of Investar that Performance Trust deemed relevant; and

(viii)	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Performance Trust deemed relevant.
In connection with its review, Performance Trust has not independently verified any of the foregoing information and Performance Trust has assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Mainland Bank that Performance Trust used in its analyses, the management of Mainland Bank has advised Performance Trust, and it has assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mainland Bank as to the future financial performance of Mainland Bank and Performance Trust expresses no opinion with respect to such estimates or the assumptions on which they are based. Performance Trust has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Mainland Bank and Investar since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Performance Trust that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Performance Trust incomplete or misleading. Performance Trust has also assumed, with Mainland Bank’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Mainland Bank, Investar or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to Performance Trust’s analyses or its opinion. Performance Trust has assumed, with Mainland Bank’s consent, that the merger agreement, when executed by the parties thereto, conformed to the draft reviewed by Performance Trust in all respects material to its analyses.
Performance Trust’s opinion only addresses the fairness, from a financial point of view, of the merger consideration to the holders of Mainland Bank common stock in the manner set forth in the full text of its opinion, which is included as Annex B, and the opinion does not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise.
The issuance of Performance Trust’s opinion was approved by an authorized internal committee of Performance Trust.
Performance Trust’s opinion was necessarily based upon information made available to it as of the date the opinion was delivered of October 9, 2018, and financial, economic, market and other conditions as they existed and could be evaluated on the date the opinion was delivered. Performance Trust has no obligation to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date the opinion was delivered. Performance Trust’s opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Mainland Bank, nor does it address the underlying business decision of Mainland Bank or its board to approve, recommend or proceed with the merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Performance Trust has relied on, with Mainland Bank’s consent, advice of the outside counsel and the independent accountants of Mainland Bank, and on the assumptions of the management of Mainland Bank, as to all legal, regulatory, accounting, insurance and tax matters with respect to Mainland Bank, Investar, and the merger.
In preparing its opinion to Mainland Bank’s board, Performance Trust performed a variety of analyses, including those described below. The summary of Performance Trust’s analyses is not a complete description of the analyses underlying Performance Trust’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Performance Trust’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Performance Trust arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Performance Trust believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In performing its analyses, Performance Trust considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Performance Trust did not make separate or quantifiable judgments regarding individual analyses. The implied value reference ranges indicated by Performance Trust’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Mainland Bank’s control, Investar’s control, and Performance Trust’s control. Much of the information used in, and accordingly the results of, Performance Trust’s analyses are inherently subject to substantial uncertainty.
Performance Trust’s opinion and analyses were provided to Mainland Bank’s board of directors in connection with its consideration of the proposed merger and were among many factors considered by Mainland Bank’s board in evaluating the proposed merger. Neither Performance Trust’s opinion nor its analyses were determinative of the merger consideration or of the views of Mainland Bank’s board with respect to the proposed merger.
The following is a summary of the material financial analyses performed in connection with Performance Trust’s opinion rendered to Mainland Bank’s board of directors on October 9, 2018. No company or transaction used in the analyses described below is identical or directly comparable to Mainland Bank or the proposed transaction. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Performance Trust’s analyses.

Summary of Aggregate Merger Consideration and Implied Transaction Metrics
Performance Trust reviewed the financial terms of the proposed merger. Based on an assumption that each outstanding share of Mainland Bank common stock would be converted into the right to receive 3.0389 shares of Investar common stock, and based on Investar’s 10-day average closing stock price of $26.72 as of October 3, 2018, Performance Trust calculated an aggregate implied transaction value of approximately $20.4 million. Based upon historical financial information for Mainland Bank as of or for the last twelve months (“LTM”) ended June 30, 2018, Performance Trust calculated the implied transaction metrics listed in the table below. Note that Mainland Bank’s reported LTM earnings were adjusted to include the estimated impact of corporate tax provisions as a result of Mainland Bank’s Sub-S status during 2017.

Transaction Value / Tangible Book Value	161%
Transaction Value / LTM Earnings	14.9x
Transaction Value / Assets	15.5%
Core Deposit Premium	7.2%
Selected Nationwide Transactions Analysis
Performance Trust analyzed publicly available financial information relating to selected nationwide business combinations and other transactions Performance Trust deemed relevant. Performance Trust considered transactions with publicly disclosed deal values announced between November 8, 2016 and October 4, 2018 involving targets with total assets between $100 million and $300 million, last twelve months’ return on average assets between 0.75% and 1.50%, tangible equity to tangible assets between 8.0% and 12.0%, and nonperforming assets to assets less than 2.50%. These transactions were selected because the target companies were deemed to be similar to Mainland Bank in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed merger. The 23 selected transactions used in this analysis included (buyer / seller - announce date):

•	Eagle Bancorp Montana, Inc. / Big Muddy Bancorp, Inc.- August 21, 2018

•	BayCom Corp / Bethlehem Financial Corporation - August 13, 2018

•	Richwood Bancshares, Inc. / Home City Financial Corporation - July 25, 2018

•	SmartFinancial, Inc. / Foothills Bancorp, Inc. - June 27, 2018

•	Citizens Community Bancorp, Inc. / United Bank - June 21, 2018

•	Merchants Bancorp / FM Bancorp, Inc. - June 13, 2018

•	Equity Bancshares, Inc. / City Bank and Trust Company- June 12, 2018

•	Ames National Corporation / Clarke County State Bank - April 19, 2018

•	First US Bancshares, Inc. / Peoples Bank - April 17, 2018

•	Guaranty Bancshares, Inc. / Westbound Bank - January 29, 2018

•	Equity Bancshares, Inc. / Adams Dairy Bancshares, Inc. - December 18, 2017

•	SmartFinancial, Inc. / Tennessee Bancshares, Inc. - December 12, 2017

•	Peoples Bancorp Inc. / ASB Financial Corp - October 24, 2017

•	Bank of Marin Bancorp / Bank of Napa, N.A. - July 31, 2017

•	Guaranty Bancorp / Castle Rock Bank Holding Co. - July 19, 2017

•	D2 Alliances, LLC / Grandview Bancshares, Inc. - July 03, 2017

•	Entegra Financial Corp. / Chattahoochee Bank of Georgia - June 27, 2017

•	Charter Financial Corporation / Resurgens Bancorp - June 01, 2017

•	Piedmont Bancorp, Inc. / Mountain Valley Bancshares, Inc. - March 17, 2017

•	Citizens Community Bancorp, Inc. / Wells Financial Corp. - March 17, 2017

•	Progress Financial Corporation / First Partners Financial, Inc. - February 14, 2017

•	Dickinson Financial Corp. II / Cmty. Bancshares of Kansas - December 16, 2016

•	Texas State Bankshares, Inc. / Blanco National Holdings, Inc. - November 29, 2016
Performance Trust reviewed financial data for the selected transactions, including transaction value to tangible book value, transaction value to LTM earnings, transaction value to total assets, and premium to core deposits, which were defined as total deposits excluding CDs greater than $100,000. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected transactions to Mainland Bank’s corresponding financial metrics as of June 30, 2018 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the implied merger consideration of $20.4 million in the proposed transaction, which was based on Investar’s October 3, 2018 10-day average closing stock price of $26.72. The results of the selected transactions analysis are summarized below.

	Proposed Transaction Multiples	Selected Transactions Median	Selected Transactions 25th Percentile	Selected Transactions 75th Percentile
Transaction Value / Tangible Book Value	161%	156%	145%	165%
Transaction Value / LTM Earnings	14.9x	15.9x	14.1x	18.7x
Transaction Value / Assets	15.5%	15.1%	13.2%	17.4%
Core Deposit Premium	7.2%	8.9%	6.5%	10.5%
	Proposed Considerations ($000s)	Implied Value Median ($000s)	Implied Value Low ($000s)	Implied Value High ($000s)
Transaction Value / Tangible Book Value	$20,409	$19,847	$18,356	$20,872
Transaction Value / LTM Earnings	$20,409	$21,795	$19,343	$25,558
Transaction Value / Assets	$20,409	$19,831	$17,362	$22,904
Core Deposit Premium	$20,409	$22,293	$19,660	$24,009
Selected Regional Transactions Analysis
Performance Trust analyzed publicly available financial information relating to selected regional business combinations and other transactions Performance Trust deemed relevant. Performance Trust considered transactions with publicly disclosed deal values announced between November 8, 2016 and October 4, 2018 involving targets headquartered in Texas, Colorado, Louisiana, New Mexico, or Oklahoma with total assets between $100 million and

$400 million and last twelve months’ (LTM) return on average assets above 0.75%. The selected transactions were selected because the target companies were deemed to be similar to Mainland Bank in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected transactions. Performance Trust identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed merger. The 15 selected transactions used in this analysis included (buyer / seller - announce date):

•	BayCom Corp / Bethlehem Financial Corporation - August 13, 2018

•	Spirit of Texas Bancshares, Inc. / Comanche National Corporation - July 19, 2018

•	Equity Bancshares, Inc. / City Bank and Trust Company - June 12, 2018

•	Business First Bancshares, Inc. / Richland State Bancorp, Inc. - June 04, 2018

•	Guaranty Bancshares, Inc. / Westbound Bank - January 29, 2018

•	First Financial Bankshares, Inc. / Commercial Bancshares, Inc. - October 12, 2017

•	Business First Bancshares, Inc. / Minden Bancorp, Inc. - October 06, 2017

•	Investar Holding Corporation / BOJ Bancshares, Inc.- August 07, 2017

•	Triumph Bancorp, Inc. / Valley Bancorp, Inc. - July 26, 2017

•	Guaranty Bancorp / Castle Rock Bank Holding Co. - July 19, 2017

•	Equity Bancshares, Inc. / Eastman National Bancshares - July 17, 2017

•	Equity Bancshares, Inc. / Cache Holdings, Inc. - July 17, 2017

•	D2 Alliances, LLC / Grandview Bancshares, Inc. - July 03, 2017

•	Investar Holding Corporation / Citizens Bancshares, Inc.- March 08, 2017

•	Texas State Bankshares, Inc. / Blanco National Holdings, Inc. - November 29, 2016

Performance Trust reviewed financial data for the selected transactions, including transaction value to tangible book value, transaction value to last twelve month’s (LTM) earnings, transaction value to total assets, and premium to core deposits, which were defined as total deposits excluding CDs greater than $100,000. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected transactions to Mainland Bank’s corresponding financial metrics as of June 30, 2018 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the implied merger consideration of $20.4 million in the proposed transaction. The results of the selected transactions analysis are summarized below.

	Proposed Transaction Multiples	Selected Transactions Median	Selected Transactions 25th Percentile	Selected Transactions 75th Percentile
Transaction Value / Tangible Book Value	161%	160%	146%	181%
Transaction Value / LTM Earnings	14.9x	17.2x	12.4x	20.1x
Transaction Value / Assets	15.5%	15.5%	14.4%	17.7%
Core Deposit Premium	7.2%	7.3%	6.5%	11.6%
	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value Low ($000s)	Implied Value High ($000s)
Transaction Value / Tangible Book Value	$20,409	$20,267	$18,554	$22,965
Transaction Value / LTM Earnings	$20,409	$23,553	$17,030	$27,565
Transaction Value / Assets	$20,409	$20,330	$18,899	$23,193
Core Deposit Premium	$20,409	$20,555	$19,660	$25,206
Mainland Bank Selected Public Companies Analysis
Performance Trust considered certain financial information for Mainland Bank and compared it with selected companies whose equity is publicly traded that Performance Trust deemed relevant. The selected public companies listed below include banks with total assets between $100 million and $250 million, 2018 year-to-date (YTD) return on average assets between 0.75% and 1.25%, tangible equity to tangible assets between 8.0% and 13.0%, non-performing assets to assets of less than 2.50%, and a minimum 90-day average daily trading volume of 50 shares per day. Targets of announced mergers were excluded from the group. The selected companies were selected because they were deemed similar to Mainland Bank in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Performance Trust identified a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to Mainland Bank. The 16 selected companies used in this analysis included:

•	Cornerstone Community Bancorp - Red Bluff, California

•	Peoples Bancorp, Inc. - Chestertown, Maryland

•	Farmers Bank of Appomattox - Appomattox, Virginia

•	Northern California National Bank - Chico, California

•	Pinnacle Bancshares, Inc. - Jasper, Alabama

•	Partners Bank of California - Mission Viejo, California

•	blueharbor bank - Mooresville, North Carolina

•	Chino Commercial Bancorp - Chino, California

•	Virginia Bank Bankshares, Inc. - Danville, Virginia

•	Lewis & Clark Bank - Oregon City, Oregon

•	Edgewater Bancorp, Inc. - Saint Joseph, Michigan

•	Community Investors Bancorp, Inc. - Bucyrus, Ohio

•	Ohana Pacific Bank - Honolulu, Hawaii

•	Community 1st Bank - Post Falls, Idaho

•	Republic Bank of Arizona - Phoenix, Arizona

•	Empire Bancshares, Inc. - Hicksville, Ohio
Performance Trust reviewed financial data for the selected companies, including trading value to tangible book value and trading value to YTD earnings. Furthermore, Performance Trust applied the median, 25th percentile, and 75th percentile multiples of the selected companies to Mainland Bank’s corresponding financial metrics as of June 30, 2018 to determine the implied aggregate deal value and then compared those implied aggregate deal values to the implied merger consideration of $20.4 million in the proposed transaction. The analysis was based on pricing data as of October 5, 2018. Profitability metrics and price-to-earnings (P/E) multiples for publicly traded banks based on June 30, 2018 YTD financials as a result of the fourth quarter 2017 corporate tax reform and related deferred tax asset write-downs. The results of the Mainland Bank selected companies analysis are summarized below.

	Proposed Transaction Multiples	Selected Companies Median	Selected Companies 25th Percentile	Selected Companies 75th Percentile
Trading Price / Tangible Book Value	161%	115%	99%	134%
Trading Price / 2018 YTD Earnings	14.9x	14.0x	10.2x	15.5x
	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value Low ($000s)	Implied Value High ($000s)
Trading Price / Tangible Book Value	$20,409	$14,647	$12,505	$16,972
Trading Price / LTM Earnings	$20,409	$19,096	$13,967	$21,190
Dividend Discount Analysis
Performance Trust analyzed the discounted present value of Mainland Bank’s projected free cash flows to equity for the years ending December 31, 2018 through December 31, 2022 on a standalone basis. Performance Trust calculated cash flows assuming Mainland Bank would maintain an 8.00% tangible common equity to tangible assets ratio, and that it would retain sufficient earnings to maintain that ratio and dividend out any excess cash flows. This analysis was based on the financial forecasts for Mainland Bank prepared by Mainland Bank management and approved for use in this analysis by Mainland Bank management.
Performance Trust applied price to tangible book value multiples, ranging from 140% to 180%, to Mainland Bank’s projected December 31, 2022 tangible book value and price to earnings multiples, ranging from 12.0x to 16.0x, to Mainland Bank’s projected calendar year 2022 net income in order to derive a range of projected terminal values for Mainland Bank at December 31, 2022. The projected cash flows and terminal values were discounted using a rate ranging from 14.50% to 16.50%, which reflected the cost of equity capital for Mainland Bank using a discount rate build-up method based on the sum of the risk-free free rate, industry equity risk premium, size premium, and specific company risk factor. Performance Trust reviewed the range of aggregate prices derived in the dividend discount analysis and compared them to the implied merger consideration of $20.4 million in the proposed transaction. The results of the dividend discount analysis are summarized below.

	Proposed Consideration ($000s)	Implied Value Median ($000s)	Implied Value Low ($000s)	Implied Value High ($000s)
Terminal Value Based on TBV Multiple	$20,409	$16,072	$14,220	$18,071
Terminal Value Based on P/E Multiple	$20,409	$17,275	$15,019	$19,712
Investar Selected Public Companies Analysis
Performance Trust considered certain financial information for Investar and compared it with selected companies whose equity is publicly traded that Performance Trust deemed relevant. The selected public companies listed below include banks headquartered in Texas, Colorado, Louisiana, New Mexico, Oklahoma, or Utah with total assets between $1 billion and $5 billion. The selected companies were selected because they were deemed similar to Investar in one or more respects. Except as described above, no specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Performance Trust identified a sufficient number of companies for purposes of its analysis but may not have included all publicly traded companies that might be deemed comparable to Investar. The ten selected companies used in this analysis included:

•	Origin Bancorp, Inc. - Ruston, Louisiana

•	Triumph Bancorp, Inc. - Dallas, Texas

•	Veritex Holdings, Inc. - Dallas, Texas

•	CBTX, Inc. - Beaumont, Texas

•	Allegiance Bancshares, Inc. - Houston, Texas

•	People’s Utah Bancorp - American Fork, Utah

•	Home Bancorp, Inc. - Lafayette, Louisiana

•	First Guaranty Bancshares, Inc. - Hammond, Louisiana

•	Business First Bancshares, Inc. - Baton Rouge, Louisiana

•	Spirit of Texas Bancshares, Inc. - Conroe, Texas

Performance Trust reviewed financial data for the selected companies, including trading value to tangible book value, trading value to estimated 2018 earnings, and trading value to estimated 2019 earnings. The analysis was based on pricing data as of October 5, 2018. The 2018 and 2019 estimated earnings for the selected companies were based on consensus analyst earnings estimates as reported by S&P Global Market Intelligence. The table below indicates the selected financial data for Investar and the median, 25th percentile, and 75th percentile for the Investar selected companies peer group.

	Investar Multiples	Selected Companies Median	Selected Companies 25th Percentile	Selected Companies 75th Percentile
Trading Value / Tangible Book Value	161%	193%	169%	226%
Trading Value / 2018E Earnings	15.8x	16.7x	14.8x	18.4x
Trading Value / 2019E Earnings	13.5x	13.1x	11.8x	15.0x
Relative Contribution Analysis
Performance Trust considered certain standalone operating and financial metrics of Mainland Bank and Investar and reviewed the relative standalone contribution of Mainland Bank and Investar to certain operating and financial metrics of the combined company. To perform this analysis, Performance Trust used balance sheet data as of June 30, 2018, net income for the six months ended June 30, 2018, projected net income for Mainland Bank for 2018 and 2019 based on the financial forecasts prepared by Mainland Bank management and projected net income for Investar for 2018 and 2019 based on consensus research analyst estimates as reported by S&P Global Market Intelligence. The relative contribution analysis did not give effect to the impact of any synergies resulting from the proposed merger.
The results of the relative contribution analysis are summarized below.

	Contribution
	Investar	Mainland Bank
Total Assets	92.8%	7.2%
Gross Loans Held for Investment	93.6%	6.4%
Total Deposits	91.6%	8.4%
Tangible Common Equity	92.5%	7.5%
June 30, 2018 YTD Net Income	90.9%	9.1%
2018E Net Income	90.9%	9.1%
2019E Net Income	92.3%	7.7%
Proposed Ownership at 3.0389 Exchange Ratio	92.6%	7.4%
Other Matters
Mainland Bank engaged Performance Trust as financial advisor in connection with the potential merger based on Performance Trust’s experience, reputation, and familiarity with Mainland Bank’s business. Performance Trust has an investment banking division and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. Performance Trust will receive a customary investment banking fee for its services, a significant portion of which is contingent upon consummation of the transaction. Mainland Bank has previously paid Performance Trust a $25,000 retainer and a fee of $50,000 upon delivery of its fairness opinion, which, if the merger is completed, will both be credited against Performance Trust’s investment banking fee. In addition, Mainland Bank has agreed to indemnify Performance Trust and certain related parties for certain liabilities arising out of or related to the engagement and to reimburse Performance Trust for certain expenses incurred in connection with its engagement.

Performance Trust is a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Performance Trust and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Mainland Bank, Investar and certain of their affiliates as well as provide investment banking and other financial services to such companies and entities.
Investar’s Reasons for the Merger
After careful consideration, Investar’s board of directors, at a meeting held on October 8, 2018, determined that the merger agreement and the transactions contemplated thereby, including the issuance of 763,849 shares of Investar common stock, subject to the adjustments described in the merger agreement, is in the best interests of Investar and its shareholders.
In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, Invstar’s board of directors consulted with Investar’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, Investar’s board of directors considered a number of factors, including the following material factors:

•	each of Investar’s, Mainland Bank’s, and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•	Mainland Bank’s presence in the attractive Greater Houston market;

•
the potential to broaden the scale of Investar’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

•	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources and capital;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the merger;

•	its review and discussions with Investar’s management concerning the due diligence examination of Mainland Bank’s business;

•	the expectation of annual cost savings resulting from the transaction, enhancing efficiencies;

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Investar’s management and legal advisor.
Investar’s board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

•	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating Mainland Bank’s business, operations, and workforce with those of Investar;

•	certain anticipated merger related costs;

•	the diversion of management attention and resources from the operation of Investar’s business towards the completion of the merger;

•	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

•	the merger’s effect on Investar’s regulatory capital levels; and

•	other risks, including those set forth in this proxy statement/prospectus under the heading “Risk Factors.”
The foregoing discussion of the factors considered by Investar’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by Investar’s board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, Investar’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Investar’s board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of Investar’s board of director’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”
Interests of Mainland Bank’s Directors and Executive Officers in the Merger
In considering the recommendation of the Mainland Bank Board that Mainland Bank shareholders vote in favor of the Mainland Bank merger proposal, Mainland Bank shareholders should be aware that Mainland Bank directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Mainland Bank. The Mainland Bank Board was aware of these interests and took them into account in its decision to approve the merger agreement and the merger. Such interests include the following items.
Change in Control Bonus Agreements. Mainland Bank previously entered into Change in Control Bonus Agreements with three of its executive officers - Clifton E. Lamar, Debra L. McGee, and Kyle T. McClellen. Upon consummation of the merger, these individuals would be entitled to cash payments under those agreements equal to, in the aggregate, approximately $370,000.
Indemnification and Insurance. For a period of four years following the effective time, Investar has agreed to indemnify the directors and officers of Mainland Bank against liabilities arising before the effective time to the same extent that those individuals would have been entitled to indemnification under applicable law or Mainland Bank’s constituent documents prior to the effective time. Mainland Bank has agreed to pay for tail insurance premiums for the past acts and extended reporting period insurance coverage under Mainland Bank’s current directors’ and officers’ insurance policy (or comparable coverage) for a period of four years following the merger.
Employee Benefit Plans.  On or as soon as reasonably practicable following the merger, employees of Mainland Bank who continue on as employees of Investar will be entitled to participate in the Investar health and welfare benefit and similar plans on the same terms and conditions as employees of Investar. Subject to certain exceptions, these employees will receive credit for their years of service to Mainland Bank or Mainland Bank for participation, vesting and benefit accrual purposes.
Mainland Bank does not anticipate that any of the payments described above will impact the amount of the per share merger consideration payable to the Mainland Bank shareholders. However, the payments to be made under existing Mainland Bank employment arrangements with employees and payments for the tail insurance coverage will be considered transaction expenses under the merger agreement for purposes of determining whether there would be a corresponding downward adjustment to the aggregate merger consideration. For additional information on the potential adjustments to the aggregate cash consideration, please see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”

Public Trading Markets
Investar common stock is listed for trading on NASDAQ under the symbol “ISTR.” Following the merger, shares of Investar common stock will continue to be traded on NASDAQ under the symbol “ISTR.” Investar expects to cause the shares of Investar common stock to be issued in the merger to be approved for listing on NASDAQ, subject to notice of issuance. See “Comparative Market Prices and Dividends.”
Restrictions on Resale of Investar Common Stock
The shares of Investar common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Investar for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Investar include individuals or entities that control, are controlled by, or are under common control with Investar and may include the executive officers, directors and significant shareholders of Investar.
Dissenters’ Rights in the Merger
The following discussion is not a complete description of the law relating to dissenters’ rights available under Texas law. This description is qualified in its entirety by the full text of the relevant provision of the TBOC, which is reprinted in its entirety as Annex C to this proxy statement/prospectus. If you desire to exercise your dissenters’ rights, you should review carefully the TBOC and are urged to consult a legal advisor before electing or attempting to exercise these rights.
Holders of the common stock of Mainland Bank who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of Mainland Bank common stock. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of Investar common stock or the cash consideration offered in the merger. Chapter 10, Subchapter H of the TBOC sets forth the rights of Mainland Bank’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a holder of Mainland Bank’s common stock in order to perfect dissenters’ rights under the TBOC. Shareholders who do not properly follow dissenters’ rights procedures will receive the merger consideration provided under the merger agreement if the merger is effected. A copy of Chapter 10, Subchapter H of the TBOC is attached as Annex C to this proxy statement/prospectus.
How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•
you must, prior to the Mainland Bank special meeting, provide Mainland Bank with a written objection to the merger that states that you intend to exercise your right to dissent if the merger agreement is approved and the merger is completed and that provides an address to which a notice of effectiveness of the merger should be delivered or mailed to you if the merger is completed;

•	you must vote your shares of Mainland Bank stock against approval of the Mainland Bank merger proposal at the Mainland Bank special meeting in person or by proxy;

•
you must, not later than the 20th day after Investar (which will be the ultimate successor to Mainland Bank) sends you notice that the merger was completed, deliver to Investar a written demand for payment of the fair value of the shares of Mainland Bank stock you own that states the number and class of shares of Mainland Bank stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	you must, not later than the 20th day after you make your demand for payment to Investar as described above, submit your certificates representing Mainland Bank stock to Investar.

If you intend to exercise your right to dissent from the merger, prior to the Mainland Bank special meeting you must send the notice of objection to Mainland Bank, addressed to:
Mainland Bank
2501 Palmer Highway, Suite 100
Texas City, Texas 77590
Attention: Corporate Secretary
If you fail to send the written objection to the merger in the proper form and prior to the Mainland Bank special meeting, to vote your shares of Mainland Bank stock at the Mainland Bank special meeting against the approval of the Mainland Bank merger proposal or to submit your demand for payment in the proper form and on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to Investar on a timely basis the certificates representing the shares of Mainland Bank stock after you have submitted the demand for payment as described above, Investar will have the option to terminate your right of dissent as to your shares of Mainland Bank stock. In any instance of a termination or loss of your right of dissent, you will instead receive the merger consideration as set forth in the merger agreement. If you comply with the first two items above and the merger is completed, Investar will send you a written notice advising you that the merger has been completed. Investar must deliver this notice to you within ten days after the merger is completed.
Your Demand for Payment. If the merger is completed, you have provided your written objection to the merger to Mainland Bank in a timely manner and in proper form and you have voted against the merger agreement at the Mainland Bank special meeting as described above and you desire to receive the fair value of your shares of Mainland Bank stock in cash, you must, within 20 days of the date on which Investar sends to you the notice of the effectiveness of the merger, give Investar a written demand for payment of the fair value of your shares of Mainland Bank stock. The fair value of your shares of Mainland Bank stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to Investar must be addressed to:
Investar Holding Corporation
10500 Coursey Blvd., 3rd Floor
Baton Rouge, Louisiana 70816
Attention: Corporate Secretary
Your written demand must include a demand for payment for your shares for which rights of dissent and appraisal are sought and must state the number of shares and class of Mainland Bank stock you own and your estimate of the fair value of your shares of Mainland Bank stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to Investar within 20 days of the date on which Investar sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by Investar within that 20 day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Mainland Bank stock. Instead, you will receive shares of Investar common stock and cash as the merger consideration set forth in the merger agreement.
Delivery of Stock Certificates. If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to Investar as described above, you must, not later than the 20th day after you make your written demand for payment to Investar, submit to Investar your certificate or certificates representing the shares of Mainland Bank stock you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, Investar will note on each such certificate that you have demanded payment of the fair value of the shares of Mainland Bank stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, Investar will return each such certificate to you at your request. If you fail to submit all of the certificates representing the shares of Mainland Bank stock for which you have exercised the right of dissent in a timely fashion, Investar will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of Mainland Bank stock unless a court, for good cause shown, directs Investar not to terminate those rights.

Investar’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Investar receives your written demand for payment and your estimate of the fair value of your shares of Mainland Bank stock submitted as described above, Investar must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.
If Investar accepts your estimate, Investar will notify you that it will pay the amount of your estimated fair value within 90 days after the effective date of the merger. Investar will make this payment to you only if you have surrendered the share certificates representing your shares of Mainland Bank stock, duly endorsed for transfer, to Investar.
If Investar does not accept your estimate, Investar will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days after the effective date of the merger, which you may accept within 90 days after the effective date of the merger or decline.
Payment of the Fair Value of Your Shares of Mainland Bank Stock upon Agreement of an Estimate. If you and Investar have reached an agreement on the fair value of your shares of Mainland Bank stock within 90 days after the effective date of the merger, Investar must pay you the agreed amount within 120 days after the effective date of the merger, provided that you have surrendered the share certificates representing your shares of Mainland Bank stock, duly endorsed for transfer, to Investar.
Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Investar have not reached an agreement as to the fair market value of your shares of Mainland Bank stock within 90 days after the effective date of the merger, you or Investar may, within 60 days after the expiration of the 90-day period, commence proceedings in Galveston County, Texas asking the court to determine the fair value of your shares of Mainland Bank stock. The court will determine if you have complied with the provisions of the TBOC regarding your right of dissent and if you have become entitled to receive payment for your shares of Mainland Bank stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers’ report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or Investar objects to the report or any part of it, the court will hold a hearing to determine the fair value of your shares of Mainland Bank stock. Both you and Investar may address the court about the report. The court will determine the fair value of your shares and direct Investar to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.
Rights as a Shareholder. If you have made a written demand on Investar for payment of the fair value of your shares of Mainland Bank stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder of Investar, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of Mainland Bank stock or money damages with respect to the merger.
Withdrawal of Demand. If you have made a written demand on Investar for payment of the fair value of your Mainland Bank stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and you will have the same rights to receive of the merger consideration with respect to your shares of Mainland Bank stock as you would have had if you had not made a demand for payment as to those shares, as well as to participate to the appropriate extent in any dividends or distributions on the shares of Investar common stock that may have been paid to Investar shareholders after the effective date of the merger. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date your demand for payment.

Beneficial Owners. Persons who beneficially own shares of Mainland Bank stock that are held of record in the name of another person, such as a broker, bank, trustee or other nominee, and who desire to have the right of dissent exercised as to those shares must act promptly to cause the record holder of those shares to take the actions required under Texas law to exercise the dissenter’s rights with respect to those shares. Only the persons in whose names shares of Mainland Bank stock are registered on the share transfer records of Mainland Bank may exercise the right of dissent and appraisal discussed above.
U.S. Federal Income Tax Consequences. See the section of this proxy statement/prospectus entitled, “Material U.S. Federal Income Tax Consequences of the Merger,” for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.
You should remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Mainland Bank stock are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert dissenters’ rights. You should also remember that if you otherwise vote at the Mainland Bank special meeting in favor of the merger agreement, you will not be able to assert dissenters’ rights.
The foregoing summary is not intended to be a complete statement of the procedures for exercising dissenter’s rights under the TBOC and is qualified in its entirety by reference to the full text of Chapter 10, Subchapter H of the TBOC, a copy of which is attached as Annex C to this proxy statement/prospectus. Mainland Bank urges any shareholder wishing to exercise dissenters’ rights, if any, to read this summary and the TBOC provisions carefully, and to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in of Chapter 10, Subchapter H of the TBOC may result in the loss of your statutory dissenters’ rights.
Regulatory Approvals Required for the Merger
The completion of the merger is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the FDIC and the OFI. Subject to the terms of the merger agreement, both Mainland Bank and Investar have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger.
The merger of Mainland Bank with and into Investar Bank requires the approval of the FDIC and the OFI. On November 14, 2018, Investar Bank and Mainland Bank filed the required application with the FDIC and the OFI, and provided a copy of that application to the Texas Department of Banking. Although neither Mainland Bank nor Investar knows of any reason why it cannot obtain the necessary regulatory approvals in a timely manner, Mainland Bank and Investar cannot be certain when or if they will be obtained.
The U.S. Department of Justice has between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While Investar and Mainland Bank do not know of any reason that the Department of Justice would challenge regulatory approval and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed transaction.
Investar and Mainland Bank are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
Each of the boards of directors of Investar and Mainland Bank has approved the merger agreement. Under the merger agreement, Mainland Bank will merge with and into Investar Bank, with Investar Bank surviving the merger.
Prior to the effective time, Investar may elect to modify the method or structure of effecting the combination of Mainland Bank and Investar, so long as (i) there are no material adverse federal income tax consequences to the shareholders of Mainland Bank as a result of such modification, (ii) the consideration to be paid to Mainland Bank shareholders is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals.
Merger Consideration
If the merger is completed, all of the issued and outstanding shares of Mainland Bank common stock will be converted into the right to receive the aggregate merger consideration consisting of an aggregate of 763,849 shares of Investar common stock, which is subject to downward adjustment as described below. Each share of Mainland Bank common stock, other than shares of Mainland Bank common stock held by any shareholder of Mainland Bank (other than a dissenting shareholder), will be exchanged for a number of shares of Investar common stock equal to the aggregate merger consideration divided by the number of outstanding shares of Mainland Bank common stock immediately prior to the effective time. There are expected to be 251,357 outstanding shares of Mainland Bank common stock immediately prior to the effective time. As a result of the merger and assuming no adjustment to the aggregate merger consideration, holders of shares of Mainland Bank common stock are expected to receive 3.0389 shares of Investar common stock for each share of Mainland Bank common stock held immediately prior to the merger. Mainland Bank shareholders will receive cash in lieu of fractional shares as described in more detail in this proxy statement/prospectus.
As a result of the foregoing and assuming no adjustments to the aggregate merger consideration, based on the number of shares of Investar common stock and Mainland Bank common stock outstanding as of December 12, 2018, the latest practicable date prior to the printing of this proxy statement/prospectus, approximately 92.6% of outstanding Investar common stock following the merger will be held by shareholders who were holders of Investar common stock immediately prior to the effectiveness of the merger and approximately 7.4% of outstanding Investar common stock will be held by shareholders who were holders of Mainland Bank common stock immediately prior to the effectiveness of the merger.
The value of the aggregate merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Investar common stock. Consequently, you will not know the implied value of the per share merger consideration to be paid to Mainland Bank shareholders as a result of the merger when you vote at the special meeting.

The table below sets forth the implied value of the per share merger consideration based on the closing price of Investar common stock as quoted by NASDAQ on the specified dates assuming 251,357 issued and outstanding shares of Mainland Bank common stock:

Date	Closing price of Investar common stock	Implied value of per share merger consideration(4)	Implied value of aggregate merger consideration
October 9, 2018(1)	$25.81	$78.43	$19,714,937
November 28, 2018(2)	$24.64	$74.88	$18,821,234
December 12, 2018(3)	$25.50	$77.49	$19,478,144
______________________________

(1)	The last trading day before public announcement of the merger.

(2)	The latest practicable trading day before the initial filing of this proxy statement/prospectus.

(3)	The latest practicable trading day before the printing of this proxy statement/prospectus.

(4)
Assumes there is no downward adjustment to the aggregate merger consideration based upon Mainland Bank’s aggregate transaction expenses. For a discussion of the possible adjustments to the aggregate merger consideration, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration.”

Adjustments to Merger Consideration
The aggregate merger consideration is subject to a downward adjustment to the extent that the Mainland Bank Transaction Expenses exceed $1,075,000. If the Mainland Bank Transaction Expenses are more than $1,075,000, then number of shares of Investar common stock making up the aggregate merger consideration will be reduced by a number of shares of Investar common stock equal to the quotient obtained by dividing: (i) the difference between the aggregate Mainland Bank Transaction Expenses and $1,075,000 by (ii) $26.54. As of December 12, 2018, the most recent practicable date before the printing of this proxy statement/prospectus, Mainland Bank estimates that Mainland Bank’s transaction expenses will not exceed $1,075,000, resulting in no downward adjustment to the aggregate merger consideration.
Fractional Shares
Investar will not issue any fractional shares of Investar common stock in the merger. Mainland Bank shareholders who would otherwise be entitled to a fraction of a share of Investar common stock upon the completion of the merger will instead be entitled to receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying $26.54 by the fraction of a share of Investar common stock which such shareholder would otherwise be entitled to receive.
Governing Documents; Directors and Officers; Governance Matters
At the effective time, the articles of incorporation and bylaws of Investar Bank in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving bank after completion of the merger, until thereafter amended in accordance with applicable law. The directors and executive officers of Investar Bank immediately prior to the effective time shall be the directors and executive officers of the surviving bank and will hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. None of the current directors of Mainland Bank will continue as members of the board of directors of Investar or Investar Bank following completion of the merger.
Closing and Effective Time
The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger.”
The merger will become effective at the date and time specified in the related certificates of merger issued by the OFI. The closing of the merger will occur on a date to be determined by Mainland Bank and Investar, that is no later than 15 business days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of all mandatory waiting periods, unless extended by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the first quarter of 2019, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Mainland Bank nor Investar can guarantee when or if the merger will be completed.
Conversion of Shares; Exchange of Certificates
The conversion of Mainland Bank common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing shares of Mainland Bank common stock for the merger consideration to be received pursuant to the terms of the merger agreement.
Letter of Transmittal
As soon as practicable after the effective time the exchange agent will mail to each holder of record of Mainland Bank common stock as of the effective time a letter of transmittal and instructions on how to surrender shares of Mainland Bank common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.
If a certificate for Mainland Bank common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Investar or the exchange agent, the posting of a bond in an amount as Investar may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.
After the effective time, there will be no further transfers on the stock transfer books of Mainland Bank of shares of Mainland Bank common stock that were issued and outstanding immediately prior to the effective time, other than to settle transfers of Mainland Bank common stock that occurred prior to the effective time.
Withholding
The exchange agent will be entitled to deduct and withhold from the merger consideration and any other cash amounts otherwise payable pursuant to the merger agreement to any holder of Mainland Bank common stock (including with respect to any shares of dissenting shareholders) such amounts as the exchange agent or Investar, as the case may be, is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to Investar common stock will be paid to the holder of any unsurrendered certificates of Mainland Bank common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Investar common stock which the shares of Mainland Bank common stock represented by such certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Investar and Mainland Bank, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between

Investar and Mainland Bank rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Investar, Mainland Bank or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Investar or Mainland Bank. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
The merger agreement contains customary representations and warranties of each of Investar and Mainland Bank relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.
In the merger agreement, Mainland Bank has made representations and warranties on behalf of it and Mainland Bank to Investar. The more significant of these relate to (among other things):

•	organization, existence, and corporate power and authority;

•	capitalization;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the merger agreement and applicable law, various documents, contracts and agreements;

•	consents or approvals of or filings or registrations with any governmental authority or third party necessary in connection with the consummation of the merger;

•	compliance with applicable laws and regulatory filings;

•	the accuracy and fair presentation of its financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	ownership of real property and leased real property;

•	ownership of personal property;

•	the absence of certain changes and events;

•	the existence, performance and legal effect of certain contracts and commitments;

•	compliance with tax laws, payment of taxes and filing of tax returns;

•	the adequacy and efficacy of fidelity bonds and insurance policies;

•	the absence of any material adverse change;

•	ownership of intellectual property rights and the absence of actions for the infringement of intellectual property;

•	ownership of investments such as securities, including municipal bonds;

•	the existence of certain loan agreements and related matters;

•	its loan portfolio and reserve for loan losses;

•	employment relations;

•	compliance with environmental laws;

•	actions taken by regulatory authorities and its ability to receive requited regulatory approval;

•	the sufficiency of accounting controls;

•	the accuracy and completeness of books and records;

•	compliance with law, agreements and instruments in the performance of its duties as a trustee, custodian, guardian or escrow agent;

•	compensation and the operation of all employee benefit plans in accordance with applicable law;

•	deposit accounts and the absence of “brokered” deposits;

•	brokers’, finders’ and financial advisors’ fees;

•	the lack of knowledge of any plan or intention on the part of any stockholder of Mainland Bank to make written demand for payment of the fair value of such holder’s shares of Mainland Bank stock; and

•
the receipt, prior to the execution of the merger agreement, of a fairness opinion from Performance Trust, stating that the aggregate merger consideration to be received by the stockholders of Mainland Bank pursuant to the merger agreement is fair, from a financial point of view, to such stockholders.

In the merger agreement, Investar has made representations and warranties on behalf of it and Investar Bank to Mainland Bank. The more significant of these relate to (among other things):

•	organization, existence, and corporate power and authority;

•	capitalization;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the merger agreement and applicable law, various documents, contracts and agreements;

•	the consents or approvals of or filings or registrations with any governmental authority or third party necessary in connection with the consummation of the merger;

•	compliance with applicable laws and regulatory filings;

•	the accuracy and fair presentation of their financial statements and reports;

•	the absence of certain changes and events;

•	employment relations; and

•	compliance with SEC filing requirements.
All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the closing of the merger.
Certain representations and warranties of Investar and Mainland Bank are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Mainland Bank, Investar or the surviving corporation, means any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the condition, assets, properties, employees, deposits, liabilities, results of operations, earnings, business or cash flows of such party, or that would prevent such party from to timely performing its obligations under the merger agreement, except for any such effects resulting from: (i) changes in laws after the date of the merger agreement; (ii) changes in GAAP or regulatory accounting principles; (iii) changes in general economic or political conditions or the securities or financial markets in the United States or Texas or Louisiana; or (iv)  any action taken by a party in accordance with the merger agreement or the transactions contemplated by the merger agreement (or the announcement thereof to third parties or the public in accordance with the terms of the merger agreement) or as required by law; provided, in the case of clauses (i), (ii), or (iii), except to the extent that any such change has had, or is reasonably likely to have, a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other entities in the banking industry in the United States.
Covenants and Agreements
Mainland Bank’s Conduct of Businesses Prior to the Completion of the Merger
From the date of the merger agreement until the effective time of the merger, except with the prior written consent of the other, Mainland Bank has agreed with respect to all of the following that it will use commercially reasonable efforts to:

•
conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past banking practice;

•
except as required by prudent business practices, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

•
promptly give written notice to Investar of (A) any material change in its business, operations or prospects; (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Mainland Bank; (C) the institution or threat of any Proceeding against Mainland Bank; or (D) any event or condition that would reasonably be expected to cause any of the representations or warranties of Mainland Bank contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on Mainland Bank;

•
extend credit only in accordance with existing policies and promptly classify and charge off all loans and make appropriate adjustments to the allowance for loan and lease losses in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

•	maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

•
perform all of its obligations under all contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Mainland Bank may in good faith reasonably dispute;

•
account for all transactions and prepare all financial statements of Mainland Bank in accordance with GAAP (unless otherwise instructed by regulatory accounting principles in which instance account for such transaction in accordance with regulatory accounting principles);

•
timely file, subject to extension, all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings; and

•
provide to Investar (A) a monthly loan report of Mainland Bank that includes, without limitation, a report of all new, renewed, extended, modified and paid off loans, as well as monthly past due information, and (B) a monthly deposit report of Mainland Bank.

From the date of the merger agreement and until the effective time of the merger, without the prior written consent of Investar, Mainland Bank has agreed to not:

•
take or fail to take any action that would cause, or would reasonably be expected to cause, the representations and warranties made by Mainland Bank to be inaccurate at the effective time or preclude Mainland Bank from making such representations and warranties at the effective time;

•	adjust, split, combine or reclassify any of its common stock or other capital stock;

•	issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

•	grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

•
(A) make or commit to make a loan in excess of $500,000, or renew, extend the maturity of, or alter any of the material terms of any specified loan set forth in the schedules to the agreement; (B) renew, extend the maturity of, or alter any of the material terms of any loan which has been classified as or, in the exercise of reasonable diligence by Mainland Bank or any governmental authority with supervisory jurisdiction over Mainland Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such persons, in excess of $100,000; or (C) make or commit to make a loan to any borrower with an outstanding loan agreement, note or borrowing arrangement with Mainland Bank which has been classified as or, in the exercise of reasonable diligence by Mainland Bank or any governmental authority with supervisory jurisdiction over Mainland Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such persons;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any assets or deposit liabilities;

•
enter into, amend or terminate any material contract or agreement of Mainland Bank, merge into or consolidate with any entity, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and except for termination of certain agreements set forth in the schedules to the agreement or as otherwise provided in the agreement;

•
grant any retention, severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any of its officers, directors, employees or agents, either individually or as part of a class of similarly situated persons;

•
make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay or any perquisite such as automobile allowance, club membership or dues or other similar benefits, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions and incentives consistent with past practices to employees and officers;

•	hire or employ any person as a replacement for an existing position with an annual salary equal to or greater than $50,000.00 or hire or employ any person for any newly created position;

•
declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property, or directly or indirectly purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP, regulatory accounting principles or any governmental authority;

•	sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets or interest therein;

•	foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Investar of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Mainland Bank’s past banking practices;

•	reduce the amount of its allowance for loan and lease losses, except through charge-offs;

•
establish any new subsidiary or enter into any new line of business, or acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

•
discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

•
materially deviate from policies and procedures existing as of the date of the agreement with respect to (A) classification of assets, (B) the allowance for loan and lease losses or (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of its articles of incorporation or bylaws;

•	make any capital expenditure in excess of $10,000, except pursuant to commitments made prior to the date of the agreement;

•	excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

•	prepay any indebtedness or other similar arrangements resulting in any prepayment penalty thereunder;

•	settle any lawsuit or proceeding involving payment by it of money damages or imposing any material restriction on its operations;

•	purchase or otherwise acquire any investment securities, other than obligations of the U.S. Department of the Treasury with a maturity of one (1) year or less;

•
restructure or materially change its investment securities portfolio or its interest rate risk position from that as of August 31, 2018, through sales or otherwise, or the manner in which the portfolio is classified or reported;

•
issue a replacement of any certificate representing its securities except upon (A) written notice to Investar, (B) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to Investar and (C) if required by Investar, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of Mainland Bank common stock represented therein;

•
take or fail to take any action which would adversely affect or delay the ability of Mainland Bank or Investar to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under the agreement; or

•	agree to do any of the foregoing.
For a complete description of such restrictions on the conduct of the business of Mainland Bank, we refer you to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.
Investar’s Conduct of Businesses Prior to the Completion of the Merger
From the date of the merger agreement until the effective time of the merger, except with the prior written consent of the other, Investar has agreed with respect to all of the following that it will, and will cause its respective subsidiaries to, use commercially reasonable efforts to:

•
except as required by prudent business practices, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

•
promptly give written notice to Mainland Bank of (A) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental authority having jurisdiction over Investar or any of its subsidiaries; or (B) any event or condition that would reasonably be expected to cause any of the representations or warranties of Investar contained in this Agreement to be untrue in any material respect or which would otherwise cause a material adverse effect on Investar or any of its subsidiaries; and

•
timely file, subject to extension, all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings.

From the date of the merger agreement and until the effective time of the merger, without the prior written consent of Mainland Bank, Investar has agreed to not:

•	take or fail to take any action that would, or would reasonably be expected to, adversely affect or materially impact Investar’s ability to perform its covenants and agreements under the agreement

•
take or fail to take any action that would cause, or would reasonably be expected to cause, the representations and warranties made by Investar to be inaccurate at the effective time or preclude Investar from making such representations and warranties at the effective time; or

•	take or fail to take any action that would, or would reasonably be expected to, adversely affect or materially impact Investar’s ability to consummate the merger.
Regulatory Matters
Investar and Mainland Bank have agreed to use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement. Investar and Mainland Bank have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
Additional Agreements
In addition to the agreements described above, the parties agreed in the merger agreement to take certain other actions, including but not limited to:

•
each party agreed to use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under the agreement and to cause the completion of the transactions contemplated hereby in accordance with the agreement;

•
each party agreed to use commercially reasonable efforts to assist and cooperate with the other party in filing all necessary applications and notices with, and obtaining all necessary approvals from, all governmental authorities having jurisdiction over the transaction;

•
each party agreed to promptly notify the other party in writing of any legal proceedings pending or, to the knowledge of such party, threatened against any party or any of its subsidiaries that might question the validity of the merger agreement or that seeks to enjoin or otherwise restrain the merger transactions;

•
Investar and Mainland Bank agreed to cooperate and furnish to the other all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of this proxy statement/prospectus, the registration statement on S-4, or any other filing, notice or application to be made or filed in connection with the merger agreement and the merger transactions and that such information would be true and correct;

•
Mainland Bank agreed that it would submit the merger agreement to its shareholders for approval, call a meeting of its shareholders as promptly as practicable after the Investar’s registration on Form S-4 becomes effective and generally use its commercially reasonable efforts to obtain the necessary approvals of the merger agreement and the merger by its shareholders;

•
Investar agreed that it will file with the SEC a Registration Statement on Form S-4 to register the shares of Investar common stock that are to be issued to shareholders of Mainland Bank in the merger and will file all documents required to have such shares included for listing on NASDAQ;

•
Investar and Mainland Bank agreed to jointly prepare this proxy statement/prospectus to be submitted to the shareholders of Mainland Bank in connection with its special shareholders’ meeting that is to be held for the purpose of approving the merger agreement and the merger transactions;

•
Investar and Mainland Bank agreed to use their commercially reasonable efforts and to cooperate with each other in obtaining all consents, approvals, waivers or similar authorizations that are required in connection with the merger agreement and the merger transactions;

•
Mainland Bank agreed that on the effective date, its deposits shall be of substantially the same character, mix, type, and makeup as such deposits were as of August 31, 2018. Such deposits shall include no additional “brokered deposits” (as such term is defined in 12 C.F.R. § 337.6(a)(2)), except for such additional brokered deposits agreed to by Investar and any extensions and renewals thereof;

•
each party has agreed that, as soon as practicable after they become available, it will deliver or make available to the other party all unaudited monthly and quarterly financial information prepared for the internal use of management of such party and all Consolidated Reports of Condition and Income filed with respect to Investar Bank and Mainland Bank, as applicable;

•
Mainland Bank has agreed to make such accounting entries consistent with GAAP as Investar may reasonably request in order to conform the accounting records of Mainland Bank to the accounting policies and practices of Investar and Investar Bank;

•
Mainland Bank agreed to execute and deliver such instruments and take such actions as Investar reasonably requests to cause the freeze, amendment or termination of any of Mainland Bank’s employee benefit plans and Investar agreed that the employees of Mainland Bank and its subsidiaries who continue their employment after the closing of the merger will be entitled to either (i) continue participation in any continuing Mainland Bank Plans or (ii) participate as newly hired employees in the employee benefit plans and programs maintained for employees of Investar or Investar Bank, such employees will be entitled to credit for prior service with Mainland Bank, and Investar will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, to the extent allowed by Investar’s plans and applicable law and subject to the provisions set forth in the merger agreement;

•
Investar has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of Mainland Bank or Mainland Bank, determined as of the effective time of the merger, as provided in Mainland Bank’s or Mainland Bank’s constituent documents (including, without limitation, the right to the advancement of expenses, if so provided), in each case as of the date of the merger agreement, with respect to matters occurring on or prior to the effective time of the merger will survive the merger and continue in full force and effect, without any amendment thereto, for a period of four years;

•
Mainland Bank has agreed pay for tail insurance premiums for the past acts and extended reporting period insurance coverage under Mainland Bank’s current directors’ and officers’ insurance policy (or comparable coverage) for a period of four years following the merger; and

•
each party agreed that it will not issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the merger agreement without the consent of the other party except as required by applicable law.

For a complete description of all agreements of Investar and Mainland Bank in connection with the merger, we refer you to the merger agreement, which is attached Annex A to this proxy statement/prospectus.
Agreement Not to Solicit Other Offers
Mainland Bank agreed that neither it, any of its subsidiaries, nor any of their respective directors, executive officers, agents or representatives will directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries with respect to, or provide any information to, conduct any assessment of or negotiate with any other person with respect to any acquisition proposal.

If Mainland Bank or any of its representatives receives an unsolicited bona fide acquisition proposal before the Mainland Bank shareholders have approved the merger agreement that the Mainland Bank Board has:

•
determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or is reasonably expected to result in a superior proposal;

•
determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause or is reasonably likely to cause it to violate its fiduciary duties under applicable law; and

•	obtained from such person or entity an executed confidentiality agreement, then Mainland Bank or its representatives may furnish information to and enter into discussions and negotiations with such other party. Mainland Bank has agreed to notify Investar in writing within 48 hours after receipt of any unsolicited acquisition proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal.
Conditions to Complete the Merger
The completion of the merger transactions depends on a number of conditions being satisfied upon or prior to the closing date. These include, among others:

•	accuracy of each party’s representations and warranties contained in the merger agreement as of the closing date of the merger in all material respects;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the merger agreement;

•	absence of a material adverse effect with respect to both parties;

•	receipt of all required consents, approvals, waivers and other assurances from non-governmental third parties;

•
receipt of all required governmental approvals of the merger in a manner that does not impose any non-standard conditions, restrictions or requirements that, individually or in the aggregate, would result in, or be reasonably likely to materially and adversely diminish the economic benefit of the merger to Investar;

•	no action having been taken, and no law or regulation having been promulgated, that would make the merger agreement or the merger illegal, invalid or unenforceable; and

•	approval of the merger agreement by the shareholders of Mainland Bank.
Additionally, Investar’s obligation to consummate the transaction is subject to the satisfaction of the following conditions:

•	holders of no more than 5% of the issued and outstanding Mainland Bank stock having demanded or being entitled to exercise dissenters’ rights under the TBOC;

•	each of the support agreement executed by Mainland Bank’s directors being in force and having been complied with in all material respects;

•	Investar’s receipt of a release, dated as of the closing date, from each director and executive officer of Mainland Bank;

•	registration of the shares of Investar common stock to be issued to shareholders of Mainland Bank with the SEC and the listing of such shares on NASDAQ; and

•	receipt of the opinions of counsel to Investar to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.
Any condition to the completion of the merger may be waived in writing by the party to the merger agreement entitled to the benefit of such condition. A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by law. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement
Investar and Mainland Bank can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Investar or Mainland Bank may decide, without the consent of the other, to terminate the merger agreement if:

•
any court of competent jurisdiction or governmental body has issued an order or taken any other action restraining or otherwise prohibiting the merger, and such order or other action is final and non-appealable;

•
the conditions to closing has not been met or waived by June 30, 2019 (or such later date as Investar and Mainland Bank may agree) unless the failure to complete the merger by that time is due to a breach of a representation or warranty or failure to comply with an obligation in the merger agreement by the party that seeks to terminate the merger agreement, or such party is in material breach of the agreement;

•	a regulatory authority disapproves the merger or requests the withdrawal of the related regulatory application;

•
Mainland Bank shareholders fail to approve the merger agreement, provided that Mainland Bank may only terminate in such case if the matter was presented to Mainland Bank’s shareholders for approval with the recommendation of the Mainland Bank Board;

•
the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within 30 days after the terminating party gives written notice of such failure to the breaching party;

or
Investar may also terminate the merger agreement without the consent of Mainland Bank if:

•
the appropriate regulatory authorities approve the merger, but only upon restrictions or conditions on the operations of Mainland Bank or Investar which would, or could reasonably be expected to, result in a materially adverse economic or business impact to the benefits of the transaction; require any person other than Investar to be deemed a financial or bank holding company under the Bank Holding Company Act of 1956; or require a material modification of, or limitation or restriction on, the business and governance of Investar;

•
Mainland Bank has not held a shareholder meeting to approve the merger on or before the later of June 30, 2019 and 30 days after the related registration statement has been declared effective by the SEC;

•
if Mainland Bank has breached its non-solicitation obligations contained in the merger agreement in a manner adverse to Investar, the board of Mainland Bank resolves to accept a competing acquisition proposal or the board of Mainland Bank changes its recommendation regarding the merger;

•	if any individual that has signed the voting agreement, a support agreement or a release has violated the terms thereof.
Mainland Bank may also terminate the merger agreement, without the consent of Investar, if the board of directors of Mainland Bank receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would cause the board of directors to violate its fiduciary duties under applicable law. However, Investar has the right to adjust the terms and conditions of the merger agreement so that the superior proposal no longer constitutes a superior proposal.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (i) each of Investar and Mainland Bank will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.
Termination Fee
In the event that the merger agreement is terminated by Mainland Bank because, prior to the approval of the merger agreement by the Mainland Bank shareholders by requisite shareholder vote, Mainland Bank has received an acquisition proposal that it deems to be a Superior Proposal (as defined in the merger agreement) and has complied with its obligations under the merger agreement with respect to such Superior Proposal, then Mainland Bank will pay Investar a termination fee equal to $816,000 plus up to $250,000 of the amount of Investar’s expenses in connection with the merger (which we collectively refer to as the “termination fee”).
In the event that the merger agreement is terminated by Investar based on the Mainland Bank Board having (i) not held the special meeting of Mainland Bank’s shareholder prior to June 30, 2019, (ii) determined to accept a superior proposal, as such term is defined in the merger agreement, (iii) recommended or endorsed an acquisition proposal, or (iv) materially breached certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they adopt the merger agreement, in any material respect, then Mainland Bank will pay Investar the termination fee.
In the event the merger agreement is terminated by either party and, at the time of termination (i) the special meeting has not occurred, (ii) there has been an acquisition proposal at any time prior to the termination of the merger agreement, and (iii) within twelve months after the date of such termination, Mainland Bank enters into a definitive agreement with the party or parties that made any acquisition proposal, then Mainland Bank will, on the date it enters into the definitive agreement with respect to such acquisition proposal, pay Investar a termination fee equal to.
Expenses and Fees
Except as described above or as expressly contemplated by the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by Investar and Mainland Bank, by action taken or authorized by their respective boards of directors, at any time. Except as prohibited by law, Investar and Mainland Bank may amend, extend, waive any inaccuracy, or waive compliance with the merger agreement only by if such modification is in writing and signed by both parties. However, after the date of the Mainland Bank shareholder meeting, approval of Mainland Bank’s shareholders is required for any modification or amendment to the merger agreement that changes the amount or kind of consideration that Mainland Bank shareholders will receive for their shares of the Mainland Bank common stock, or for any modification that would otherwise adversely affect Mainland Bank’s shareholders.
Mainland Bank Director Support and Voting Agreements
Mainland Bank Non-Competition and Confidentiality Agreements
Investar has entered into Director Support Agreements (which we refer to as the “support agreements”) with all of the directors and one advisory director of Mainland Bank. The support agreements will become effective only upon the consummation of the merger. Pursuant to the support agreements, Mainland Bank’s directors and advisory director agreed, as of the effective time of the merger, not to make any unauthorized disclosure, directly or indirectly, of any confidential and/or proprietary information and/or trade secrets of Investar, Investar Bank, or Mainland Bank. Those directors have also agreed, as of the effective time of the merger and for a period of two (2) years following consummation, to be bound by certain non-solicitation and non-competition provisions, which are customary in similar arrangements with directors of financial institutions.
Mainland Bank Voting Agreement
Contemporaneously with the execution of the merger agreement, the directors and executive officers of Mainland Bank, who together own more than 41.0% of the outstanding common stock of Mainland Bank, have entered into a voting agreement (which we refer to as the “voting agreement”), pursuant to which they have agreed, (i) to vote in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby at a Mainland Bank shareholder meeting; and (ii) that they will not invite any acquisition proposal (as defined in the merger agreement) or communicate with any person that has made or is considering an acquisition proposal. The voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the effective time.
INVESTAR SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of September 30, 2018, Investar had approximately 731 shareholders of record. The following table sets forth information regarding the beneficial ownership of Investar’s common stock as of September 30, 2018, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act), known to Investar to be the beneficial owner of 5% or more of its outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock outstanding as of September 30, 2018, which was 9,545,701 shares.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
FJ Capital Management LLC 1313 Dolley Madison Boulevard, Suite 306 McLean, VA 22101	794,826	(1)	8.4%
Charles J. Moore and Associates 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	594,513	(2)	6.2%
EJF Capital LLC 2107 Wilson Boulevard, Suite 410 Arlington, VA 22201	584,224	(3)	6.1%
______________________________

(1)
The amount shown in the table above and the following information are based on a Schedule 13G/A filed with the SEC on February 14, 2018 by FJ Capital Management LLC (“FJ Capital”) reporting beneficial ownership as of December 31, 2017. FJ Capital has shared voting power with respect to all of the shares and shared dispositive power with respect 465,600 of the shares covered by the Schedule 13G/A. FJ Capital is a registered sub-investment advisor, managing member, or manager to clients of FJ Capital that are the record owners of the shares. To the knowledge of FJ Capital, no client owns more than 5% of Investar's common stock.

(2)
The amount shown in the table above and the following information are based on a Schedule 13G filed with the SEC on February 14, 2018 by Banc Fund VI L.P., Banc Fund VII L.P., Banc Fund VIII L.P., and Banc Fund IX L.P. (collectively, the “Funds”) reporting beneficial ownership as of December 31, 2017. Banc Funds Company, L.L.C. (“Banc Funds”) is the general partner of each of the Funds. As reported in the Schedule 13G, through his positions as manager of the Funds and principle of Banc Funds, Charles J. Moore has sole voting and dispositive power with respect to all of the shares covered by the Schedule 13G. To the knowledge of Banc Funds, no client owns more than 5% of Investar's common stock.

(3)
The amount shown in the table above and the following information are based on a Schedule 13G filed with the SEC on February 14, 2018 by EJF Capital LLC (“EJF”) reporting beneficial ownership as of December 31, 2017. EJF has shared voting and dispositive power with respect to all of the shares covered by the Schedule 13G. EJF is a registered investment advisor to clients of EJF that are the record owners of the shares. To the knowledge of EJF, no client owns more than 5% of Investar's common stock.

The following table includes information about the common stock owned by Investar’s directors, nominees and executive officers, as of September 30, 2018, including each individual’s name, position and the number of shares beneficially owned by each. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 7244 Perkins Road, Baton Rouge, Louisiana 70808. In computing each listed person’s particular percentage ownership, we deemed as outstanding any shares of common stock subject to options or warrants held by that person that are exercisable currently or within 60 days of September 30, 2018.

Name of Beneficial Owner	Number of Shares		Number of Shares Subject to Exercisable Options	Total Beneficial Ownership	Percent of Class(1)
Directors:
James M. Baker	7,727		—	7,727	*
Thomas C. Besselman, Sr.	89,268		—	89,268	*
James H. Boyce, III	26,957		—	26,957	*
Robert M. Boyce, Sr.	53,126		—	53,126	*
William H. Hidalgo, Sr.	57,270	(2)	—	57,270	*
Gordon H. Joffrion, III	26,973	(3)	—	26,973	*
Robert Chris Jordan	22,850		—	22,850	*
David J. Lukinovich	45,749	(4)	—	45,749	*
Suzanne O. Middleton	25,480		—	25,480	*
Andrew C. Nelson, M.D.	98,152	(5)	—	98,152	1.03
Carl R. Schneider, Jr.	11,182	(6)	—	11,182	*
Frank L. Walker	28,918		—	28,918	*

Named Executive Officers:
John J. D’Angelo	177,356	(7)	80,284	257,640	2.70
Christopher L. Hufft	24,593	(8)	12,576	37,169	*
Dane M. Babin	15,941	(9)	—	15,941	*
All directors, nominees, and executive officers as a group (19 persons total)	768,364	(10)	127,540	895,904	9.39%
______________________________

*	Represents less than 1%, based on 9,545,701 shares of our common stock outstanding as of September 30, 2018.

(1)
Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all stock options and warrants to acquire shares of our common stock held by such person that are exercisable currently or within 60 days of September 30, 2018.

(2)	Includes (i) 19,571 shares registered in the name of William H. Hidalgo Trust and (ii) 4,566 registered in the name of Mr. Hidalgo’s spouse.

(3)	Includes 11,610 shares registered in the name of Mr. Joffrion’s spouse.

(4)	Includes (i) 16,651 shares registered in the name of Solomon’s Portico, LLC an affiliate of Mr. Lukinovich and (ii) 17,677 shares registered in the name of Mr. Lukinovich’s spouse and children.

(5)	Includes 7,760 shares registered in the name of AJ’s Investment Co., LLC, an affiliate of Dr. Nelson.

(6)	Includes 1,807 shares registered in the name of Mr. Schneider’s spouse.

(7)
Mr. D’Angelo is also a director. His ownership includes (i) 2,074 shares held in brokerage accounts by John J. D’Angelo for the benefit of his four minor children and 14,547 shares of unvested restricted stock.

(8)	Includes 6,310 shares of unvested restricted stock.

(9)	Includes 4,229 shares of unvested restricted stock.

(10)	Includes 2,244 shares as to which one of our executive officers shares voting and investment power pursuant to a power of attorney.

INFORMATION ABOUT MAINLAND BANK
Information About Mainland Bank’s Business
Mainland Bank was chartered as a Texas state bank in 1945. Since its inception, Mainland Bank has grown organically. Mainland Bank currently operates from three banking offices, which are located in Texas City and Dickinson in Galveston County, Texas, and Houston in Harris County, Texas. Each of those locations is within the Houston metropolitan statistical area, or Greater Houston. As of September 30, 2018, Mainland Bank had total assets of approximately $140.1 million, total deposits of approximately $122.0 million, total loans (net of allowance for loan losses) of approximately $81.2 million, and total stockholders’ equity of approximately $13.0 million. Mainland Bank does not file reports with the SEC. Mainland Bank does, however, voluntarily provide certain financial reports, including annual audited financial statements, to its shareholders.
Mainland Bank’s principal executive offices are located at 2501 Palmer Highway, Suite 100, Texas City, Texas 77590, and its telephone number at that address is (409) 948-1625. Mainland Bank’s website address is www.mainlandbank.com. For additional information about Mainland Bank and its subsidiaries see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
Products and Services
Mainland Bank is a traditional commercial bank offering a wide variety of services to satisfy the needs of its consumer and commercial customers, most of which are located in Mainland Bank’s primary market of Greater Houston. Mainland Bank primarily serves as a commercial lender to small and medium-sized wholesale, retail and construction-related businesses, medical services, commercial real estate and other general businesses primarily for working capital needs, business equipment, inventory, property acquisition and expansions. Consumer loans, which are immaterial to Mainland Bank in aggregate amount, include loans for the purposes of financing items such as single-family residential homes, automobiles, recreational vehicles, household goods, home improvements, education and personal investments. Mainland Bank also provides business and personal depository products and services, including checking and savings accounts, certificates of deposit, money market accounts, individual retirement accounts, debit cards, online banking, direct deposit services, business accounts, cash management services and provides access to automated teller machines. Mainland Bank’s business is not seasonal in any material respect.
Market Area and Competition
Mainland Bank currently operates from three banking offices in the Greater Houston market. Each activity in which Mainland Bank is engaged involves competition with other banks, as well as nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside the Greater Houston market, Mainland Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Mainland Bank also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which Mainland Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Mainland Bank.

Employees
As of September 30, 2018, Mainland Bank had 22 full-time equivalent employees, none of whom is covered by a collective bargaining agreement.
Legal Proceedings
Mainland Bank and its subsidiaries are not currently, but may from time to time be, defendants in various lawsuits arising in of the normal course of business. In the opinion of management, the ultimate resolution of such matters should not have a material adverse effect on Mainland Bank’s consolidated financial condition or results of operations. Litigation is, however, inherently uncertain, and Mainland Bank cannot make assurances that it will prevail in any of these actions, nor can it estimate with reasonable certainty the amount of damages that it might incur.

MAINLAND BANK SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of Mainland Bank common stock as of December 10, 2018, the record date for the special meeting, by: (i) each person who is known by Mainland Bank to beneficially own 5.0% or more of Mainland Bank’s common stock; (ii) each director of Mainland Bank; (iii) the principal executive officer and the two other most highly compensated executive officers of Mainland Bank; and (iv) all directors and executive officers of Mainland Bank as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Mainland Bank believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o Mainland Bank, 2501 Palmer Highway, Suite 100, Texas City, Texas 77590.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Principal Shareholders who are Not Directors or Executive Officers
Michael J. Gaido, Jr.	$22,006	8.75%
Melissa Lyons-Gardner	18,864	7.50%
Michelle L. Spier	18,864	7.50%
Edward R. Harris Marital Deduction Trust	15,721	6.25%
Directors and Named Executive Officers
Robert N. Bannon, Director	23,580	9.38%
Mark A. Lyons, Director	23,430	9.32%
Robert L. Harris, II, Director & Chief Executive Officer	11,421	4.54%
Tomy G. Hamon, Director	9,433	3.75%
Joseph A. Hoover, Director	4,716	1.88%
Michael J. Gaido, III, Director	4,568	1.82%
Peter K. Dunn, Director	4,568	1.82%
Thomas Cook, IV, Director	4,526	1.80%
Edward R. Harris, Jr., Director	3,145	1.25%
Richard S. Celli, Director & Chairman of the Board	2,285	0.91%
J.J. Stanford, EVP & Chief Credit Officer	11,421	4.54%
Clifton E. Lamar, EVP & Chief Information Officer	—	—%
Directors and Named Executive Officers as a group (12 persons)	$103,093	41.01%
______________________________

*	Indicates ownership which does not exceed 1.0%.

(1)
The percentage beneficially owned was calculated on a fully-diluted basis based on 251,357 shares of Mainland Bank common stock issued and outstanding as of the record date or subject to options which are exercisable within sixty days from the record date.

DESCRIPTION OF CAPITAL STOCK OF INVESTAR
As a result of the merger, Mainland Bank shareholders who receive shares of Investar common stock in the merger will become shareholders of Investar. Your rights as a shareholder of Investar will be governed by Louisiana law and the Investar articles of incorporation and the Investar bylaws. The following briefly summarizes the material terms of Investar common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Investar’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the Louisiana Business Corporation Act (which we refer to as the “LBCA”) and the Investar articles of incorporation and Investar bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which Investar and Mainland Bank urge you to read. Copies of Investar’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as the copies of Mainland Bank’s governing documents, see “Where You Can Find More Information.”
Overview
Investar’s articles of incorporation authorize it to issue up to 40,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, no par value per share. The authorized but unissued shares of Investar’s capital stock will be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.
As of December 12, 2018, there were 9,498,951 shares of Investar common stock issued and outstanding. All issued and outstanding shares at that date were, and the shares of Investar common stock upon completion of the merger will be, fully paid and nonassessable. Immediately following the completion of the merger, Investar expects to have 10,262,800 shares of Investar common stock outstanding. Also, as of December 12, 2018, there were outstanding options and warrants to purchase 340,646 shares of Investar common stock.
Investar Common Stock
Voting Rights. Each share Investar common stock entitles the holder thereof to one vote in the election of directors and on all other matters submitted to the vote of its shareholders. Holders of Investar common stock are not entitled to cumulate their votes in the election of directors.
With respect to any matter other than the election of directors or a matter for which a different approval threshold is established by Louisiana law or Investar’s articles of incorporation (as described below), a matter submitted to the shareholders will be approved if a majority of the votes cast are in favor of such matter, at a meeting at which a quorum is present. Directors are elected by a plurality vote.
The following extraordinary actions have different approval thresholds under the LBCA or Investar’s articles of incorporation:

•
Amendments to Investar’s articles of incorporation. Investar’s articles of incorporation may be amended upon the affirmative vote of the greater of: (i) a majority of the votes entitled to be cast on the amendment; or (ii) two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting.

•
Merger, consolidation or share exchange. Approval of a merger, consolidation or share exchange to which Investar is a party is subject to the affirmative vote of the greater of: (i) a majority of the votes entitled to be cast on the proposal; or (ii) two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting.

•
Dissolution or sale of substantially all of the assets. Investar’s articles of incorporation provide that any dissolution or sale of substantially all of its assets must be approved by two-thirds of the total voting power of the corporation at a special meeting of its shareholders.

Dividends. Holders of Investar common stock are entitled to dividends when, as and if declared by Investar’s board of directors out of funds legally available therefor.
Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of Investar’s affairs, all shares of Investar common stock will be entitled to share equally in all remaining assets after the holders of shares of preferred stock or other senior securities have received the liquidation preference of their shares plus any declared but unpaid dividends, if any, and after all other indebtedness has been retired.
Preemptive Rights; Other. Investar common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.
Investar Preferred Stock
Investar’s articles of incorporation permit it to issue one or more series of preferred stock and authorize Investar’s board of directors to fix the designations, preferences and relative, participating, optional or other special rights (including voting rights), qualifications and limitations of any such series of preferred stock, without further shareholder approval. Each share of a series of preferred stock will have the same relative rights as, and be identical in all respects with, all the other shares of the same series. While the terms of preferred stock may vary from series to series, investors should assume that all shares of preferred stock that Investar may issue will be senior to its common stock in respect of distributions and on liquidation.
Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of Investar’s common stock, the issuance of one or more series of preferred stock may affect the holders of common stock in a number of respects, including the following: by subordinating Investar’s common stock to the preferred stock with respect to dividend rights, liquidation preferences and other rights, preferences, and privileges; by diluting the voting power or the earnings per share of Investar’s common stock; and by issuing common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of the common stock that is outstanding prior to such issuance.
Other Anti-Takeover Provisions
In addition to the ability to issue common and preferred stock without shareholder approval, Investar’s articles of incorporation and bylaws contain a number of provisions which may have the effect of delaying, deferring or preventing a change in control of Investar. See “Comparison of Shareholder Rights.”
COMPARISON OF SHAREHOLDERS’ RIGHTS
Investar is a Louisiana corporation and is governed by Louisiana law. Mainland Bank is a Texas state bank and is governed under Texas law. Upon completion of the merger, Mainland Bank’s shareholders will become shareholders of Investar, and the separate existence of Mainland Bank will cease. Accordingly, following the merger, the rights of Mainland Bank’s shareholders will be governed by Louisiana law and Investar’s articles of incorporation and bylaws. The material differences between the rights of holders of Investar common stock and the rights of holders of Mainland Bank common stock resulting from the differences in Texas and Louisiana law and any differing provisions of their governing documents (in Investar’s case, its articles of incorporation and bylaws and, in Mainland Bank’s case, its articles of association and bylaws) are summarized below.
The following summary does not purport to be a complete statement of the rights of Investar shareholders and Mainland Bank shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders of Investar or Mainland Bank, respectively, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed, and is qualified in its entirety by reference to the LBCA, the Texas Finance Code, the TBOC and the governing documents of Investar and Mainland Bank, to which the shareholders of Mainland Bank are referred. Copies of Investar’s governing documents have been filed with the SEC. Copies of the Mainland Bank’s articles of association and bylaws are available upon written request from Mainland Bank. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
Authorized Capital Stock
Investar . Investar’s articles of incorporation authorize it to issue 10,000,000 shares of common stock, par value $1.00 per share. Investar’s articles of incorporation also authorize it to issue 1,000,000 shares of preferred stock, no par value per share. As of December 12, 2018, there were 9,498,951 shares of Investar common stock issued and outstanding and no shares of its preferred stock were issued and outstanding.
Mainland Bank. Mainland Bank’s articles of association authorize it to issue 500,000 shares of common stock, par value $0.001 per share. Mainland Bank’s articles of association do not authorize it to issue preferred stock. As of December 10, 2018, the record date, there were approximately 251,357 shares of Mainland Bank common stock issued and outstanding.
Boards of Directors
Investar. Investar’s bylaws provide for a board of directors consisting of the number determined from time to time by its board of directors, which number shall never be less than five or more than 30. Investar’s directors serve a one-year term and are elected by a plurality of the votes cast at each annual meeting Investar’s shareholders.
Mainland Bank. Mainland Bank’s articles of association provide for a board of directors consisting of not less than five and not more than 25 members, to be fixed by the bank’s shareholders. The articles of association require that a majority of the directors be bona fide residents of the state of Texas. Mainland Bank’s directors serve a one-year term, and in accordance with Texas law are elected by a plurality of the votes actually cast at each annual meeting of Mainland Bank’s shareholders.
Filling Vacancies on the Board of Directors
Investar. Investar’s board of directors may fill a vacancy on the board of directors by a majority vote of the board of directors in accordance with the LBCA.
Mainland Bank. Mainland Bank’s board of directors may fill a vacancy on the board of directors by a majority vote of the board of directors. If authorized by a resolution of the shareholders, a majority of the board of directors may resolve to increase the number of directors and fill such vacancies, provided that the board may not increase the number of directors by more than two in any given year.
Nomination of Directors
Investar. Investar’s articles of incorporation and bylaws do not contain provisions restricting a shareholder’s right to nominate directors for election at an annual meeting. If, however, a shareholder wishes to nominate a candidate, the shareholder must submit to Investar a timely written notice including the candidate’s name and address, along with adequate information as to the candidate’s qualifications. To be considered timely, the notice must be received by Investar’s corporate secretary by the date that is not later than the close of business on the 90th day and not earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting.
Mainland Bank. Mainland Bank’s articles of association and bylaws do not contain provisions restricting a shareholder’s right to nominate directors for election at an annual meeting.
Removal of Directors
Investar. An Investar director or the entire board of directors may be removed at any time, with or without cause, at any special or annual meeting of the shareholders of Investar, by the affirmative vote of a majority of the total voting power of Investar.

Mainland Bank. A Mainland Bank director or the entire board of directors may be removed at any time, with or without cause, at any special or annual meeting of the shareholders of Mainland Bank, by a majority of the total voting power of Mainland Bank.
Special Meetings of Shareholders
Investar. Special meetings of Investar shareholders may be called by:

•	Investar’s President;

•	a majority of its board of directors; or

•	shareholders holding not less than ten percent of all shares of Investar stock entitled to vote at the meeting.
Mainland Bank. Special meetings of Mainland Bank’s shareholders may be called by:

•	a majority of the board of directors;

•	the Chairman of the board of directors;

•	Mainland Bank’s President; or

•	a shareholder owning five percent or more of the issued and outstanding shares of the common stock of Mainland Bank.
Under Texas law, a special meeting may also be called by the holders of at least ten percent of the issued and outstanding shares of the common stock of Mainland Bank.
Anti-takeover Provisions
Investar. Approval of a merger, consolidation or share exchange to which Investar is a party is subject to the affirmative vote of the greater of: (i) a majority of the votes entitled to be cast on the proposal; or (ii) two-thirds of the voting power which is present, in person or by proxy, at the shareholders’ meeting. See “Description of Capital Stock of Investar-Investar Common Stock-Voting Rights.”
Mainland Bank. Texas law requires the affirmative vote of not less than two-thirds of the number of shares entitled to vote to approve a merger or other business combination.
Indemnification of Directors and Officers
Investar. Investar’s bylaws provide generally that Investar will indemnify and hold harmless, to the fullest extent permitted by Louisiana law, its directors and officers, as well as other persons who have served as directors, officers, fiduciaries or in other representative capacities, serving at its request in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to Investar’s directors, officers and controlling persons, Investar have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Mainland Bank. Mainland Bank’s bylaws require the indemnification of individuals against liabilities arising out of their status of officers and directors of Mainland Bank to the fullest extent permitted by law, provided that indemnification shall not be provided to a person if such person has been finally adjudged to have been negligent in the performance of their duties or to have committed any act or to have failed to perform any duty for which there is a common law or statutory liability. Further, if there is a settlement of such an action or threatened action, Mainland

Bank will not provide indemnification for the amount paid to settle the claim or for reasonable expenses incurred in connection with such claim without the approval of a majority of Mainland Bank’s shareholders.
The indemnification provisions in the merger agreement and the respective articles of incorporation and bylaws of Mainland Bank and Investar are limited by applicable federal statutes and regulations, including federal banking regulations and securities laws.
COMPARATIVE MARKET PRICES AND DIVIDENDS
Investar
Investar common stock is listed on NASDAQ under the symbol “ISTR.” As of December 12, 2018, the latest practicable date prior to the printing of this proxy statement/prospectus, there were approximately 729 holders of record of Investar common stock. As of such date, approximately 9,498,951 shares of Investar common stock were outstanding.
The following table shows the high and low sales prices per share of Investar common stock as reported on NASDAQ on (1) October 9, 2018, the last full trading day preceding the public announcement that Investar and Mainland Bank had entered into the merger agreement, (2) December 12, 2018, the latest practicable trading day before the printing of this proxy statement/prospectus and (3) the periods indicated therein, as well as common stock dividends that Investar has declared in such periods.

	Investar common stock		Dividends Per Share
	High	Low
October 9, 2018(1)	$27.15	$25.81	—
December 12, 2018(2)	25.80	24.39	—

Quarter Ended
December 31, 2018 (through December 12, 2018)	27.84	22.53	—
September 30, 2018	29.90	24.40	0.0450
June 30, 2018	28.95	24.05	0.0400
March 31, 2018	26.55	23.10	0.0350
December 31, 2017	24.60	20.35	0.0315
September 30, 2017	24.15	20.25	0.0300
June 30, 2017	23.75	21.27	0.0220
March 31, 2017	22.50	18.31	0.0200
December 31, 2016	19.70	15.40	0.1210
September 30, 2016	16.47	15.00	0.0110
June 30, 2016	16.48	14.61	0.0100
March 31, 2016	17.63	13.63	0.0090
______________________________

(1)	The last full trading day preceding the public announcement of the entry into the merger agreement.

(2)	The latest practicable date prior to the printing of this proxy statement/prospectus.

The foregoing table may not provide meaningful information to Mainland Bank shareholders in determining whether to approve the Mainland Bank merger proposal. Mainland Bank shareholders are advised to obtain current market quotations for Investar common stock. The market price of Investar common stock will fluctuate between the date of this proxy statement/prospectus, the date of the special meeting and the date of completion of the merger. No assurance can be given concerning the market price of Investar common stock before or after the closing date of the merger. Changes in the market price of Investar common stock prior to the closing of the merger will affect the market value of the merger consideration that Mainland Bank shareholders will be entitled to receive upon completion of the merger. See the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 18.
Investar’s Dividend Policy
Subject to the approval of Investar’s board of directors, Investar expects to continue the payment of a cash dividend on a quarterly basis to holders of its common stock. Investar’s board of directors may change the amount of, or entirely eliminate the payment of, future dividends in its sole discretion and without notice to Investar shareholders. Any future determination relating to Investar’s dividend policy will depend upon a number of factors, including, but not limited to: (1) Investar’s historical and projected financial condition, liquidity and results of operations, (2) Investar’s capital levels and needs, (3) any acquisitions or potential acquisitions that Investar is considering, (4) contractual, statutory and regulatory prohibitions and other limitations (as briefly discussed below), (5) general economic conditions and (6) other factors deemed relevant by Investar’s board of directors. Investar cannot assure you that it will be able to pay dividends to holders of its common stock in the future.
Investar’s ability to pay dividends may be limited on account of its outstanding indebtedness or as a result of any additional indebtedness that it incurs in the future. Investar must make payments on its outstanding debt obligations, and will be required to make payments on any indebtedness that it acquires in the merger, before any dividends can be paid on its common stock. Investar expects to be subject to similar restrictions with respect to any indebtedness that it may incur in the future.
As a Louisiana corporation, Investar is subject to certain restrictions on dividends under the LBCA. Generally, a Louisiana corporation may pay dividends to its shareholders unless, after giving effect to the dividend, either: (1) the corporation would not be able to pay its debts as they come due in the usual course of business; or (2) the corporations’ total assets are less than the sum of its total liabilities and the amount that would be needed, if the corporation were to be dissolved at the time of the payment of the dividend, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend. Payments of future dividends, if any, are within the discretion of Investar’s board of directors and will depend upon a number of factors, including Investar’s historical and projected financial condition, liquidity and results of operations; then-existing conditions, including its results of operations, financial condition, capital requirements, investment opportunities, growth opportunities, any legal or contractual limitations on its ability to pay dividends and other factors Investar’s board of directors may deem relevant.
Investar’s status as a financial holding company also affects its ability to pay dividends, in two ways. First, since Investar is a holding company with no material business activities, its ability to pay dividends is substantially dependent upon the ability of Investar Bank to transfer funds to Investar in the form of dividends, loans and advances. Investar Bank’s ability to pay dividends and make other distributions and payments to Investar is itself subject to various legal, regulatory and other restrictions. Second, as a holding company of a bank, Investar’s payment of dividends must comply with the policies and enforcement powers of the Federal Reserve.
For additional information about the regulatory restrictions and limitations on both Investar Bank and Investar with respect to the payment of dividends, see the section entitled “Business-Supervision and Regulation-Dividends” in its Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this proxy statement/prospectus. For further information regarding Investar’s historical dividend payments, see “Comparative Market Prices and Dividends.”
Mainland Bank
There is no established public trading market for the common stock of Mainland Bank, and no market for Mainland Bank’s common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Mainland Bank’s common stock, and Mainland Bank’s common stock is not listed or quoted on any stock exchange or automated quotation system. Mainland Bank acts as its own agent and registrar for its shares of common stock. As of December 10, 2018, the record date, there were approximately 51 holders of Mainland Bank’s common stock.

From time to time, Mainland Bank became aware of trades of shares of its common stock. The following table sets forth the high and low sales prices (to the extent known to management of Mainland Bank) for trades of Mainland Bank common stock for the periods shown:

		High	Low	Number of Trades	Number of Shares Traded
2016	First Quarter	—	—	—	—
	Second Quarter	—	—	—	—
	Third Quarter	—	—	—	—
	Fourth Quarter	—	—	—	—
2017	First Quarter	—	—	—	—
	Second Quarter	—	—	—	—
	Third Quarter	—	—	—	—
	Fourth Quarter	—	—	—	—
2018	First Quarter	$50.00	$50.00	1	1,015
	Second Quarter	$53.00	$53.00	1	1,015
	Third Quarter	—	—		—
	Fourth Quarter (through Dec. 12, 2018)	—	—	—	—

The most recent trade of Mainland Bank’s common stock occurred on June 27, 2018, when 1,015 shares were traded at a price of $53.00 per share. There have been other limited transfers of Mainland Bank’s common stock that are not reflected in the table above which were excluded because they were transferred between related parties (as gifts, by will or intestate succession, or transfers from trustees or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of Mainland Bank’s common stock.
Mainland Bank is not currently obligated to register its common stock or, upon any registration, to create a market for its common stock.
The following table sets forth the cash dividends Mainland Bank has paid per share of its common stock for the periods shown:

		Amount per Share	Date Declared	Record Date	Date Paid
2016	First Quarter	$1.75	01/25/2016	12/31/2015	01/25/2016
	First Quarter* (Special Dividend)	0.70	03/29/2016	12/31/2015	03/30/2016
	Second Quarter	1.49	04/26/2016	03/31/2016	04/26/2016
	Third Quarter	1.37	07/26/2016	06/30/2016	07/26/2016
	Fourth Quarter	1.54	10/25/2016	09/30/2016	10/26/2016
2017	First Quarter	1.75	01/23/2017	12/31/2016	01/24/2017
	Second Quarter	1.67	04/25/2017	03/31/2017	04/26/2017
	Third Quarter	2.14	07/27/2017	06/30/2017	07/27/2017
	Fourth Quarter	2.12	10/24/2017	09/30/2017	10/24/2017
2018	First Quarter	2.6	12/28/2017	12/31/2017	01/03/2018
	Second Quarter	—	—	—	—
	Third Quarter	—	—	—	—
	Fourth Quarter (through December 12, 2018)	—	—	—	—

Mainland Bank’s Dividend Policy
As a Texas state bank, Mainland Bank’s ability to pay dividends is restricted by certain laws and regulations. Under the Texas Finance Code, without the prior approval of the Texas Department of Banking, Mainland Bank may only declare or pay cash dividends of its undivided profits and not of its capital or capital surplus.
In addition to Texas law restrictions on Mainland Bank’s ability to pay dividends, under the Federal Deposit Insurance Corporation Improvement Act. Mainland Bank may not pay any dividend if the payment of the dividend would cause Mainland Bank to become undercapitalized or if Mainland Bank is “undercapitalized.” The FDIC may further restrict the payment of dividends by requiring that Mainland Bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the FDIC, Mainland Bank is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, that Mainland Bank cease such practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the FDIC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings. Under regulatory capital guidelines, Mainland Bank must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 6.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of September 30, 2018, Mainland Bank had a ratio of Tier 1 capital to adjusted total assets of 10.33%, a ratio of Tier 1 capital to risk-weighted assets of 13.23% and a ratio of total risk based capital to risk-weighted assets of 14.32%.

ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Investar (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Mainland Bank common stock that exchange their shares of Mainland Bank common stock for shares of Investar common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those U.S. holders of Mainland Bank common stock that hold their shares of Mainland Bank common stock as a “capital asset” within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances or to a holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a holder that is:

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	a holder of Mainland Bank common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Mainland Bank common stock that received Mainland Bank common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of Mainland Bank common stock that has a functional currency other than the U.S. dollar;

•	a holder of Mainland Bank common stock that holds Mainland Bank common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a U.S. expatriate or certain former citizens or long-term residents of the United States.
For purposes of this discussion, the term “U.S. holder” means, subject to the exclusions above, a beneficial owner of Mainland Bank common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
Determining the actual tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including without limitation the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
Tax Consequences of the Merger Generally
In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Fenimore, Kay, Harrison & Ford LLP has rendered its tax opinion to Investar addressing the U.S. federal income tax consequences of the merger as described below. In rendering its tax opinion, counsel relied upon representations and covenants, including those contained in certificates of officers of Investar and Mainland Bank, reasonably satisfactory in form and substance to such counsel. The opinion represents counsel’s best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. Investar has not requested nor does it intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger, and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein. A copy of the tax opinion is attached as Exhibit 8.1 to the registration statement on Form S-4, of which this proxy statement/prospectus forms a part.
The obligations of Investar to complete the merger are conditioned on, among other things, the receipt by Investar of an updated opinion from Fenimore, Kay, Harrison & Ford LLP, dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The condition relating to receipt of the updated opinion may be waived by Investar. Investar does not currently intend to waive the condition related to the receipt of the updated opinion. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.
U.S. Holders that Receive Investar Common Stock
The aggregate tax basis of the Investar common stock received by a U.S. holder that exchanges its Mainland Bank shares for Investar common stock as a result of the merger generally will be the same as the aggregate tax basis of the Mainland Bank shares surrendered in exchange therefor. The holding period of the Investar common stock received (including any fractional share deemed received and redeemed) will include the holding period of the Mainland Bank shares surrendered. A U.S. holder receiving Investar common stock should consult its own tax advisor regarding the manner in which the above rules would apply in the holder’s particular circumstance.
U.S. Holders that Receive Solely Cash Due to Exercise of Dissenters’ Rights
Upon the proper exercise of dissenters’ rights, the exchange of Mainland Bank shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Mainland Bank shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the Mainland Bank shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Investar common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. Such U.S. holders should consult their tax advisors regarding the application of such tests.

Cash Instead of a Fractional Share
If a U.S. holder receives cash in lieu of a fractional share of Investar common stock, the U.S. holder will be treated as having received a fractional share of Investar common stock pursuant to the merger and then as having exchanged the fractional share of Investar common stock for cash in a redemption by Investar. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the fractional share of Investar common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the Mainland Bank common stock surrendered therefor) exceeds one year.
Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization
If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Mainland Bank common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Investar common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) such U.S. holder's adjusted tax basis in the shares of Mainland Bank common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of Mainland Bank common stock exchanged in the merger.
Backup Withholding
Backup withholding may apply to certain U.S. holders receiving cash in lieu of a fractional share of Investar common stock to the extent of such cash received.  U.S. holders concerned about this should consult their own tax advisors regarding the manner in which back-up withholding may or may not apply to them.
Certain Reporting Requirements
If a U.S. holder that receives Investar common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Mainland Bank common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Mainland Bank shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Mainland Bank or (z) owned Mainland Bank securities with a tax basis of $1.0 million or more.
This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Mainland Bank common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

LEGAL MATTERS
The validity of the Investar common stock to be issued in the merger will be passed upon for Investar by Fenimore, Kay, Harrison & Ford, LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Investar and Mainland Bank by Fenimore, Kay, Harrison & Ford, LLP.
EXPERTS
The consolidated financial statements of Investar Holding Corporation at December 31, 2017, and for the year then ended, appearing in Investar Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Investar Holding Corporation’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.
The consolidated financial statements of Investar Holding Corporation at December 31, 2016, and for the years ended December 31, 2016 and 2015, appearing in Investar Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017 have been audited by Postlethwaite & Netterville, APAC, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of Postlethwaite & Netterville, APAC as experts in accounting and auditing.
The financial statements of Mainland Bank as of December 31, 2017, included in this proxy statement/prospectus have been audited by Briggs & Veselka Co., an independent public accounting firm, as stated in their report, included in this proxy statement/prospectus. Such consolidated financial statements have been so incorporated in reliance given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Investar has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Investar common stock that Mainland Bank shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Investar and Investar common stock. The rules and regulations of the SEC allow Investar to omit certain information included in the registration statement from this proxy statement/prospectus.
Investar also files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of the materials Investar files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. General information about Investar, including Investar’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Investar’s website at Investarbank.com as soon as reasonably practicable after Investar files them with, or furnishes them to, the SEC. Information on Investar’s website is not incorporated into this proxy statement/prospectus or Investar’s other securities filings and is not a part of these filings.
The SEC allows Investar to “incorporate by reference” into this proxy statement/prospectus certain information that Investar files with the SEC, which means that Investar can disclose important information to you without actually including the specific information in this proxy statement/prospectus by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Investar incorporates by reference into this proxy statement/prospectus the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this proxy statement/prospectus and prior to the termination of the offering covered by this proxy statement/prospectus, in each case, other than information furnished to the SEC (including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) and which is not deemed filed under the Exchange Act: Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

•	Investar’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 16, 2018;

•
Investar’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2018, June 30, 2018, and September 30, 2018, filed with the SEC on May 10, 2018, August 9, 2018 and November 9, 2018, respectively;

•
Investar’s Current Reports on Form 8-K filed with the SEC on March 1, 2018, May 25, 2018, and October 10, 2018 (unless stated otherwise in the applicable report, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated herein by reference);

A description of Investar’s common stock is included in this proxy statement/prospectus.
Information about Investar can also be found in additional documents that Investar may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Mainland Bank’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.
You can obtain any of the documents referred to above through Investar or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from Investar without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Investar at the following address:
Investar Holding Corporation
7244 Perkins Road
Baton Rouge, Louisiana 70808
Attention: John J. D’Angelo
Telephone: (225) 227-222

Mainland Bank is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Mainland Bank, please send a request in writing or by telephone to Mainland Bank at the following address:
Mainland Bank
2501 Palmer Highway, Suite 100
Texas City, Texas 77590
Attention: Robert Harris
Telephone: (409) 948-1625
If you would like to request documents, please do so by the fifth business day before your meeting to receive them before the Mainland Bank special meeting. If you request any incorporated documents from Investar, then Investar will mail them to you by first-class mail, or another equally prompt means, within one business day after Investar receives your request.
Investar has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Investar, and Mainland Bank has supplied all information contained in this proxy statement/prospectus relating to Mainland Bank.
Neither Investar nor Mainland Bank has authorized anyone to give any information or make any representation about the merger, the Investar share issuance or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

MAINLAND BANK
UNAUDTIED BALANCE SHEETS
SEPTEMBER 30, 2018

Sept. 30, 2018
ASSETS
Cash and due from banks	$3,062
Interest-bearing balances due from other banks	28,143
Federal funds sold	420
Cash and cash equivalents	31,625
Available for sale securities	22,853
Held to maturity securities	—
Loans	82,357
Less: allowance for loan losses	1,152
Net loans	81,205
Other equity securities	566
Bank premises and equipment	1,500
Other real estate owned, net	1,462
Accrued interest receivable	377
Other assets	525
Total assets	$140,113
LIABILITIES
Deposits:
Noninterest-bearing	$65,709
Interest-bearing	56,250
Total deposits	121,959
Advances from Federal Home Loan Bank	—
Junior subordinated debt	—
Accrued taxes and other liabilities	5,119
Total liabilities	127,078
STOCKHOLDERS’ EQUITY
Common stock	—
Surplus	10,352
Retained earnings	3,667
Accumulated other comprehensive loss	(984)
Less cost of treasury stock	—
Total stockholders’ equity	13,035
Total liabilities and stockholders’ equity	$140,113

MAINLAND BANK
UNAUDITED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

	Nine months ended Sept. 30,
	2018	2017
	(in thousands, except share data)
INTEREST INCOME
Interest and fees on loans	3,835	4,018
Interest on investment securities	391	397
Other interest income	118	19
Total interest income	4,344	4,434
INTEREST EXPENSE
Interest on deposits and borrowings	195	215
Total interest expense	195	215
Net interest income	4,149	4,219
Provision for loan losses	—	100
Net interest income after provision for loan losses	4,149	4,119
NONINTEREST INCOME
Service charges on deposit accounts	184	187
Other operating income	209	203
Total noninterest income	393	390
Income before noninterest expense	4,542	4,509
NONINTEREST EXPENSE
Salaries and employee benefits	1,904	1,900
Occupancy expense	381	374
Data processing	2	2
Professional fees	153	120
Other operating expenses	596	621
Total noninterest expense	3,036	3,017
Income before income tax expense	1,506	1,492
Income tax expense		—
Net Income	1,190	1,492
Earnings per share:	$4.73	$5.93
Average common shares outstanding	251,357	251,357

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors
Mainland Bank
Texas City, Texas
We have audited the accompanying financial statements of Mainland Bank, which comprise the balance sheet as of December 31, 2017, and the related statements of income and comprehensive income, changes in stockholders’ equity and cash flows for year then ended, and the related notes to the financial statements.
Managements’ Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mainland Bank as of December 31, 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Prior Period Financial Statements
The financial statements of Mainland Bank as of December 31, 2016, were audited by other auditors whose report dated June 2, 2017, expressed an unmodified opinion on those statements.

/s/ Briggs & Veslka Co.
Briggs & Veselka Co.
Houston, Texas
May 22, 2018

MAINLAND BANK
BALANCE SHEETS
DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS
Cash and due from banks	$8,583,163	$5,824,663
Interest-bearing due from banks	1,243,630	199,541
Federal funds sold	2,000	189,000
Total cash and cash equivalents	9,828,793	6,213,204
Available-for-sale securities	20,219,774	24,017,741
Nonmarketable equity securities, at cost	566,075	193,475
Loans receivable, net	93,077,337	95,727,755
Premises and equipment, net	1,754,527	1,859,135
Accrued interest receivable	472,168	418,878
Foreclosed assets held for sale, net	1,538,233	1,573,000
Other assets	242,529	260,059
TOTAL ASSETS	$127,699,436	$130,263,247
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing demand	$51,417,558	$53,431,049
Interest-bearing demand and savings	45,689,608	46,362,320
Time deposits	12,975,857	13,058,325
Total deposits	110,083,023	112,851,694
Securities sold under repurchase agreements	4,579,901	4,582,864
Dividends payable	653,528	—
Accrued interest payable and other liabilities	163,874	182,749
Total liabilities	115,480,326	117,617,307
Stockholders’ equity
Common stock, $.001 par value; 500,000 shares authorized; 251,357 shares issued and outstanding at December 31, 2017 and 2016	251	251
Additional paid-in capital	10,351,517	10,351,517
Retained earnings	2,477,463	3,095,753
Accumulated other comprehensive loss	(610,121)	(801,581)
Total stockholders’ equity	12,219,110	12,645,940
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$127,699,436	$130,263,247

The accompanying notes are an integral part of these financial statements.

MAINLAND BANK
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
DECEMBER 31, 2017 AND 2016

	2017	2016
Interest income
Loans	5,214,474	5,088,860
Securities, taxable	519,382	496,627
Federal funds sold	6,267	1,754
Other interest income	25,798	13,906
Total interest income	5,765,921	5,601,147
Interest expense
Deposits	215,695	231,008
Securities sold under agreements to repurchase	38,130	43,023
Borrowings	22,577	—
Total interest expense	276,402	274,031
Net interest income	5,489,519	5,327,116
Provision for loan losses	165,000	430,000
Net interest income after provision for loan losses	5,324,519	4,897,116
Noninterest income
Customer service fees	163,432	108,435
Other service charges and fees	311,297	346,162
Net realized gains on sales of available-for-sale securities	45,576	109,125
Net realized gains on sales of premises and equipment	2,785	1,295,454
Other noninterest income	159,193	18,382
Total noninterest income	682,283	1,877,558
Noninterest expense
Salaries and employee benefits	2,544,590	2,460,821
Occupancy	363,816	420,448
Depreciation and amortization	179,324	151,708
Professional fees	568,301	566,781
Printing and office supplies	51,606	51,625
Directors’ fees	36,078	36,475
Deposit insurance premiums and fees	127,057	110,300
Advertising	23,354	16,464
Other real estate owned	48,725	32,653
Filing and recording fees	22,499	23,292
Other noninterest expense	75,792	63,028
Total noninterest expense	4,041,142	3,933,595
Net income	1,965,660	2,841,079
Other comprehensive income (loss)
Change in unrealized gain (loss) on available-for-sale securities	237,036	(262,521)
Less: reclassification adjustment for realized gains included in net income	(45,576)	(109,125)
Total other comprehensive income (loss)	191,460	(371,646)
COMPREHENSIVE INCOME	2,157,120	2,469,433

The accompanying notes are an integral part of these financial statements.

MAINLAND BANK
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
DECEMBER 31, 2017 AND 2016

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
	Shares	Amount
BALANCE, JANUARY 1, 2016	$251,357	$251	$10,351,517	$1,976,474	$(429,935)	$11,898,307
Net income	—	—	—	2,841,079	—	2,841,079
Other comprehensive loss	—	—	—	—	(371,646)	(371,646)
Dividends declared	—	—	—	(1,721,800)	—	(1,721,800)
BALANCE, DECEMBER 31, 2016	251,357	251	10,351,517	3,095,753	(801,581)	12,645,940
Net income	—	—	—	1,965,660	—	1,965,660
Other comprehensive income	—	—	—	—	191,460	191,460
Dividends declared	—	—	—	(2,583,950)	—	(2,583,950)
BALANCE, DECEMBER 31, 2017	$251,357	$251	$10,351,517	$2,477,463	$(610,121)	$12,219,110

The accompanying notes are an integral part of these financial statements.

MAINLAND BANK
STATEMENTS OF CASH FLOWS
DECEMBER 31, 2017 AND 2016

	2017	2016
Cash flows from operating activities
Net income	$1,965,660	$2,841,079
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	179,324	151,708
Provision for loan losses	165,000	430,000
Net amortization on available-for-sale securities	125,609	106,280
Net realized gains on sales of available-for-sale securities	(45,576)	(109,125)
Net realized gains on sales of premises and equipment	(2,785)	(1,295,454)
Net realized gains on sales of foreclosed assets	(4,871)	—
Changes in operating assets and liabilities:
Interest receivable and other assets	(35,760)	(11,407)
Interest payable and other liabilities	(2,963)	738
Net cash from operating activities	2,343,638	2,113,819
Cash flows from investing activities
Purchase of available-for-sale securities	(7,603,740)	(21,374,343)
Principal pay downs and maturities on available-for-sale securities	1,969,562	301,780
Proceeds from sales of available-for-sale securities	9,543,572	20,250,282
Net change in loans held for investment	2,394,490	(3,913,951)
Purchases of premises and equipment	(81,821)	(565,194)
Proceeds from sales of premises and equipment	9,890	1,482,054
Proceeds from sales of foreclosed assets held for sale	130,566	39,000
Net change in nonmarketable equity securities	(372,600)	(600)
Net cash from investing activities	5,989,919	(3,780,972)
Cash flows from financing activities
Net change in deposits	(2,768,671)	132,495
Net change in securities sold under agreements to repurchase	(18,875)	931,019
Dividends paid	(1,930,422)	(1,721,800)
Net cash from financing activities	(4,717,968)	(658,286)
Net change in cash and cash equivalents	3,615,589	(2,325,439)
Cash and cash equivalents, beginning of year	6,213,204	8,538,643
Cash and cash equivalents, end of year	$9,828,793	$6,213,204
Supplemental disclosure of cash flow information:
Interest paid	$276,795	$274,363
Real estate acquired in settlement loans	$90,928	$1,612,000
Dividends payable	$653,528	$—

The accompanying notes are an integral part of these financial statements.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
Mainland Bank (the “Bank”) is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Galveston and Harris counties. The Bank is subject to competition from other financial institutions and operates under applicable bank charters. The Bank is subject to regulation of the Texas Department of Banking and the Federal Deposit Insurance Corporation (FDIC) and undergoes periodic examinations by those regulatory authorities.
Basis of Presentation - The Bank maintains its accounts on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).
Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, other-than-temporary impairments and fair values of financial instruments.
Cash and Cash Equivalents - Cash and cash equivalents include cash, due from banks, and federal funds sold. Generally, the Bank considers all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.
The Bank is required to maintain a reserve a fund in cash and/or on deposit with the Federal Reserve Bank. The reserves required were approximately $1,612,000 and $1,354,000 at December 31, 2017 and 2016. The Bank was in compliance with these requirements at December 31, 2017 and 2016.
Federal Funds Sold - Federal funds transactions involve lending of immediately available reserve balances. Usually, the federal fund’s transactions are for one day or overnight borrowing and lending. In addition, agreements may include rollover provisions. In monitoring credit risk associated with these uninsured deposits, the Bank periodically evaluates the stability of the correspondent financial institutions.
Investment Securities - Securities not classified as trading are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
For debt securities with fair value below amortized cost when the Bank does not intend to sell a debt security, and it is more-likely-than-not the Bank will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security, if any, in earnings and the remaining portion in other comprehensive income (loss).
Nonmarketable Equity Securities - The Bank owns stock in the Independent Bankers Financial Corporation (IBFC), the parent company of The Independent BankersBank, N.A. IBFC stock is carried at cost, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
The Bank, as members of the Federal Home Loan Bank of Dallas (FHLB), is required to maintain an investment in capital stock. The stock is carried at cost, classified as restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

Loans Receivable - The Bank grants real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial loans throughout the Galveston and Harris counties, and the surrounding areas. The ability of the Bank’s debtors to honor their contracts is dependent upon the general economic conditions in these areas.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay- off which are measured at historical cost are generally reported at their outstanding unpaid principal balances net of any unearned income, charge-offs, and unamortized deferred fees and costs on originated loans. Interest on loans is credited to operations on a daily basis on the principal amount outstanding.
Fees and costs associated with originating loans are recognized as income and expense generally in the period in which fees are received and costs are incurred. Under GAAP, such net fees or costs generally are deferred and recognized over the life of the loan as an adjustment of yield. Management believes that not deferring such fees and costs and amortizing them over the life of the related loans does not materially affect the financial position or results of operations of the Bank. Unearned income is amortized to interest income using a level yield methodology.
Troubled Debt Restructured Loans (TDR) - A TDR is a loan which the Bank, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that the Bank would not otherwise consider. The loan terms, which have been modified or restructured due to a borrowers’ financial difficulty, include but are not limited to a reduction in the stated interest rate; an extension of the maturity at an interest rate below current market; a reduction in the face amount of the debt; a reduction in the accrued interest; or re-aging, extensions, deferrals, renewals and rewrites. A TDR would generally be considered impaired in the year of modification and will be assessed periodically for continued impairment.
Allowance for Loan Losses - The allowance for credit losses, which includes the allowance for loan losses and the reserve for unfunded lending commitments, represents management’s estimate of probable losses inherent in the Bank’s lending activities. The allowance for loan losses does not include amounts related to accrued interest receivable as accrued interest receivable is reversed when a loan is placed on nonaccrual status. The allowance for loan losses represents the estimated probable credit losses in funded consumer and commercial loans while the reserve for unfunded lending commitments, including standby letters of credit and binding unfunded loan commitments, represents estimated probable credit losses on these unfunded credit instruments based on utilization assumptions. Credit exposures deemed to be uncollectible are charged against these accounts. Cash recovered on previously charged-off amounts is recorded as a recovery to these accounts.
Management evaluates the adequacy of the allowance for loan losses based on the combined total of these two components. The Bank performs periodic and systematic detailed reviews of its lending portfolios to identify credit risks and assess the overall collectability of those portfolios. The allowance on certain homogenous loan portfolios is based on aggregated portfolio segment evaluations. Loss forecast models are utilized for these portfolios which consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, bankruptcies, economic conditions and credit scores.
The Bank’s real estate portfolio segment is comprised primarily of homogeneous loans secured by residential and commercial real estate. The amount of losses incurred in the homogeneous loan pools is estimated based upon how many of the loans will default and the loss in the event of default. Using modeling methodologies, the Bank estimates how many of the homogeneous loans will default based on the individual loans’ attributes aggregated into pools of homogenous loans with similar attributes. The attributes that are most significant to the probability of default and are used to estimate default include the loan-to-value, borrower credit score, months since origination, geography, and present collection status. The estimate is based on the Bank’s historical experience with the loan portfolio. The estimate is adjusted to reflect an assessment of environmental factors that are not reflected in the historical data, such as changes in real estate values, local and national economies, underwriting standards and the regulatory environment.
The allowance on the remaining portfolio segments (commercial loan and consumer) is calculated using loss rates delineated by risk rating and product type. Factors considered when assessing loss rates include the value of the underlying collateral, the industry of the obligor, the obligor’s liquidity and other financial and qualitative

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

factors. These statistical models are updated regularly for changes in economic and business conditions. Included in the analysis of these loan portfolios are reserves which are maintained to cover uncertainties that affect the Bank’s estimate of probable losses including economic uncertainty and large single defaults.
Nonperforming loans are reviewed in accordance with applicable accounting guidance on impaired loans and TDRs. If necessary, a specific allowance is established for these loans if they are deemed to be impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of delay, the reason for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.
In addition to the allowance for loan losses, the Bank also estimates probable losses related to unfunded lending commitments, such as letters of credit and financial guarantees, and binding unfunded loan commitments. Unfunded lending commitments are subject to individual reviews and are analyzed and segregated by risk according to the Bank’s internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, utilization assumptions, current economic conditions, performance trends within the portfolio and any other pertinent information, result in the estimation of the reserve for unfunded lending commitments.
The allowance for credit losses related to the loan portfolio is reported as a part of loans in the balance sheets whereas the reserve for unfunded lending commitments is reported on the balance sheets in accrued expenses and other liabilities. Provision for credit losses related to the loan portfolio and unfunded lending commitments is reported separately in the statements of income and comprehensive income.
Nonperforming Loans and Leases, Charge-Offs and Delinquencies - Nonperforming loans and leases generally include loans and leases that have been placed on nonaccrual status including nonaccrual loans whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties.
The entire balance of a loan is contractually delinquent if the minimum payment is not received by the specified due date on the customer’s billing statement. Interest and fees continue to accrue on past due loans until the date the loan goes into nonaccrual status, if applicable.
The outstanding balance of real estate secured loans, including all classes of financing receivables within the real estate portfolio segment, that is in excess of the estimated property value, less estimated costs to sell, is charged off no later than the end of the month in which the account becomes 180 days past due. The estimated property value, less costs to sell, is determined utilizing appraisals or broker price opinions of the fair value of the collateral.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

The outstanding balance of loans within the remaining loan segments (agriculture, commercial loans, and consumer) are charged off no later than the end of the month in which the account becomes 120 days past due. For secured loans, accounts are written down to the collateral value.
The fair value of the collateral is estimated by management based on current financial information, inspections, and appraisals. For unsecured loans, the outstanding balance is written off.
Loans within all portfolio segments are generally placed on nonaccrual status and classified as nonperforming at 90 days past due. Accrued interest receivable is reversed when a loan is placed on nonaccrual status. Interest collections on nonaccruing loans for which the ultimate collectability of principal is uncertain are applied as principal reductions; otherwise, such collections are credited to interest income when received. These loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.
Loans whose contractual terms have been modified in a TDR and are current at the time of the restructuring remain on accrual status if there is demonstrated performance prior to the restructuring and repayment in full under the restructured terms is expected. Otherwise, the loans are placed on nonaccrual status and reported as nonperforming until there is sustained repayment performance for a reasonable period, generally six months. TDRs that are on accrual status are reported as performing TDRs through the end of the calendar year in which the restructuring occurred or the year in which the loans are returned to accrual status. In addition, if accruing TDRs bear less than a market rate of interest at the time of modification, they are reported as performing TDRs throughout the remaining lives of the loans.
Foreclosed Assets Held for Sale - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less cost to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other real estate expense on the statements of income and comprehensive income.
Premises and Equipment - Depreciable assets are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Repairs and maintenance are charged to expense as incurred and expenditures for renewals and betterments are capitalized.
The useful lives for each major depreciable classification of premises and equipment are as follows:

Assets	Estimated Lives
Buildings and improvements	35-40 years
Furniture and equipment	3-10 years
Long-Lived Asset Impairment - The Bank evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long- lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.
No asset impairment was recognized during 2017 and 2016.
Dividend Equivalent Unit Plan - The Bank has a stock-based employee compensation plan, which is described more fully in Note 11.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

Transfers of Financial Assets - Transfers of financial assets are accounted for as sales, when control over the assets have been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Income Taxes - The Bank’s stockholders previously elected to have the Bank’s income taxed as an S corporation under provision of the Internal Revenue Code and a similar section of the state income tax law. Therefore, taxable income or loss is reported to the individual stockholders for inclusion in their respective tax returns and no provision for federal income taxes is included in these financial statements. See Note 16 for discussion of subchapter S status revocation.
For 2017 and 2016, the Bank did not record a liability related to uncertain tax positions. For 2017 and 2016, the Bank did not recognize any interest or penalty expense related to uncertain tax positions or income taxes. The Bank does not expect the amounts of unrecognized tax benefits to significantly increase or decrease within the next 12 months.
The Bank files income tax returns in the U.S. federal jurisdiction, and one state jurisdiction.
State Margin Taxes - The state margin tax applies to legal entities conducting business in Texas. The tax is calculated by applying a tax rate to a base that considers both revenues and expenses and, therefore, has the characteristics of an income tax. The amounts due for 2017 and 2016 are not significant to the financial statements.
Comprehensive Income - Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gain (loss) on available-for-sale securities.
Transfers Between Fair Value Hierarchy Levels - Transfers in and out of Level 1 (quoted market prices), Level 2 (other significant observable inputs) and Level 3 (significant unobservable inputs) are recognized on the period ending date.
Financial Instruments With Off-Balance-Sheet Risk - In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.
Advertising Costs - The Bank expenses advertising costs as incurred. The total advertising costs charged to expense for 2017 and 2016 were $23,354 and $16,464, respectively.
Concentrations of Credit Risk - Financial instruments that potentially subject the Bank to a significant concentration of credit risk consist primarily of cash and cash equivalents. At times, the Bank maintains deposits in federally insured financial institutions in excess of federally insured limits. Management monitors the credit ratings and concentration of risk with these financial institutions on a continuing basis to safeguard cash deposits.
Reclassifications - Certain reclassifications have been made to the 2016 financial statement presentation to correspond to the current year’s format. Total stockholders’ equity and net income are unchanged due to these reclassifications.
Recent Accounting Pronouncements - In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue From Contracts With Customers (Topic 606), establishing a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This update provides a five-step analysis in determining when and how revenue is recognized. The new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services and will supersede

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

most of the existing revenue recognition guidance, including industry-specific guidance. This guidance is effective for annual reporting periods beginning after December 15, 2018, for nonpublic entities. The Bank is assessing the method of adoption and the impact this accounting guidance will have on the financial statements and related disclosures.
In August 2015, the FASB issued ASU No. 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU No. 2014-09 for all entities by one year. Therefore, ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2018, for nonpublic entities. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016. The Bank is assessing the method of adoption and the impact this accounting guidance will have on the financial statements and related disclosures.
In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The guidance makes targeted improvements to GAAP impacting equity investments (other than those accounted for under the equity method or consolidated), financial liabilities accounted for under the fair value election, and presentation and disclosure requirements for financial instruments, among other changes. The guidance is effective for the nonpublic companies for annual reporting periods beginning after December 15, 2017, with early adoption prohibited other than for certain provisions. The Bank is assessing the method of adoption and the impact this accounting guidance will have on the financial statements and related disclosures.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU will require most leases to be recognized on the balance sheets as lease assets and lease liabilities and will require both quantitative and qualitative disclosures regarding key information about leasing arrangements. Lessor accounting is largely unchanged. The guidance is effective beginning after December 15, 2019, for nonpublic companies. The standard may be early adopted and requires a modified retrospective transition approach to apply. The Bank is assessing the method of adoption and the impact this accounting guidance will have on the financial statements and related disclosures.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU replace the incurred loss model for recognition of credit losses with a methodology that reflects expected credit losses over the life of the loan and requires consideration of a broader range of reasonable and supportable information to calculate credit loss estimates. The amendments are effective for nonpublic companies for fiscal years beginning after December 15, 2020. The Bank is assessing the method of adoption and the impact this accounting guidance will have on the financial statements and related disclosures.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update provides guidance on how to record eight specific cash flow issues, and how the predominant principle should be applied when cash receipts and cash payments have more than one class of cash flows. This standard is effective for fiscal years beginning after December 15, 2018 and interim periods beginning after December 15, 2019, with early adoption permitted. Adoption will be applied retrospectively to all periods presented. The Bank is assessing the method of adoption and the impact this accounting guidance will have on the financial statements and related disclosures.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

NOTE 2 - SECURITIES
The amortized cost and fair value of securities with the gross unrealized gains and losses, of available-for- sale securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2017
Available-for-sale securities
U.S. Government and agencies	$14,108,062	$—	$(460,932)	$13,647,130
Corporate bonds	6,487,119	—	(154,968)	6,332,151
Mortgage-backed securities	234,714	6,718	(939)	240,493
Total available-for-sale securities	$20,829,895	$6,718	$(616,839)	$20,219,774
December 31, 2016
Available-for-sale securities
U.S. Government and agencies	$15,696,334	$2,001	$(502,607)	$15,195,728
Corporate bonds	8,833,241	—	(310,153)	8,523,088
Mortgage-backed securities	289,747	9,233	(55)	298,925
Total available-for-sale securities	$24,819,322	$11,234	$(812,815)	$24,017,741
The amortized cost and fair value of available-for-sale securities at December 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$489	$487
One to five years	6,882,249	6,776,829
Five to ten years	8,457,922	8,215,699
After ten years	5,489,235	5,226,759
Totals	$20,829,895	$20,219,774
The fair value of securities pledged as collateral, to secure public deposits and for other purposes, was $7,111,213 and $8,235,870 at December 31, 2017 and 2016, respectively. The book value of the maximum commitment for securities sold under agreements to repurchase was $5,489,215 and $6,652,105 at December 31, 2017 and 2016, respectively.
Net realized gains resulting from sales of available-for-sale securities of $45,576 and $109,125 were realized during 2017 and 2016, respectively.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

The following table shows the Bank’s investments’ gross unrealized losses and fair value of the Bank’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2017
Available-for-sale securities
U.S. Government and agencies	$2,651,034	$(31,717)	$10,996,096	$(429,215)	$13,647,130	$(460,932)
Corporate bonds	2,274,318	(32,525)	4,057,833	(122,443)	6,332,151	(154,968)
Mortgage-backed securities	49,953	(937)	487	(2)	50,440	(939)
Total temporarily impaired securities	$4,975,305	$(65,179)	$15,054,416	$(551,660)	$20,029,721	$(616,839)
December 31, 2016
Available-for-sale securities
U.S. Government and agencies	$14,018,851	$(502,607)	$—	$—	$14,018,851	$(502,607)
Corporate bonds	7,091,368	(241,873)	1,431,720	(68,280)	8,523,088	(310,153)
Mortgage-backed securities	—	—	1,574	(55)	1,574	(55)
Total temporarily impaired securities	$21,110,219	$(744,480)	$1,433,294	$(68,335)	$22,543,513	$(812,815)
U.S. Government and Agencies - The unrealized losses on the Bank’s investments in direct obligations of U.S. Government and agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Bank does not intend to sell the investments and it is not more-likely-than- not the Bank will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Bank does not consider those investments to be other-than-temporarily impaired at December 31, 2017.
Corporate Bonds - The unrealized losses on the Bank’s investments in corporate bonds were caused by interest rate increases. The Bank expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Bank does not intend to sell the investments and it is not more-likely-than-not the Bank will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Bank does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

NOTE 3 - LOANS RECEIVABLE
The components of loans at December 31 were as follows:

	2017	Percent	2016	Percent
Real estate
Residential 1-4 family	$8,453,259	9.0%	$10,010,900	10.3%
Commercial real estate	31,848,047	33.8%	29,988,607	30.9%
Construction and land development	9,505,639	10.1%	13,949,526	14.4%
Total real estate	49,806,945	52.8%	53,949,033	55.6%
Commercial and industrial	42,952,331	45.6%	41,748,813	43%
Consumer and other	1,529,236	1.6%	1,352,567	1.4%
Subtotal	94,288,512	100%	97,050,413	100%
Less: net deferred loan fees	(109,892)		(166,852)
Less: allowance for loan losses	(1,101,283)		(1,155,806)
Total loans, net	$93,077,337		$95,727,755
Nonperforming Assets - The following table presents an aging analysis of the recorded investment of past due loans as of December 31, 2017 and 2016. Payment activity is reviewed by management on a monthly basis to determine the performance of each loan. Loans are considered to be nonperforming when a loan is greater than 90 days delinquent. Loans that are 90 days or more past due may still accrue interest if they are well-secured and in the process of collection. There were no loans still accruing interest as of December 31, 2017 and 2016.

	31-90 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Loans Receivables
December 31, 2017
Mortgage loans on real estate
Residential 1-4 Family	$—	$20,087	$20,087	$8,433,172	$8,453,259
Commercial real estate	—	—	—	31,848,047	31,848,047
Construction and land development			—	9,505,639	9,505,639
Commercial and industrial	—	—	—	42,952,331	42,952,331
Consumer and other	3,270	—	3,270	1,525,966	1,529,236
Totals	$3,270	$20,087	$23,357	$94,265,155	$94,288,512
December 31, 2016
Mortgage loans on real estate
Residential 1-4 Family	$22,056	$62,363	$84,419	$9,926,481	$10,010,900
Commercial real estate	—	—	—	29,988,607	29,988,607
Construction and land development	—	—	—	13,949,526	13,949,526
Commercial and industrial	—	—	—	41,748,813	41,748,813
Consumer and other	75,364	—	75,364	1,277,203	1,352,567
Totals	$97,420	$62,363	$159,783	$96,890,630	$97,050,413

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

Allowance for Loan Losses and Recorded Investments in Loans: The following tables present the balance in the allowance for loan losses and the recorded investment in loans at December 31:

	Real Estate
	Residential 1-4 Family	Commercial Real Estate	Construction and Land Development	Commercial and Industrial	Consumer and Other	Total
December 31, 2017
Allowance for loan losses:
Ending balance: individually evaluated for impairment	$—	$—	$—	$331,424	$—	$331,424
Ending balance: collectively evaluated for impairment	35,033	201,706	45,463	461,928	25,729	769,859
Totals	$35,033	$201,706	$45,463	$793,352	$25,729	$1,101,283
Loans:
Ending balance: individually evaluated for impairment	$—	$—	$—	$916,488	$—	$916,488
Ending balance: collectively evaluated for impairment	8,453,259	31,848,047	9,505,639	42,035,843	1,529,236	93,372,024
Totals	$8,453,259	$31,848,047	$9,505,639	$42,952,331	$1,529,236	$94,288,512
December 31, 2016
Allowance for loan losses:
Ending balance: individually evaluated for impairment	$14,669	$—	$—	$422,787	$42,728	$480,184
Ending balance: collectively evaluated for impairment	29,063	217,547	5,179	417,659	6,174	675,622
Totals	$43,732	$217,547	$5,179	$840,446	$48,902	$1,155,806
Loans:
Ending balance: individually evaluated for impairment	$380,157	$—	$—	$422,787	$42,728	$480,184
Ending balance: collectively evaluated for impairment	9,630,743	29,988,607	13,949,526	37,207,154	1,277,203	92,053,233
Totals	$10,010,900	$29,988,607	$13,949,526	$37,629,941	$1,319,931	$92,533,417

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

The following is a summary of activities for the allowance for the loan losses for December 31:

	2017	2016
Allowance for credit losses:
Beginning balance	$1,155,806	$1,113,158
Provision for loan losses	165,000	430,000
Charge-offs:
Commercial and industrial	(188,089)	(407,712)
Consumer and other	(59,163)	—
Total charge-offs	(247,252)	(407,712)
Recoveries:
Commercial and industrial	3,154	—
Commercial real estate	3,503	—
Consumer and other	21,072	20,360
Total recoveries	27,729	20,360
Balance at end of year	$1,101,283	$1,155,806
Credit Quality Indicators - The grading analysis below estimates the capability of the borrower to repay the contractual obligations of the loan agreements in accordance with the loan terms. The Bank’s internal credit risk grading system is based on management’s experiences with similarly graded loans. Credit risk grades are reassessed each quarter based on any recent developments potentially impacting the creditworthiness of the borrower, as well as other external statistics and factors, which may affect the risk characteristics of the respective loan.
The Bank’s internally assigned grades are as follows:

•
Pass and Pass-Watch - Strong credit with no existing or known potential weaknesses deserving of management’s close attention. These loans are prudently underwritten and contain no more than a normal amount of risk.

•	Special Mention - Potential weaknesses that deserve management’s close attention. Borrower and guarantor’s capacity to meet all financial obligations is marginally adequate or deteriorating.

•
Substandard - Inadequately protected by the paying capacity of the borrower and/or collateral pledged. The borrower or guarantor is unwilling or unable to meet loan terms or loan covenants for the foreseeable future.

•
Doubtful - All the weakness inherent in one classified as substandard with the added characteristic that those weaknesses in place make the collection or liquidation in full, on the basis on current conditions, highly questionable and improbable. The Bank had no loans graded doubtful as of December 31, 2017.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

The following table represents the credit exposure by internally assigned grades.

	Real Estate
	Residential 1-4 Family	Commercial Real Estate	Construction and Land Development	Commercial and Industrial	Consumer and Other	Total
December 31, 2017
Grade
Pass and pass-watch	$8,453,259	$31,848,047	$9,505,639	$42,035,843	$1,529,236	$93,327,024
Special mentions	—	—	—	—	—	—
Substandard	—	—	—	916,488	—	916,488
Totals	$8,453,259	$31,848,047	$9,505,639	$42,952,331	$1,529,236	$94,243,512
December 31, 2016
Grade
Pass and pass-watch	$14,669	$—	$—	$422,787	$42,728	$480,184
Special mentions
Substandard	29,063	217,547	5,179	417,659	6,174	675,622
Totals	$43,732	$217,547	$5,179	$840,446	$48,902	$1,155,806
This table excludes performing troubled restructurings. The following table presents the Bank’s nonaccrual loans and foreclosed assets at December 31.

	2017	2016
Residential 1-4 family	$20,087	$62,363
Commercial and industrial	73,258	82,715
Total nonaccrual loans	93,345	145,078
Foreclosed assets held for sale	1,538,233	1,573,000
Total nonperforming assets	$1,631,578	$1,718,078
Nonperfoming assets to gross loans	1.73%	1.77%
Nonperforming assets to total assets	1.28%	1.32%

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

Impaired Loans - The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable. Management determined the specific allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling costs, was used to determine the specific allowance recorded. Also presented in the table below are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the loans were impaired. When the ultimate collectability of the total principal of the impaired loan is in doubt and the loan is on nonaccrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on nonaccrual status, contractual interest is credited to interest income when received, under the cash basis method. The average balances are calculated based on the month-end balances of the financing receivables of the period reported.

	Recorded Investment	Unpaid Principal Balance	Specific Allowance
December 31, 2017
Loans without a specific valuation allowance:
Commercial and industrial	$28,500	$28,500	$—
Residential 1-4 family real estate	24,311	24,311	—
Loans with a specific valuation allowance:
Commercial and industrial	331,424	331,424	331,424
Total:
Residential 1-4 family real estate	24,311	24,311	—
Commercial and industrial	359,924	359,924	—
Total impaired loans	$384,235	$384,235	$331,424
December 31, 2016
Loans without a specific valuation allowance:
Commercial and industrial	$1,195,236	$1,195,236	$—
Loans with a specific valuation allowance:
Residential 1-4 family real estate	62,363	63,852	2,223
Commercial and industrial	1,077,325	1,080,314	435,233
Consumer	75,364	75,364	42,728
Total:
Residential 1-4 family real estate	62,363	62,363	2,223
Commercial and industrial	2,272,561	2,272,561	435,233
Consumer	75,364	75,364	42,728
Total impaired loans	$3,605,524	$3,610,002	$480,184
At December 31, 2017 and 2016, the Bank had a number of loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

The following tables present information regarding troubled debt restructurings by class. The Bank did not have any newly classified troubled debt restructurings during December 31, 2017.

	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance
December 31, 2017
Commercial and industrial	3	$543,248	$543,248
Totals	3	$543,248	$543,248
December 31, 2016
Consumer and other	2	$75,364	$75,364
Commercial and industrial	5	1,583,940	1,583,940
Totals	7	$1,659,304	$1,659,304
Newly restructured loans by type of modification.

	Interest Only	Term	Combination	Total Modification
December 31, 2016
Consumer and other	$—	$—	$75,364	$75,364
Commercial and industrial	1,277,951	—	305,989	1,583,940
Totals	$1,277,951	$—	$381,353	$1,659,304
There were no troubled debt restructurings modified in the past 12 months that subsequently defaulted.
NOTE 4 - NONMARKETABLE EQUITY SECURITIES
Nonmarketable equity securities consisted of the following at December 31:

	2017	2016
IBFC	$141,675	$141,675
FHLB	424,400	51,800
Total nonmarketable equity, at cost	$566,075	$193,475
The Bank is required to maintain minimum levels of FHLB stock based on various factors including the amount of mortgage assets and the Bank’s total assets. The Bank was in compliance with its minimum purchase requirements at December 31, 2017 and 2016.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

NOTE 5 - FORECLOSED ASSETS HELD FOR SALE
An analysis of activity in foreclosed assets are as follows at December 31:

	2017	2016
Balance at January 1	$1,573,000	$—
Property acquired through foreclosure	90,928	1,612,000
Proceeds from sale of foreclosed assets	(130,566)	(39,000)
Net gain on sale of foreclosed assets	4,871	—
Balance at December 31	$1,538,233	$1,573,000
NOTE 6 - PREMISES AND EQUIPMENT
A summary of the cost and accumulated depreciation of premises and equipment consisted as follows at December 31:

	2017	2016
Land	$505,519	$505,519
Building and improvements	1,365,404	1,363,538
Furniture and fixtures	570,361	521,796
Equipment	306,125	306,125
Vehicles	25,000	25,565
Total cost	2,772,409	2,722,543
Less: accumulated depreciation and amortization	(1,017,882)	(863,408)
Total premises and equipment, net	$1,754,527	$1,859,135
Depreciation and amortization expense was $179,324 and $151,708 as of December 31, 2017 and 2016, respectively.
NOTE 7 - TIME DEPOSITS
The following are maturities of time deposits at December 31, 2017:

For the Year Ending December 31,	Amount
2018	$10,266,924
2019	1,079,799
2020	895,618
2021	86,968
2022	646,548
Total	$12,975,857
Time deposits in denominations of $250,000 or more were $5,613,289 and $5,265,272 at December 31, 2017 and 2016, respectively. Interest expense for time deposits in excess of $250,000 was approximately $30,700 for 2017.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

NOTE 8 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities sold under agreements to repurchase consist of obligations of the Bank to other parties. The obligations are secured by investments and such collateral is held by the Bank. The balance at December 31, 2017 and 2016 was $4,579,901 and $4,582,864, respectively. The maximum amount of outstanding agreements at any month-end during 2017 and 2016 totaled $4,684,107 and $6,150,609, respectively, and the annual average of such agreements totaled $3,964,941 and $4,683,788, respectively. These agreements matured on January 1, 2018, with interest rates ranging from 0.30% to 1%.
NOTE 9 - REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators, which if undertaken, could have a direct material effect on the Bank’s financial statements.
Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
In July 2013, the Federal Reserve Bank published final rules for the adoption of the Basel III regulatory capital framework (the “Basel III Capital Rules”). The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1”, (ii) specify that Tier 1 capital consist of Common Equity Tier 1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define Common Equity Tier 1 (CET1) narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to Common Equity Tier 1 and not to the other components of capital, and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.
The Basel III Capital Rules became effective for the Bank on January 1, 2015 with certain transition provisions fully phased in on January 1, 2019.
Additionally, the Basel III Capital Rules require that the Bank maintain a capital conservation buffer with respect to each of the CET1, Tier 1 and total capital to risk-weighted assets, which provides for capital levels that exceed the minimum risk-based capital adequacy requirements. The capital conservation buffer is added to the 4.5% CET1 capital ratio, the 6.0% Tier 1 capital ratio and the 8.0% total capital ratio as that buffer is phased in, effectively increasing the respective minimum capital ratios. The capital conservation buffer is subject to a three-year phase-in period that began on January 1, 2016 and will be fully phased in on January 1, 2019 at 2.5%. The required phase-in capital conservation buffer during 2017 is 1.25% and was 0.625% during 2016. A financial institution with a conservation buffer of less than the required amount is subject to limitations on capital distributions, including dividend payments and stock repurchases, and certain discretionary bonus payments to executive officers.
As of December 31, 2017, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. Management believes, as of December 31, 2017 and 2016, that the Bank meets all capital adequacy requirements to which it is subject.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

The Bank’s actual capital amounts and ratios as of December 31, 2017 and 2016 are also presented as follows:

	Actual		Minimum Capital Required Under Basel III Phase-in		Required To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2017 (in thousands)
Total risk-based capital (to Risk-Weighted Assets)	$14,584	13%	$10,256	≥9.25%	$11,087	≥10.00%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$13,483	12%	$8,038	≥7.25%	$8,870	≥8.00%
Tier I capital (to Risk-Weighted Assets)	$13,843	12%	$6,375	≥5.75%	$7,207	≥6.50%
Tier I capital (to Average Total Assets)	$13,483	10%	$5,289	≥4.00%	$6,612	≥5.00%

As of December 31, 2016 (in thousands)
Total risk-based capital (to Risk-Weighted Assets)	$14,603	13%	$10,008	≥8.625%	$11,603	≥10.00%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$13,447	12%	$7,687	≥6.625%	$7,542	≥6.50%
Tier I capital (to Risk-Weighted Assets)	$13,447	12%	$5,946	≥5.125%	$6,962	≥6.00%
Tier I capital (to Average Total Assets)	$13,447	10%	$5,452	≥4.00%	$6,815	≥5.00%
NOTE 10 - RELATED PARTY TRANSACTIONS
Related Party Loans - In the ordinary course of business, the Bank makes loans to executive officers and directors of the Bank. These loans are made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other customers.
Loans to these related parties, including companies in which they are principal owners, were as follows at December 31:

	2017	2016
Loans outstanding at January 1	$2,961,524	$114,585
New loans	72,000	2,890,000
Repayments	(209,428)	(43,061)
Loans outstanding at December 31	$2,824,096	$2,961,524
In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

NOTE 11 - EMPLOYEE BENEFITS
Retirement Savings 401(k) Plan - The Bank has a retirement savings 401(k) plan covering substantially all employees. Employees may contribute up to the limit established by Internal Revenue Service regulations, with the Bank matching 100% of the employee’s contribution on the first 3% of the employee’s compensation and 50% of the employee’s contribution on the next 2%. Employer contributions charged to expense for 2017 and 2016 were $64,208 and $61,542, respectively.
Dividend Equivalent Unit (DEU) Plan - The Bank maintains a stock-based compensation DEU plan for certain key executive-level employees and directors. The DEU plan provides for awards of dividend- equivalent units to the designated participants equal to dividends payable in cash or property, which the participant would have received had they been the owner of the number of shares of common stock equal to the number of units held in their account. Units awarded as of December 31, 2017 and 2016 were 36,902. This DEU plan does not provide for the issuance of actual shares of common stock. During 2017 and 2016, the Bank expensed $288,573 and $270,902, respectively, related to this DEU plan.
NOTE 12 - OPERATING LEASES
The Bank has two noncancelable operating leases used for facility rental that expire over the next 10 years. Rental expense for these leases was $216,393 and $201,885 for 2017 and 2016, respectively.
Future minimum lease payments under the operating lease are as follows:

For the Year Ending December 31,	Amount
2018	$179,242
2019	184,723
2020	190,205
2021	195,686
2022	201,168
Thereafter	1,124,524
Total minimum lease payments	$2,075,548
NOTE 13 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy is required to prioritize the inputs used to measure fair value. The three levels of the fair value hierarchy are described as follows:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•
Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

Recurring Measurements - The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016.

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Fair Value
December 31, 2017
Recurring basis
Available-for-sale securities
U.S. Government agencies	$—	$13,647,130	$—	$13,647,130
Corporate bonds	—	6,332,151	—	6,332,151
Mortgage-backed securities	—	240,493	—	240,493
Totals	$—	$20,219,774	$—	$20,219,774
December 31, 2016
Recurring basis
Available-for-sale securities
U.S. Government agencies	$—	$15,195,728	$—	$15,195,728
Corporate bonds	—	8,523,088	—	8,523,088
Mortgage-backed securities	—	298,925	—	298,925
Totals	$—	$24,017,741	$—	$24,017,741
Following is a description of the inputs and valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during 2017 and 2016.
Available-for-Sale Securities - Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristic or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows.
Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. The Bank has no Level 1 or Level 3 securities.

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

Nonrecurring Measurements - The following table presents the fair value measurements of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall.

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Fair Value
December 31, 2017
Impaired loans	$—	$—	$384,235	$384,235
Other real estate owned	—	—	1,462,000	1,462,000
December 31, 2016
Impaired loans	$—	$—	$734,868	$734,868
Other real estate owned	—	—	1,520,000	1,520,000
The following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.
Collateral-Dependent Impaired Loans, Net of Allowance for Loan and Lease Losses - The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated costs to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.
The Bank considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral dependent loans are obtained when the loan is determined to be collateral- dependent and subsequently as deemed necessary by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated costs to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results.
Other Real Estate Owned - Other Real Estate Owned (OREO) is carried at the lower of fair value at acquisition date or current estimated fair value, less estimated cost to sell when the real estate is acquired. Estimated fair value of OREO is based on appraisals or evaluations. OREO is classified within Level 3 of the fair value hierarchy.
Appraisals of OREO are obtained when the real estate is acquired and subsequently as deemed necessary by the management. Appraisals are reviewed for accuracy and consistency by the management. Appraisers are selected from the list of approved appraisers maintained by management.
NOTE 14 - SIGNIFICANT ESTIMATES AND CONCENTRATIONS
GAAP requires disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the notes to financial statements regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in Note 15.
Other significant estimates and concentrations not discussed in those notes include the following:
Securities - The Bank invests in various investments securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying balance sheets.
General Litigation - The Bank is subject to claims and lawsuits that arise primarily in the ordinary course

MAINLAND BANK
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position, results of operations and cash flows of the Bank.
NOTE 15 - COMMITMENTS AND CREDIT RISK
Standby Letters of Credit - Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations.
The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid.
The Bank had total outstanding standby letters of credit amounting to approximately $3,699,407 and $3,509,000 at December 31, 2017 and 2016, respectively. Undisbursed amounts range from $3,000 to $2,760,000. All standby letters of credit expired prior to December 31, 2018.
Lines of Credit and Commitments to Originate Loans - Lines of credit and agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line of credit may expire without being drawn upon, the total unused lines of credit do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable; inventory; property, plant and equipment; commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.
Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include oil and gas productions assets; accounts receivable; inventory; property, plant and equipment; commercial real estate and residential real estate.
At December 31, 2017 and 2016, the Bank had outstanding lines of credit and commitments to originate loans aggregating approximately $17,117,295 and $19,625,000, respectively. The lines of credit and commitments are extending over varying periods of time with the majority being disbursed within a one- year period.
NOTE 16 - SUBSEQUENT EVENTS
In March 2018, the Bank and its shareholders filed the necessary paperwork to revoke its Subchapter S election. Pursuant to the revocation, the Bank will be taxed as a C corporation and subject to federal income tax effective January 1, 2018.
Subsequent events have been evaluated through May 22, 2018 the date of the independent auditors’ report, which is the date the financial statements were available to be issued.

Annex A
Agreement and Plan of Reorganization

AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
INVESTAR HOLDING CORPORATION,
INVESTAR BANK
AND
MAINLAND BANK
Dated as of October 10, 2018

AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) dated as of October 10, 2018 is by and among Investar Holding Corporation (“Investar”), a Louisiana corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), Investar Bank (“Investar Bank”), a Louisiana state non-member bank with its principal offices in Baton Rouge, Louisiana and wholly-owned subsidiary of Investar, and Mainland Bank (“Mainland Bank”), a Texas state non-member bank with its principal offices in Texas City, Texas.
RECITALS
WHEREAS, Mainland Bank desires to consolidate its business with Investar and Investar Bank, and Investar and Investar Bank desire to acquire Mainland Bank by merging Mainland Bank with and into Investar Bank (the “Merger”), pursuant to the terms and subject to the conditions set forth in this Agreement and an Agreement and Plan of Merger to be entered between Investar Bank and Mainland Bank (the “Bank Merger Agreement”), the form of which is attached hereto as Exhibit A;
WHEREAS, Investar Bank will be the surviving bank from the Merger and the separate corporate existence of Mainland Bank will cease;
WHEREAS, the respective boards of directors of Investar, Investar Bank and Mainland Bank believe that the acquisition of Mainland Bank by Investar in the manner provided by, and subject to the terms and conditions set forth in, this Agreement, the Bank Merger Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement, are desirable and in the best interests of their respective organizations and shareholders;
WHEREAS, the respective boards of directors of Investar, Investar Bank and Mainland Bank have approved this Agreement, the Bank Merger Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement and the Bank Merger Agreement;
WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and
WHEREAS, as a condition and inducement to the willingness of Investar and Investar Bank to enter into this Agreement, (i) each member of the board of directors and each executive officer of Mainland Bank who own shares of the common stock, par value $0.001 per share, of Mainland Bank (“Mainland Common Stock”) has entered into a voting agreement, dated as of the date hereof, pursuant to which he or she agrees to vote the shares of Mainland Common Stock beneficially owned by such Person for and in favor of this Agreement, the Merger and the transactions contemplated hereby (the “Voting Agreement”), (ii)  each member of the board of directors of Mainland Bank has entered into a support and non-competition agreement, dated as of the date hereof (the “Director Support Agreement”), and (iii) each member of the board of directors and each executive officer of Mainland Bank has executed and delivered a release, substantially in the form attached hereto as Exhibit B and dated as of the date hereof, releasing Mainland Bank from any and all claims by such directors and officers (except as otherwise described in such instrument) (the “Release”).
AGREEMENT
NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties hereto, intending to be legally bound, hereby undertake, promise, covenant and agree with each other as follows.

ARTICLE I
THE MERGER
Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement, at the Effective Time (as defined in Section 8.2 hereof), Mainland Bank shall be merged with and into Investar Bank (defined above as the “Merger”), with Investar Bank as the surviving bank (which, as the surviving bank, is hereinafter referred to as “Surviving Bank” whenever reference is made to it at or after the Effective Time), and the separate corporate existence of Mainland Bank will cease as a result of the Merger, pursuant to the provisions of, and with the effect provided for in accordance with the provisions of Section 355 of the Louisiana Banking Law (“LBL”), Chapter 10 of the Texas Business Organizations Code (“TBOC”) and Section 32.301 of the Texas Finance Code (the “TFC”).
Section 1.2    Effect of Merger. At the Effective Time, the Merger shall have the effects described in the Bank Merger Agreement and as set forth in Section 355 of the LBL. The name of the Surviving Bank shall be “Investar Bank”.
Section 1.3    Approvals and Notices. The parties shall use commercially reasonable efforts in the procurement of consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Louisiana Office of Financial Institutions (“OFI”), the Texas Department of Banking (“TDB”) and the Federal Deposit Insurance Corporation (“FDIC”).
Section 1.4    Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Mainland Bank and Investar Bank shall prepare and file with each of their respective Tax Returns all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a)(1) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law.
Section 1.5    Modification of Structure. Notwithstanding any provisions of this Agreement to the contrary, Investar may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby, so long as (a) there are no material adverse federal or state income tax consequences to the shareholders of Mainland Bank as a result of such modification, (b) the consideration to be paid to holders of Mainland Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (c) such modification shall not be reasonably likely to materially delay or jeopardize receipt of any required regulatory approvals or the consummation of the Merger. Upon such election, the parties agree to amend this Agreement and any related documents in order to reflect the revised structure.
ARTICLE II
CONSIDERATION AND EXCHANGE PROCEDURES
Section 2.1    Merger Consideration and Conversion of Shares.
(a)    As consideration for the Merger, Investar shall issue to the holders of the Mainland Common Stock (except for Dissenting Shares as defined in Section 2.3) at the Effective Time, shares of common stock, par value $1.00 per share, of Investar (“Investar Common Stock”) in the amount described in this Section 2.1 (the “Merger Consideration”).

(b)    The total number of shares of Investar Common Stock available to all shareholders of the Bank as consideration in the Merger shall be a fixed number of shares equal to 763,849, and decreased by the number of shares determined pursuant to Section 2.2, if any (the “Exchange Pool”). The Exchange Pool shall be adjusted appropriately to reflect the effect of any stock dividend (including any dividend or distribution of securities convertible into Investar Common Stock), stock split, reclassification, recapitalization, reorganization, conversion, combination, exchange of shares or other like change with respect to Investar Common Stock, occurring or having a record date prior to the Effective Time, and such adjustment shall provide to the shareholders of Mainland Bank the same economic effect as contemplated by this Agreement prior to such action; provided, however, that no such adjustment shall be made with regard to Investar Common Stock if Investar issues additional shares of Investar Common Stock and receives fair value consideration for such shares.
(c)    Each share of Mainland Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as defined in Section 2.3), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive a number of shares of Investar Common Stock equal to the quotient, rounded to the nearest ten thousandth (the “Exchange Ratio”), obtained by dividing the Exchange Pool by the number of shares of Mainland Common Stock (including Dissenting Shares) outstanding immediately prior to the Effective Time. Each certificate previously representing shares of Mainland Common Stock immediately prior to the Merger shall thereafter represent only the right to receive the Merger Consideration.
(d)    Each share of Mainland Common Stock held in the treasury of Mainland Bank immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.
(e)    Notwithstanding anything in this Agreement to the contrary, Investar will not issue any certificates or scrip representing fractional shares of Investar Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of fractional shares, cash adjustments (without interest) will be paid to the holder of Mainland Common Stock in respect of any fraction of a share of Investar Common Stock that would otherwise be issuable to such holder of Mainland Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Investar Common Stock otherwise issuable by $26.54. For purposes of determining any fractional share interest, all shares of Mainland Common Stock owned by a shareholder shall be combined so as to calculate the maximum number of whole shares of Investar Common Stock issuable to such shareholder of Mainland Bank.
Section 2.2    Adjustments to Merger Consideration.
(a)    Mainland Bank shall pay or accrue all Transaction Expenses (defined below) on or prior to the close of business on the date that is three (3) Business Days prior to the Closing Date (the “Calculation Date”). For purposes of this Section 2.2, “Transaction Expenses” means all costs and expenses of Mainland Bank related to or associated with the transactions contemplated by this Agreement through the Closing Date, including, without limitation, (i) the amount of all legal, accounting and professional costs and expenses of Mainland Bank associated with this Agreement and the transactions contemplated by this Agreement through the Closing Date; (ii) any fees and commissions payable by Mainland Bank to any broker, finder or investment banking firm in connection with the Merger, including any cost to obtain any opinion as to the financial fairness of the Merger; (iii) any fee, contract payment, penalty or liquidated damages associated with the termination of Mainland Bank’s contracts with any provider listed on Schedule 5.10 on or following the Closing Date pursuant to Section 5.10, including any costs or expenses associated with the termination of Mainland Bank’s data processing contract(s) and any associated de-conversion costs or fees, and all amounts owed by Mainland Bank under the terms of any such contract that Mainland Bank is unable to terminate in accordance with Section 5.10; (iv) the accrual through the Closing Date in accordance with generally accepted accounting principles (“GAAP”) of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements of Mainland Bank; (v) any cost to fully fund and liquidate any Mainland Bank Employee Plan (as defined in Section 3.19); (vi) costs associated with printing and mailing the Proxy Statement/Prospectus (as defined in Section 5.3) to shareholders of Mainland Bank; (vii) cost of the Tail Coverage described in Section 5.13; and (viii) any payments to be made pursuant to any existing employment, change in control, salary continuation, phantom stock, deferred compensation or other similar agreements or severance, noncompetition, retention or bonus arrangements between Mainland Bank and any other Person.
(b)    In the event that the aggregate Transaction Expenses of Mainland Bank, calculated as of the Calculation Date are more than $1,075,000 (the (“Expense Cap”), then the Exchange Pool will be reduced by a number of shares of Investar Common Stock equal to the quotient obtained by dividing: (i) the difference between the aggregate Transaction Expenses and the Expense Cap by (ii) $26.54.
Section 2.3    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any holder of Mainland Common Stock who strictly complies with the procedural requirements of Chapter 10, Subchapter H of the TBOC shall be entitled to receive payment of the fair value of his or her shares of Mainland Common Stock (“Dissenting Shares”); provided, however, that if such holder fails in any respect to strictly comply with the procedural requirements of the TBOC, such holder will be entitled only to receive the consideration described in this Article II. Mainland Bank will give prompt written notice to Investar of any communications received from any shareholder of Mainland Bank related to the exercise of, or indicating an intent to exercise, dissenting shareholder rights.
Section 2.4    Exchange of Shares.
(a)    At or prior to the Effective Time, Investar shall deposit or cause to be deposited in trust with American Stock Transfer & Trust Company LLC, or such other Person as may be designated by Investar (the “Exchange Agent”), (i) certificates representing shares of Investar Common Stock comprising the Merger Consideration, and (ii) an aggregate amount of cash that is deliverable in lieu of any fractional shares of Investar Common Stock pursuant to Section 2.1(e) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than as provided in this Agreement.
(b)    As soon as practicable following the Effective Time, Investar will instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which as of the Effective Time represented shares of Mainland Common Stock (the “Certificates”), a form letter of transmittal which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (ii) contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Mainland Common Stock represented by such Certificate(s) shall have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials completed and duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Investar Common Stock and/or the amount of cash, if any, provided in Section 2.1 and as may be adjusted pursuant to Section 2.2 hereof, and such Certificate shall forthwith be cancelled. Investar shall provide the Exchange Agent with certificates for Investar Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1. No interest shall be paid or accrued with respect to the shares of Investar Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive the Merger Consideration allocable to such Certificates without any interest thereon.
(c)    No dividends or other distributions declared after the Effective Time with respect to shares of Investar Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and completed and duly executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had been declared after the Effective Time with respect to the shares of Investar Common Stock attributable to such surrendered Certificate.
(d)    After the Effective Time, the stock transfer ledger of Mainland Bank shall be closed and there shall be no transfers on the stock transfer books of Mainland Bank of the shares of Mainland Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Investar, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.4.

(e)    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Mainland Bank for six (6) months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.4 shall be returned to Investar upon demand, and any shareholders of Mainland Bank who have not previously complied with the exchange procedures in this Article II shall look to Investar only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.
(f)    If any certificate representing shares of Investar Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Investar and the Exchange Agent) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Investar Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.
(g)    None of Investar, Mainland Bank, the Exchange Agent or any other Person shall be liable to any former holder of shares of Mainland Common Stock for any Investar Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h)    In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Investar or the Exchange Agent, the posting by such Person of a bond in such amount as Investar or the Exchange Agent may direct, as indemnity against any claim that may be made against Investar with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MAINLAND BANK
Mainland Bank hereby makes the following representations and warranties to Investar as of the date of this Agreement and as of the Closing Date.
Section 3.1    Organization.
(a)    Mainland Bank is a Texas state banking association, duly organized, validly existing and in good standing under the laws of the State of Texas. The nature of the business of Mainland Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas.
(b)    Mainland Bank has the requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it.
(c)    True and complete copies of the Organizational Documents of Mainland Bank, as amended to date, have been delivered or made available to Investar.
(d)    Mainland Bank (i) does not have any Subsidiaries or Affiliates (each as defined in Section 12.1), and (ii) has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies, in a fiduciary capacity, or as part of Mainland Bank’s investment portfolio. Mainland Bank does not have Knowledge of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of shareholders of Mainland Bank. The business carried on by Mainland Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Mainland Bank.
(e)    The deposit accounts of Mainland Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Mainland Bank.
Section 3.2    Capitalization.
(a)    The authorized capital stock of Mainland Bank consists of 500,000 shares of common stock, par value $0.001 per share, of which 251,357 are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Mainland Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state laws, and are not subject to any restrictions or limitations prohibiting or restricting transfers except as provided under federal or state securities laws.
(b)    Except for the Voting Agreement, there are no irrevocable proxies with respect to the Mainland Common Stock, and there are no outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to securities of Mainland Bank.
(c)    Mainland Bank does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities of Mainland Bank. Except pursuant to the Voting Agreement, to Mainland Bank’s Knowledge, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Mainland Common Stock or other securities of Mainland Bank.
(d)    Except as set forth in Schedule 3.2(e), Mainland Bank has not paid any dividends on the Mainland Common Stock since December 31, 2017. There are no restrictions applicable to the payment of dividends or distributions on the Mainland Common Stock except pursuant to applicable laws and regulations, and all dividends or distributions declared before the date of this Agreement have been paid.
Section 3.3    Approvals; Authority.
(a)    Mainland Bank has the requisite corporate power and authority to execute and deliver this Agreement (and any related documents), and subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved and authorized by the board of directors of Mainland Bank. The board of directors of Mainland Bank has determined, through valid corporate action approved by at least a majority of its members, that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Mainland Bank and its shareholders, has resolved to recommend to Mainland Bank’s shareholders the approval of this Agreement and the transactions contemplated hereby, and has directed that the Agreement be submitted to Mainland Bank’s shareholders for approval and adoption. Except for the approval, in accordance with applicable law and the Organizational Documents of Mainland Bank, of the shareholders of Mainland Bank (the “Requisite Shareholder Approval”), and the filing of a certificate of merger relating to the Merger with and acceptance for record of such certificate by the OFI and the TDB, no further actions or corporate proceedings on the part of Mainland Bank are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby, including the Merger.
(b)    This Agreement has been duly executed and delivered by Mainland Bank. Assuming the due authorization, execution and delivery by Investar and Investar Bank, this Agreement is a duly authorized, valid, legally binding agreement of Mainland Bank enforceable against Mainland Bank in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and general equitable principles, including principles of commercial reasonableness, good faith and fair dealing (collectively, the “Bankruptcy Exception”).

Section 3.4    Investments. Mainland Bank has delivered to Investar a true and complete list, as of August 31, 2018, of all securities, including municipal bonds, owned by Mainland Bank, and all such securities are owned by Mainland Bank of record, except those held in bearer form, and beneficially, free and clear of all mortgages, liens, pledges and encumbrances. There are no entities in which Mainland Bank owns five percent (5%) or more of the issued and outstanding voting securities. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in Mainland Bank’s securities portfolio.
Section 3.5    Financial Statements.
(a)    Mainland Bank has delivered or made available to Investar true and complete copies of (i) the audited consolidated balance sheets of Mainland Bank as of December 31, 2017, 2016 and 2015, the audited consolidated statements of income, cash flows and changes in shareholders’ equity of Mainland Bank for the years ended December 31, 2017, 2016 and 2015, accompanied by the reports thereon of Mainland Bank’s independent auditors (the “Financial Statements”). The Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present the consolidated financial condition of Mainland Bank at the dates thereof and the consolidated results of operations and cash flows (to the extent applicable) for the periods then ended (subject to notes and normal year-end audit adjustments that were not material in amount or effect), and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of Mainland Bank. The Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
(b)    Mainland Bank has delivered or made available to Investar true and complete copies of the Reports of Condition and Income (“Mainland Bank Call Reports” and together with the Financial Statements, the “Mainland Bank Financial Statements) filed by Mainland Bank with the appropriate regulatory authorities for each of the periods during the three years ended December 31, 2017 and the six months ended June 30, 2018. Each Mainland Bank Call Report fairly presents, in all material respects, the financial position of Mainland Bank and the results of its operations at the date and for the period indicated in that Mainland Bank Call Report in conformity with the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council (the “Call Report Instructions”). The Mainland Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
(c)    Mainland Bank has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Mainland Bank Employee Plan), that is not reflected in or disclosed in the Mainland Bank Financial Statements, except those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the Mainland Bank Financial Statements.
Section 3.6    Loan Portfolio and Allowance for Loan and Lease Losses.
(a)    Mainland Bank has delivered to Investar a true and complete list, as of August 31, 2018, of all loans of Mainland Bank showing for each loan thereon the account number and the outstanding principal balance due (the “Loan Schedule”). All loans listed on the Loan Schedule and all currently outstanding loans of Mainland Bank (each a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited and originated, and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by the Bankruptcy Exception. All Loans structured to be secured have been secured by valid security interests that have been perfected. Mainland Bank has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. No claim or defense as to the enforcement of any Loan has been asserted, and Mainland Bank has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense. The credit files of Mainland Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to it that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio (including Loans that will be outstanding if it advances funds it is obligated to advance).
(b)    The allowance for loan and lease losses shown on the Mainland Bank Financial Statements were, as of the date of such Mainland Bank Financial Statements, and with respect to any financial statements or Mainland Bank Call Reports prepared as of any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all material respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Mainland Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.
Section 3.7    Certain Loans and Related Matters.
(a)    Except as set forth in Schedule 3.7(a), Mainland Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is thirty (30) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Mainland Bank or, to the Knowledge of Mainland Bank, any Governmental Body with supervisory jurisdiction over Mainland Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Mainland Bank, or any ten percent (10%) or more shareholder of Mainland Bank, or any Person, controlling, controlled by or under common control with any of the foregoing; (iv) loan agreement, note or borrowing arrangement in material violation of any law or regulation applicable to Mainland Bank; or (v) loan that is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards Codification (ASC) Subtopic 310-40.
(b)    Mainland Bank has delivered to Investar a true and complete list (the “Problem Asset List”) as of August 31, 2018 of all the substandard, doubtful, loss, nonperforming, problem loans or other assets of Mainland Bank on the internal watch list of Mainland Bank that have been classified internally by management of Mainland Bank, or that have been classified during any external loan review or regulatory examination. Except as set forth in Schedule 3.7(b), there is no other asset, loan agreement, note or borrowing arrangement which should be included on a Problem Asset List in accordance with Mainland Bank’s ordinary course of business and consistent with prudent banking principles.
Section 3.8    Real Property Owned or Leased.
(a)    Mainland Bank has delivered to Investar a true and complete list of all real property owned or leased by Mainland Bank, including properties that Mainland Bank has foreclosed on and all other real estate owned, as well as Mainland Bank’s premises and all improvements and fixtures thereon (the “Mainland Bank Real Property”). Mainland Bank has delivered or made available to Investar true and complete copies of all (i) deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the Mainland Bank Real Property, and (ii) mortgages, deeds of trust and security agreements to which the Mainland Bank Real Property is subject.
(b)    No lease or deed with respect to any Mainland Bank Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Mainland Bank Real Property pertaining to its current primary business purpose. Each such lease is a legal, valid and binding obligation, enforceable in accordance with its terms (except as may be limited by the Bankruptcy Exception), and is in full force and effect. Mainland Bank has not received any notice of claims of any defaults by Mainland Bank or the other party thereunder and, to the Knowledge of Mainland Bank, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.
(c)    None of the buildings and structures located on any Mainland Bank Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by any other Person, nor does any building or structure of any other Person encroach upon any Mainland Bank Real Property. No condemnation proceeding is pending or, to Mainland Bank’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Mainland Bank Real Property in the manner in which it is currently being used.
(d)    Mainland Bank has good and marketable title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Mainland Bank Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property Taxes not yet due and payable, local improvement district assessments, easements, covenants, restrictions and other matters of record.
(e)     All buildings and other facilities used in the business of Mainland Bank are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.
Section 3.9    Personal Property. Mainland Bank has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Mainland Bank Personalty”), free and clear of all liens, charges or other encumbrances and except (a) as noted in the Mainland Bank Financial Statements, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings (c) consensual land lord liens, (d) pledges of assets in the ordinary course of business to secure public fund deposits, (e) those assets and properties disposed of for fair market value in the ordinary course of business since the applicable dates of the Mainland Bank Financial Statements and (f) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Mainland Bank Personalty. Subject to ordinary wear and tear, the Mainland Bank Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.
Section 3.10    Environmental Laws. Mainland Bank and any properties or businesses owned or operated by Mainland Bank are and have been in material compliance with all applicable Environmental Laws (as hereinafter defined) and Occupational H&S Laws (as hereinafter defined) and permits required thereunder. Mainland Bank has obtained all material permits, licenses and authorizations that are required under all Environmental Laws and Occupational H&S Laws, all such permits are in full force and effect, to the Knowledge of Mainland Bank there exists no basis for revocation or suspension of the permits, and the permits shall not be affected by the transactions contemplated herein. Mainland Bank (a) has not received any written notice of any violation of, or alleged violation of, any Environmental Laws or Occupational H&S Laws by Mainland Bank; (b) has not generated, stored, or disposed of any Hazardous Materials (as hereinafter defined) except in compliance with the Environmental Laws; and (c) is not subject to any written claim or recorded lien asserted against it under any Environmental Laws or Occupational H&S Laws or relating to Hazardous Materials. No release (including a release defined at CERCLA, 42 U.S.C. 9601(22)) of Hazardous Materials has occurred at or from any Mainland Bank Real Property during the term of the ownership, lease or operation thereof by Mainland Bank for which the Environmental Laws require notice to any third party, further investigation or response action of any kind. To the Knowledge of Mainland Bank, no asbestos-containing materials are present at any facility owned, leased or operated by Mainland Bank. No real property currently owned, leased or operated by Mainland Bank is, or to the Knowledge of Mainland Bank has been, used as an industrial site or a landfill. To the Knowledge of Mainland Bank, there are no underground storage tanks used for the storage of Hazardous Materials at any Mainland Bank Real Property. Mainland Bank has furnished or shall furnish Investar copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to the Mainland Bank Real Property. None of the Mainland Bank Real Property is encumbered by a lien arising or imposed under any Environmental Law. The transactions contemplated by this Agreement shall not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so‑called “transaction‑triggered” or “responsible property transfer” Environmental Laws.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code, in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree, or judgment, relating to the environment, Hazardous Materials, or the effect of Hazardous Materials on human health, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.
“Hazardous Materials,” as used in this Agreement, means (i) any petroleum or petroleum products, natural gas, or natural gas products, regulated radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) at regulated concentrations, and radon gas at regulated concentrations, (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” under any Environmental Laws and (iii) any other chemical, material, waste or substance which is regulated as hazardous or toxic to human health or the environment by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials containing asbestos or lead.
“Occupational H&S Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code, in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree or judgment, relating to occupational health or safety, including without limitation the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., but excluding Environmental Laws.
Section 3.11    Proceedings. Except as set forth in Schedule 3.11, there are no Proceedings (as defined Section 12.1(h)) pending or, to Mainland Bank’s Knowledge, threatened against Mainland Bank, and Mainland Bank has no Knowledge of any basis for the same, including, without limitation, any Proceeding that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Mainland Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Mainland Bank is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body. Except as set forth on Schedule 3.11, the amounts in controversy in each Proceeding, and the costs and expenses of the defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Schedule 3.11 with respect to each Proceeding and subject to the policy limits disclosed on Schedule 3.11.
Section 3.12    Taxes.
(a)    For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:
“Affiliated Group” means any affiliated group within the meaning of Code § 1504(a).
“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that

Mainland Bank, or Investar, as the case may be, or any of their respective Subsidiaries is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.
“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.
(b)    Mainland Bank has filed all Tax Returns that it was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which Mainland Bank is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Mainland Bank and any affiliated, consolidated, combined or unitary group of which Mainland Bank is or was a member (whether or not shown on any Tax Return) have been paid. Mainland Bank is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by a Governmental Body or other authority in a jurisdiction where Mainland Bank does not file Tax Returns that Mainland Bank is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Mainland Bank that arose in connection with any failure (or alleged failure) of Mainland Bank to pay any Tax.
(c)    Mainland Bank has collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.
(d)    There is no Proceeding, audit or assessment concerning any Tax Liability of Mainland Bank either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any of the directors and officers of Mainland Bank has Knowledge based upon personal contact with any agent of such Governmental Body. There are no federal, state, local, and foreign income Tax Returns filed with respect to Mainland Bank for any taxable period that are still open under the applicable statute of limitations which have been audited or that are currently the subject of audit. Mainland Bank has made available to Investar correct and complete copies of all federal income Tax Returns and statements of deficiencies assessed against or agreed to by Mainland Bank with respect to all taxable periods that are still open under the applicable statute of limitations.
(e)    Mainland Bank has not taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(f)    Mainland Bank has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)    Mainland Bank has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Mainland Bank has not participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Section 6011, 6111 and 6112 of the Code. If Mainland Bank has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations. Mainland Bank (i) is not a party to any Tax allocation or sharing agreement, (ii) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (iii) has no Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(h)    Mainland Bank has not been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(i)    Neither of Mainland Bank or Investar shall be required to include any item of income in, nor shall Mainland Bank or Investar be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in Mainland Bank’s method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by Mainland Bank; (iii) intercompany transaction or excess loss account of Mainland Bank described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by Mainland Bank; (v) prepaid amount received on or prior to the Closing Date by Mainland Bank; or (vi) election under Section 108(i) of the Code.
(j)    Mainland Bank did not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(k)    Mainland Bank is not required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.
(l)    The unpaid Taxes of Mainland Bank (i) did not, as of December 31, 2017, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Mainland Bank Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Mainland Bank in filing its Tax Returns.
(m)    Schedule 3.12(m) sets forth an accurate and complete description as to any United States federal net operating and capital loss carryforwards for Mainland Bank (including any limitations of such net operating or capital loss carryforwards under Code Sections 382, 383 or 384 or the Treasury Regulations) as of December 31, 2017 and the expiration dates thereof.
(n)    Effective January 1, 1997 (the “Mainland Bank S Election Date”), Mainland Bank made a valid election to be taxed, for federal income tax purposes, as a corporation under Subchapter S of the Code (an “S corporation”), and such election at all times since the Mainland Bank S Election Date until January 1, 2018 remained validly in effect. Mainland Bank has properly terminated, and has taken or caused to be taken all actions necessary to terminate, its S corporation status effective as of January 1, 2018, Mainland Bank has not, in the past five years (i) acquired assets from another corporation in a transaction in which Mainland Bank’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

Mainland Bank has not ever been, is not currently and will not at any time on or before the Closing Date be liable for any Tax under Sections 1374, 1375 or Section 1374 as it existed prior to the Tax Reform Act of 1986 of the Code.
(o)    None of the liabilities assumed by Investar Bank pursuant to the Merger is an obligation to make a payment that is not deductible under Section 280G of the Code (or any corresponding provision of state, local or non-US Tax law) or is an obligation to make a payment that, if made or deemed made by Investar Holdings, would not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-US Tax law).
(p)    Mainland Bank has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing Governmental Body).
(q)    Mainland Bank has not engaged in any distribution, dividend, redemption, transfer, exchange, sale or any other transaction which would, either individually or in the aggregate, disqualify the Merger as reorganization described in Section 368(a) of the Code by reason of Investar Bank not acquiring or being deemed to not acquire “substantially all” of the assets of Mainland Bank within the meaning of Section 368(a)(2)(D) of the Code.
Section 3.13    Contracts and Commitments. Schedule 3.13 sets forth a true and complete listing, as of August 31, 2018, of all leases, subleases, licenses, contracts and agreements to which Mainland Bank is a party, and which (a) relate to real property used by Mainland Bank in its operations, including any Mainland Bank Real Property (such Mainland Bank Contracts being referred to herein as the “Mainland Bank Leases”), (b) involve payments to or by Mainland Bank in excess of $10,000 per year during the term thereof, (c) involve termination payments by Mainland Bank in excess of $5,000, (d) contain any right of first refusal or option to purchase in favor of a third party, (e) limit in any material respect the ability of Mainland Bank or any of its businesses to manage or operate any business or solicit any current, former or potential customers, borrowers or lessees, or the manner in which, or the localities in which, any portion of the businesses of Mainland Bank are conducted, (f) include any provisions that will be triggered or accelerated as a result of the transactions contemplated by this Agreement, (g) provide for the indemnification by Mainland Bank of any Person, other than customary indemnification provisions in vendor agreements entered into in the ordinary course (the “Mainland Bank Contracts”). True and complete copies of all such Mainland Bank Contracts, and all amendments thereto, have been made available to Investar. The term “Mainland Bank Contracts” does not include (i) loans made by, (ii) unfunded loan commitments of $50,000 or less made by, (iii) letters of credit of $10,000 or less issued by, (iv) loan participations of, (v) federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) spot foreign exchange transactions of, (viii) bankers acceptances of or (ix) deposit liabilities of, Mainland Bank. Except as set forth in Schedule 3.13, no participations or Loans have been sold that have buy-back, recourse or guaranty provisions that create contingent or direct liability to Mainland Bank. All of the Mainland Bank Contracts are legal, valid and binding obligations of the parties to the Mainland Bank Contracts enforceable according to their terms, subject to the Bankruptcy Exception. Except as set forth on Schedule 3.13, all rent and other payments by Mainland Bank under the Mainland Bank Contracts is current, there are no existing defaults by Mainland Bank under the Mainland Bank Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. Mainland Bank has a good and marketable leasehold interest in each of the properties subject to the Mainland Bank Leases, free and clear of all mortgages, pledges, liens, encumbrances and security interests, but subject to all matters of record. No power of attorney or similar authorization given directly or indirectly by Mainland Bank is current outstanding.
Section 3.14    Insurance Policies. A true and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance, but excluding credit life policies) owned or held by or on behalf of Mainland Bank is set forth in Schedule 3.14. All of the policies set forth on Schedule 3.14, (a) are presently in full force and effect and all premiums that are due and payable with respect thereto are currently paid, (b) are sufficient for compliance with all requirements of applicable laws and of all agreements to which Mainland Bank is a party, (c) are adequate for the business conducted by Mainland in respect of amounts, types and risks insured (other than the risk of terrorist attacks), (d) are valid, outstanding and enforceable policies (except as may be limited by the Bankruptcy Exception), and (e) shall remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or notified or indicated to Mainland Bank an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Mainland Bank is not in default under any such policy or bond, and all material claims thereunder have been filed. Mainland Bank has not been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years. There have been no claims under any fidelity bonds of Mainland Bank within the last three (3) years, and Mainland Bank has no Knowledge of any facts that would form the basis of a claim under such bonds.
Section 3.15    No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby shall not (a) conflict with or violate any provision of the Organizational Documents of Mainland Bank or (b) subject to obtaining the Requisite Shareholder Approval and all regulatory approvals and consents and the consents of the third parties set forth in Schedule 3.16, shall not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mainland Bank or any of its properties or assets or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Mainland Bank to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Mainland Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Mainland Bank is a party, or by which any of its properties or assets may be bound or affected.
Section 3.16    Consents and Approvals. Except for prior approval of the Merger by the Governmental Bodies having jurisdiction over Mainland Bank, the Requisite Shareholder Approval and the consents of the third parties set forth in Schedule 3.16, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person is required of Mainland Bank in connection with the execution, delivery and performance by Mainland Bank of this Agreement and the transactions contemplated hereby or the resulting change in control of Mainland Bank. Mainland Bank has no Knowledge of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval, the Merger or any other transaction contemplated by this Agreement.
Section 3.17    Absence of Certain Changes or Events. Except as set forth on Schedule 3.17, since June 30, 2018, Mainland Bank has conducted its business only in the ordinary and usual course consistent with past business practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and has not:
(a)    Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past business practices;
(b)    Discharged or satisfied any lien, charge or encumbrance or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past business practices;
(c)    Increased the shares of Mainland Common Stock outstanding or its surplus (as calculated in accordance with GAAP or the Call Report Instructions, as applicable), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;
(d)    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;
(e)    Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f)    Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) as described in Schedule 3.17, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure public funds deposits, and (vi) those assets and properties disposed of for fair value since the applicable dates of the Mainland Bank Financial Statements;
(g)    Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices;
(h)    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Effect with respect to Mainland Bank;
(i)    Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or proprietary right or modified any existing rights with respect thereto;
(j)    Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees, or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit‑sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;
(k)    Made any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;
(l)    Instituted, had instituted against it, settled or agreed to settle any litigation, action or Proceeding before any court or Governmental Body relating to its property or assets;
(m)    Suffered any change, event or condition that, individually or in the aggregate, has caused or is reasonably likely to result in a Material Adverse Effect with respect to Mainland Bank;
(n)    Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, renewed, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices;
(o)    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, firm or corporation, other than in the ordinary course of business and consistent with past business practices;
(p)    Sold, or Knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with prudent business practices, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
(q)    Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or regulatory accounting principles (“RAP”);

(r)    Sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $25,000 or more;
(s)    Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests (as such term is defined in 12 C.F.R. Part 215) in an aggregate principal amount of $25,000 or more; or
(t)    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.
Section 3.18    Employment Relations. The relations of Mainland Bank with its employees are satisfactory. Mainland Bank has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Mainland Bank has complied in all material respects with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no Person has asserted to Mainland Bank that Mainland Bank is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. Mainland Bank is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Mainland Bank before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Mainland Bank, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Except as set forth in Schedule 3.18, to the Knowledge of Mainland Bank, no key executive officer or manager of Mainland Bank or any group of employees of Mainland Bank has or have any present plans to terminate their employment with Mainland Bank. To the Knowledge of Mainland Bank, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, and the continued employment of each such executive officer does not subject Mainland Bank to any material liability with respect to any of the foregoing matters.
Section 3.19    Employee Benefit Plans.
(a)    Schedule 3.19(a) lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of Mainland Bank or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by Mainland Bank or any of its ERISA Affiliates or to which Mainland Bank or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of Mainland Bank or any of its ERISA Affiliates or with respect to which Mainland Bank or any of its ERISA Affiliates has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Mainland Bank Employee Plan”). Schedule 3.19(a) also identifies any Mainland Bank Employee Plan that is subject to Title IV of ERISA (“Title IV Plan”). “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Mainland Bank, or that is a member of the same “controlled group” as Mainland Bank pursuant to Section 4001(a)(14) of ERISA.
(b)    Mainland Bank has delivered or made available to Investar: (i) true and complete copies of all documents setting forth the terms of each Mainland Bank Employee Plan, including all amendments thereto and all related trust documents and insurance policies; (ii) the three most recent actuarial reports and annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Mainland Bank Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Mainland Bank Employee Plan; (iv) all current employee handbooks and other policies delivered or made available to Mainland Bank’s employees and other service providers; and (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Mainland Bank Employee Plan intended to be qualified under Section 401(a) of the Code.
(c)    There is no pending or, to the Knowledge of Mainland Bank, threatened Proceeding relating to any Mainland Bank Employee Plan. Except as set forth in Schedule 3.19(c), all Mainland Bank Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and all Mainland Bank Employee Plans have been operated in substantial compliance with their terms. There has occurred no “prohibited transaction” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) with respect to Mainland Bank Employee Plans which is likely to result in the imposition of material penalties or Taxes upon Mainland Bank under Section 502(i) or 502(l) of ERISA or Section 4971 or 4975 through 4980 of the Code. Neither Mainland Bank, any ERISA Affiliate, nor any of their current or former directors, officers, employees or any other “fiduciary” within the meaning of ERISA Section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, or has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Mainland Bank Employee Plan. All contributions, premiums or other payments required by law or by any Mainland Bank Employee Plan (i) that are due on or before the Closing have been paid or shall be paid prior to the Closing, and (ii) that have accrued on or before the Closing have been or shall be paid or properly accrued at the Closing.
(d)     Mainland Bank has no obligations for post-retirement or post-employment health or medical benefits under any Mainland Bank Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws (“COBRA”), the cost of which is borne by the insured individuals. Each Mainland Bank Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been operated in compliance with COBRA. Each Mainland Bank Employee Plan can be terminated upon sixty (60) days’ notice or less without payment of any additional compensation or amount (other than administrative costs associated with such termination) or the additional vesting or acceleration of any benefits, except as required by law. Each Mainland Bank Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and is the subject of a favorable determination or opinion letter from the IRS with respect to its qualified status, and no event or circumstance has occurred or exists that would disqualify any such Mainland Bank Employee Plan.
(e)    Neither Mainland Bank nor any ERISA Affiliate has within the last six (6) years had any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither Mainland Bank nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA, and no condition or set of circumstances exists that presents a risk to Mainland Bank or any ERISA Affiliate of incurring liability under Title IV of ERISA. No Title IV Plan has been completely or partially terminated and none has been the subject of a “reportable event” within the meaning of Section 4043 of ERISA. No proceeding by the Pension Benefit Investar Corporation to terminate any Title IV Plan has been instituted or threatened. Neither Mainland Bank nor any ERISA Affiliate has any liability for the termination of any Title IV Plan under ERISA Section 4062. The present value of all benefit liabilities (whether or not vested) as defined in ERISA Section 4001(a)(16) under each Title IV Plan did not exceed as of the most recent Title IV Plan actuarial valuation date, and shall not exceed as of the Closing Date, the then-current value of the assets of such Title IV Plan as determined pursuant to Code Sections 412 or 430, and (i) at the Closing Date, the current value of all accrued benefits under each Title IV Plan shall not exceed the current value of all the assets of such Title IV Plan allocable to such accrued benefits, determined as though each Plan were to terminate on the Closing Date. All premiums have been paid in full to the Pension Benefit Investar Corporation, and neither Mainland Bank nor any ERISA Affiliate has any liability for any premiums to the Pension Benefit Investar Corporation. Neither Mainland Bank nor any ERISA Affiliate has any liability for any unfunded benefit liabilities, or any accumulated funding deficiency within the meaning of ERISA Section 302 or Code Section 412 or 430, whether or not waived. Neither Mainland Bank nor any ERISA Affiliate has any liability (ii) for any lien or any interest payments or any minimum funding contributions under ERISA Section 302 or Section 401(a)(29), 412 or 430 of the Code, as applicable, or (iii) to provide security under ERISA Section 307 or Code Section 401(a)(29).

(f)    Except as set forth on Schedule 3.19(f), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Mainland Bank Employee Plan, that shall or may result (either alone or in connection with any other circumstance or event) in any material payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or a trust with respect to any employee or other Person. No payment made as a result of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) shall result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(g)    Except as set forth on Schedule 3.19(g), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of Mainland Bank or any ERISA Affiliate.
(h)    No Mainland Bank Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA section 407(d)) and (ii) each Employee Plan may be amended or terminated at any time by Mainland Bank subject to compliance with the terms of such plan or agreement and all Legal Requirements, without Mainland Bank making any additional contributions to such Mainland Bank Employee Plan.
(i)    Schedule 3.19(i) identifies each employee of Mainland Bank who is (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.
Section 3.20    Deferred Compensation and Salary Continuation Arrangements. Schedule 3.20 contains a list of all non-qualified deferred compensation and salary continuation arrangements of Mainland Bank, if any, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Calculation Date, shall be, fully accrued for on the Mainland Bank Financial Statements. Each non-qualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.
Section 3.21    Intellectual Property Rights.
(a)    Schedule 3.21 contains a complete list of all registered trademarks, registered service marks, trademark and service mark applications, Internet domain names, trade names, registered copyrights and other intellectual property presently owned or held by Mainland Bank or used in a material manner by it in the conduct of its business (the “Intellectual Property”), other than commercially available “shrink wrap” or “click wrap” licenses. Except as further set forth in Schedule 3.21, Mainland Bank owns or has the right to use and continue to use the Intellectual Property in the operation of its business. Except where such violations, misappropriations, infringements or unauthorized use would not be material to Mainland Bank, (i) there are no rights of third parties to any such Intellectual Property; (ii) there is no infringement, misappropriation or unauthorized use by third parties of any such Intellectual Property; (iii) there is no pending or threatened Proceeding by any Person challenging Mainland Bank’s rights in or to any such Intellectual Property; (iv) there is no pending or threatened Proceeding by any Person challenging the validity or scope of any such Intellectual Property; and (v) there is no pending or threatened Proceeding by any Person, and Mainland Bank has not received written notice from any other Person, that Mainland Bank infringes, misappropriates or otherwise violates any Intellectual Property of any other Person.
(b)    Mainland Bank has not been charged with engaging, Mainland Bank is not engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby shall in any way impair the right of Mainland

Bank or the Surviving Bank to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.
Section 3.22    Brokers, Finders and Financial Advisors. Except as set forth on Schedule 3.22, neither Mainland Bank, nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated hereby.
Section 3.23    Derivative Contracts. Mainland Bank is not a party to, nor has it agreed to enter into, an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Mainland Bank Financial Statements which is a financial derivative contract (including various combinations thereof).
Section 3.24    Deposits. No deposit of Mainland Bank (a) is a “brokered deposit” (as such term is defined in 12 C.F.R. Section 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
Section 3.25    Regulatory Actions. Except as set forth on Schedule 3.25, Mainland Bank is not now, and has not within the last five (5) years been, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Body that restricts the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Mainland Bank been notified by any Governmental Body that it is considering initiating any such item.
Section 3.26    Compliance with Laws and Regulatory Filings.
(a)    Mainland Bank has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally-insured financial institution (collectively, “Banking Laws”). Mainland Bank have neither had nor suspected any material incidents of fraud or defalcation involving Mainland Bank or any of its officers, directors or Affiliates during the last four years. Mainland Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Mainland Bank that are designed to properly monitor transaction activity (including wire transfers). Mainland Bank is designated as a small bank for purposes of the CRA and has a CRA rating of “satisfactory.” Mainland Bank is “well capitalized” as defined by applicable federal regulations as of the date hereof.
(b)    Mainland Bank has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FDIC, the TDB or any other Governmental Body having supervisory jurisdiction over Mainland Bank, and such reports, registrations and statements as finally amended or corrected, are true and complete in all material respects. Except for customary examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to Mainland Bank’s Knowledge, investigation into the business or operations of Mainland Bank. There is no unresolved violation, criticism or exception by any Governmental Body with respect to any report relating to any examinations of Mainland Bank.
(c)    Neither Mainland Bank, nor to the Knowledge of Mainland Bank, any director, officer, employee, agent or other Person acting on behalf of Mainland Bank has, directly or indirectly, (i) used any funds of Mainland Bank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Mainland Bank, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Mainland Bank, (v) made any fraudulent entry on the books or records of Mainland Bank, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Mainland Bank, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Mainland Bank, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.
Section 3.27    Mortgage Banking Business.
(a)    Mainland Bank has complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Mainland Bank satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Mainland Bank and any Agency, Loan Investor or Insurer (as such terms are defined below), (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(b)    No Agency, Loan Investor or Insurer has (i) notified Mainland Bank in writing that Mainland Bank has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Mainland Bank to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Mainland Bank or (iii) notified Mainland Bank in writing that it has terminated or intends to terminate its relationship with Mainland Bank for poor performance, poor loan quality or concern with respect to Mainland Bank’s compliance with laws.
(c)    For purposes of this Section 3.27: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Body with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Mainland Bank or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Mainland Bank or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Mainland Bank, including any Agency and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 3.28    Shareholders’ List. Mainland Bank has delivered to Investar a list of the holders of shares of Mainland Common Stock as of a date within five (5) Business Days prior to the date hereof, containing for Mainland Bank’s shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects true and complete as of such date and shall be updated prior to Closing.
Section 3.29    SEC Status; Securities Issuances. Mainland Bank is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by Mainland Bank have been registered under the Securities Act of 1933 (the “Securities Act”) and/or the Securities Act of the State of Texas, and all other applicable laws, or were exempt from any such registration requirements.
Section 3.30    Fiduciary Responsibilities. Mainland Bank has performed all of it duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.
Section 3.31    Dissenting Shareholders. Neither Mainland Bank nor any of its directors or executive officers have any Knowledge of any plan or intention on the part of any shareholder of Mainland Bank to make written demand for payment of the fair value of such holder’s shares of Mainland Common Stock in the manner provided in Chapter 10 of the TBOC.
Section 3.32    Books and Records.
(a)    The minute books and stock ledgers of Mainland Bank that have been made available to Investar, its representatives or affiliates constitute all of the minute books and stock ledgers of Mainland Bank and contain a record of all actions of its shareholders and its board of directors (and any committees thereof) as of the dates set forth therein, and such minute books and stock ledgers are complete and accurate in all material respects. All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and Tax records and all other records that relate to the business and properties of Mainland Bank that have been requested by Investar have been made available to Investar, its representatives or affiliates.
(b)    Mainland Bank makes and keeps books, records and accounts and maintains adequate internal controls, which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in, and dispositions of, its material assets and securities and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with general or specific authorization of its board of directors and/or its duly authorized executive officers, (ii) all transactions are recorded as necessary (A) to permit the preparation of the Mainland Bank Financial Statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets and items therein, (iii) control and access to the material properties and assets of Mainland Bank is permitted only in accordance with general or specific authorization of its board of directors and/or its duly authorized executive officers, and (iv) the recorded accountability for assets and items is compared with the actual levels of existing items and assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)    None of Mainland Bank’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Mainland Bank or its accountants and consultants, except as pursuant to agreements with third party providers for certain of such services as is customary in the banking industry.
Section 3.33    Due Diligence by Mainland Bank. Mainland Bank acknowledges that it has had the opportunity to conduct due diligence with respect to Investar and its Subsidiaries and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Investar concerning any matter; (ii) access to information about Investar and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the Merger; and (iii) the opportunity to obtain such additional information that Investar possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the Merger.  Mainland Bank has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the Merger.
Section 3.34    Guaranties. Except for items in the process of collection in the ordinary course of Mainland Bank’s business, none of the obligations or liabilities of Mainland Bank are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all applicable laws and regulations, has Mainland Bank guaranteed the obligations or liabilities of any other Person.
Section 3.35    Indemnification. Except as set forth on Schedule 3.35, to the Knowledge of Mainland Bank, no action or failure to take action by any present or former director, officer, employee or agent of Mainland Bank has occurred which would give rise to a material claim by any such individual for indemnification from Mainland Bank.
Section 3.36    Fairness Opinion. Prior to the execution of this Agreement, Mainland Bank has received a written opinion from Performance Trust Capital Partners, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions, qualifications, assumptions and other matters set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Mainland Bank pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.
Section 3.37    Representations Not Misleading. No representation or warranty by Mainland Bank contained in this Agreement, nor any schedule furnished to Investar by Mainland Bank under and pursuant to, or in anticipation of this Agreement, contains or shall contain on the Closing Date any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or shall be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Body having jurisdiction over Mainland Bank or its properties of the facts and circumstances upon which they were based. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Mainland Bank.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTAR
Investar hereby makes the following representations and warranties to Mainland Bank as of the date of this Agreement and as of the Closing Date.
Section 4.1    Organization.
(a)    Investar is a corporation, duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the BHC Act.
(b)    Investar Bank is a Louisiana state banking association, duly organized, validly existing and in good standing under the laws of the Louisiana.
(c)    Investar and Investar Bank each have the requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them.
(d)    True and complete copies of the Organizational Documents of Investar and Investar Bank, each as amended to date, have been made available to Mainland Bank.

(e)    The deposit accounts of Investar Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Investar Bank.
Section 4.2    Capitalization.
(a)    The authorized capital stock of Investar consists of 40,000,000 shares of Investar Common Stock, $1.00 par value, 9,545,701 shares of which are outstanding as of September 30, 2018, and 5,000,000 shares of preferred stock, no par value, none of which is issued and outstanding as of the date of this Agreement. Investar owns all of the issued and outstanding shares of common stock, $1.00 par value, of Investar Bank (“Investar Bank Stock”). All of the issued and outstanding shares of Investar Common Stock and Investar Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.
(b)    At the Effective Time, the shares of Investar Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.
Section 4.3    Approvals; Authority.
(a)    Each of Investar and Investar Bank has the requisite corporate power and authority to execute and deliver this Agreement (and any related documents), and subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of each of Investar and Investar Bank. The board of directors of each of Investar and Investar Bank has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective organizations and shareholders.
(b)    This Agreement has been duly executed and delivered by Investar and Investar Bank. Assuming the due authorization, execution and delivery by Mainland Bank, this Agreement is a duly authorized, valid, legally binding agreement of Investar and Investar Bank enforceable against each entity in accordance with its terms, subject to the Bankruptcy Exception.
Section 4.4    No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby shall not (a) conflict with or violate any provision of the Organizational Documents of Investar or any of its Subsidiaries or (b) subject to obtaining all regulatory approvals and consents and the consents of the third parties set forth in Schedule 4.5, shall not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Investar or any of its Subsidiaries or any of their respective properties or assets or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Investar or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Investar or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Investar or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected.
Section 4.5    Consents and Approvals. Except for prior approval of the Merger by the Governmental Bodies having jurisdiction over Investar and Investar Bank and the consents of the third parties set forth in Schedule 4.5, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person or Governmental Body is required of Investar or any of its Subsidiaries in connection with the execution, delivery and performance by Investar of this Agreement and the transactions contemplated hereby.

Section 4.6    Financial Statements.
(a)    Investar has furnished or made available to Mainland Bank true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, which contains Investar’s audited consolidated balance sheets as of December 31, 2017 and 2016, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2017, 2016 and 2015 (the “Investar Annual Financial Statements”) and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended June 30, 2018 and March 31, 2018, as filed with the SEC, which contain Investar’s unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the quarters and interim periods ended June 30, 2018 and March 31, 2018 (the “Investar Interim Financial Statements”).
(b)    The Investar Annual Financial Statements and Investar Interim Financial Statements were prepared from the books and records of Investar and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Investar at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the Investar Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP.
Section 4.7    Employment Relations. To the Knowledge of Investar, the relations of Investar and each of its Subsidiaries with their respective employees are satisfactory. Neither Investar nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Investar and each of its Subsidiaries has complied in all material respects with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no Person has asserted to Investar or to any of its Subsidiaries that Investar or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. Neither Investar nor any of its Subsidiaries is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Investar or any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Investar or any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees.
Section 4.8    SEC Reports. Prior to the execution of this Agreement, Investar has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 4.9    Regulatory Actions. There are no actions or Proceedings pending or, to the Knowledge of Investar, threatened, against Investar or Investar Bank by or before any Governmental Body having jurisdiction over Investar or Investar Bank. Neither Investar nor Investar Bank is subject to a formal or informal agreement, memorandum of understanding, board resolution, enforcement action with, or any type of financial assistance by, any Governmental Body having jurisdiction over Investar or Investar Bank. To Investar’s Knowledge, there is no fact or circumstance relating to Investar or Investar Bank that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, and Investar has no reason to believe that it shall not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.
Section 4.10    Compliance with Laws and Regulatory Filings. Investar and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to it, including, without limitation and as applicable, any Banking Laws. Investar and Investar Bank have neither had nor suspected any material incidents of fraud or defalcation involving Investar, Investar Bank or any of their respective officers, directors or Affiliates during the last two years. Investar Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Investar Bank that are designed to properly monitor transaction activity (including wire transfers). Investar Bank has a CRA rating of “satisfactory.” Each of Investar and Investar Bank is “well capitalized” as defined by applicable federal regulations as of the date hereof.
Section 4.11    Absence of Certain Changes or Events. Since December 31, 2017, (i) Investar and Investar Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (ii) no Material Adverse Effect with respect to Investar or Investar Bank has occurred.
Section 4.12    Representations Not Misleading. No representation or warranty by Investar contained in this Agreement, nor any schedule furnished to Mainland Bank by Investar under and pursuant to, or in anticipation of this Agreement, contains or shall contain on the Closing Date any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or shall be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Body having jurisdiction over Investar, any of its Subsidiaries or their respective properties of the facts and circumstances upon which they were based. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Investar.
ARTICLE V
COVENANTS OF MAINLAND BANK
Mainland Bank covenants and agrees with Investar as follows:
Section 5.1    Commercially Reasonable Efforts. Mainland Bank shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.
Section 5.2    Regulatory Filings. Mainland Bank shall use its commercially reasonable efforts to assist and cooperate with Investar and its Subsidiaries in filing all necessary applications and notices with, and obtaining all necessary approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.
Section 5.3    Information. None of the information relating to Mainland Bank that is provided by Mainland Bank for inclusion in (a) the Registration Statement on Form S-4 to be filed with the SEC by Investar in connection with the issuance of shares of Investar Common Stock in the Merger (including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”), which Proxy Statement/Prospectus will be mailed to Mainland Bank’s shareholders in connection with (i) the solicitation of proxies by the board of directors of Mainland Bank for use at a special meeting of Mainland Bank’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Mainland Bank Shareholders’ Meeting”) and (ii) the offering of shares of Investar Common Stock to shareholders of Mainland Bank as part of the Merger Consideration, or (b) any filings or approvals under applicable federal or state Banking Laws or regulations or federal or state securities laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Mainland Bank further agrees that if it becomes aware of any information furnished by it would cause any of the statements in a regulatory filing, the Proxy Statement/Prospectus or a federal or state securities filing to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform Investar and to take appropriate steps to correct the regulatory filing, Proxy Statement/Prospectus or securities filing
Section 5.4    Approval of Shareholders of Mainland Bank. Mainland Bank, acting through its board of directors, shall take all action in accordance with applicable laws and its Organizational Documents necessary to duly call, give notice of, convene and hold the Mainland Bank Shareholders’ Meeting, including printing and mailing the Proxy Statement/Prospectus and related materials to the Mainland Bank shareholders at Mainland Bank’s sole cost and expense, promptly following the date that the S-4 Registration Statement has been declared effective by the SEC, for the purpose of (i) considering and voting upon the approval of this Agreement, the Merger and the other transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. Except to the extent that the board of directors of Mainland Bank shall have effected a Change in Recommendation pursuant to Section 5.9, the board of directors of Mainland Bank shall recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Mainland Bank Board Recommendation”), which Mainland Bank Board Recommendation shall be included in the Proxy Statement/Prospectus, and Mainland Bank shall use commercially reasonable efforts to obtain the Requisite Shareholder Approval of this Agreement, the Merger and the other transactions contemplated hereby. The board of directors of Mainland Bank shall not impose a requirement that the holders of more than the Requisite Shareholder Approval approve this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, regardless of whether or not the board of directors of Mainland Bank shall have effected a Change in Recommendation pursuant to Section 5.9, Mainland Bank shall be required to hold the Mainland Bank Shareholders’ Meeting and provide Mainland Bank shareholders with the opportunity to vote on the proposal to approve this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.5    Activities of Mainland Bank Pending Closing.
(a)    Unless otherwise permitted in writing by Investar, from the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Mainland Bank shall:
(i)    conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past banking practice;
(ii)    except as required by prudent business practices, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;
(iii)    promptly give written notice to Investar of (A) any material change in its business, operations or prospects; (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Mainland Bank; (C) the institution or threat of any Proceeding against Mainland Bank; or (D) any event or condition that would reasonably be expected to cause any of the representations or warranties of Mainland Bank contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on Mainland Bank;
(iv)    extend credit only in accordance with existing policies and promptly classify and charge off all loans and make appropriate adjustments to the allowance for loan and lease losses in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

(v)    maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;
(vi)    perform all of its obligations under all contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Mainland Bank may in good faith reasonably dispute;
(vii)    account for all transactions and prepare all financial statements of Mainland Bank in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);
(viii)    timely file, subject to extension, all reports required to be filed with Governmental Bodies and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings; and
(ix)    provide to Investar (A) a monthly loan report of Mainland Bank that includes, without limitation, a report of all new, renewed, extended, modified and paid off loans, as well as monthly past due information, and (B) a monthly deposit report of Mainland Bank.
(b)    Between the date of this Agreement and Closing, Mainland Bank shall not, without the prior written consent of Investar, which consent shall not be unreasonably withheld:
(i)    take or fail to take any action that would cause, or would reasonably be expected to cause, the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude Mainland Bank from making such representations and warranties at the time of the Closing;
(ii)    adjust, split, combine or reclassify any of the Mainland Common Stock or other capital stock of Mainland Bank;
(iii)    issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;
(iv)    grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;
(v)    (A) make or commit to make a loan in excess of $500,000, or renew, extend the maturity of, or alter any of the material terms of any loan set forth on Schedule 5.5(b)(v); (B) renew, extend the maturity of, or alter any of the material terms of any loan which has been classified as or, in the exercise of reasonable diligence by Mainland Bank or any Governmental Body with supervisory jurisdiction over Mainland Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons, in excess $100,000; or (C) make or commit to make a loan to any borrower with an outstanding loan agreement, note or borrowing arrangement with Mainland Bank which has been classified as or, in the exercise of reasonable diligence by Mainland Bank or any Governmental Body with supervisory jurisdiction over Mainland Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons;
(vi)    open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any assets or deposit liabilities;
(vii)    enter into, amend or terminate any Mainland Bank Contracts, or any other material agreement, merge into or consolidate with any Person or entity, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and except for termination of the Mainland Bank Contracts set forth on Schedule 5.10 or as otherwise provided herein;
(viii)    other than change of control payments that are included in the Transaction Expenses subject to the Expense Cap, grant any retention, severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any of its officers, directors, employees or agents, either individually or as part of a class of similarly situated persons;
(ix)    make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay or any perquisite such as automobile allowance, club membership or dues or other similar benefits, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions and incentives consistent with past practices to employees and officers;
(x)    hire or employ any Person as a replacement for an existing position with an annual salary equal to or greater than $50,000.00 or hire or employ any Person for any newly created position;
(xi)    declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property, or directly or indirectly purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;
(xii)    make any change in accounting methods, principles and practices, except as may be required by GAAP, RAP or any Governmental Body;
(xiii)    sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets or interest therein;
(xiv)    foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Investar of a Phase I environmental review thereof;
(xv)    increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Mainland Bank’s past banking practices;
(xvi)    reduce the amount of its allowance for loan and lease losses, except through charge-offs (and subject to the obligations under Section 5.5(a)(iv) and Section 5.16);
(xvii)    establish any new Subsidiary or Affiliate or enter into any new line of business, or acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
(xviii)    discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;
(xix)    materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan and lease losses or (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;
(xx)    amend or change any provision of its Organizational Documents;

(xxi)    make any capital expenditure in excess of $10,000, except pursuant to commitments made prior to the date of this Agreement;
(xxii)    excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;
(xxiii)    prepay any indebtedness or other similar arrangements resulting in any prepayment penalty thereunder;
(xxiv)    settle any lawsuit or Proceeding involving payment by it of money damages or imposing any material restriction on its operations;
(xxv)    purchase or otherwise acquire any investment securities, other than obligations of the U.S. Department of the Treasury with a maturity of one (1) year or less;
(xxvi)    restructure or materially change its investment securities portfolio or its interest rate risk position from that as of August 31, 2018, through sales or otherwise, or the manner in which the portfolio is classified or reported;
(xxvii)    issue a replacement of any certificate representing its securities except upon (A) written notice to Investar, (B) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to Investar and (C) if required by Investar, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of Mainland Common Stock represented therein;
(xxviii)    take or fail to take any action which would adversely affect or delay the ability of Mainland Bank or Investar to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement; or
(xxix)    agree to do any of the foregoing.
Section 5.6    Access to Properties and Records.
(a)    To the extent permitted by applicable law, Mainland Bank shall, upon reasonable notice from Investar to Mainland Bank, afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Investar full access to the properties, books and records of Mainland Bank during normal business hours in order that Investar may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Mainland Bank, including access sufficient to verify (i) verifying the representations and warranties of Mainland Bank under this Agreement, and compliance with its covenants and obligations hereunder, (ii) the value of the assets and the liabilities of Mainland Bank, (iii) the amount of the Transaction Expenses as of the Calculation Date, and (iv) the satisfaction of the conditions precedent to Investar’s obligations described in Article IX; provided, however, that Investar shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Mainland Bank. Mainland Bank agrees at any time, and from time to time, to furnish Investar with such additional financial and operating data and other information as to the business and properties of Mainland Bank as Investar shall, from time to time, reasonably request.
(b)    As soon as practicable after they become available, Mainland Bank shall deliver or make available to Investar all unaudited monthly financial statements prepared for the internal use of management of Mainland Bank and all Mainland Bank Call Reports filed with the appropriate Governmental Body after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods.

Section 5.7    Information for Regulatory Applications and Proxy Statement/Prospectus. Mainland Bank shall promptly, but not later than five (5) Business Days after receipt of a written request by Investar, furnish Investar with all information, data and documents concerning Mainland Bank required for inclusion in (a) any application, filing, statement or document to be made or filed by Investar with any Governmental Body in connection with the transactions contemplated by this Agreement during the pendency of this Agreement, (b) the S-4 Registration Statement and any other filings with federal or state securities authorities, and (c) the Proxy Statement/Prospectus.
Section 5.8    No Solicitation.
(a)    Subject to the provisions of this Section 5.8, Mainland Bank will not, and will use commercially reasonable efforts to cause its officers, directors, employees, Affiliates, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (i) initiate or solicit or Knowingly encourage or facilitate any inquiries or proposals with respect to, or the making of, any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) engage, enter into, continue or otherwise participate in negotiations or discussions with, or provide any information or data to, any Person relating to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal or requiring Mainland Bank to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger (a “Mainland Bank Acquisition Agreement”) (other than a confidentiality agreement contemplated by Section 5.8(b)) (provided, however, that the foregoing shall not prohibit Mainland Bank or its Representatives from informing any Person of the restrictions of this Section 5.8 or from contacting any Person who has made an Acquisition Proposal or inquiry or proposal relating thereto solely for the purpose of seeking clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 5.8). Mainland Bank shall, and shall cause each of its Representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than Investar or its Affiliates) conducted before the date of this Agreement with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) except to the extent the Mainland Bank board of directors determines in good faith (after consultation with its legal counsel) that such action is consistent with the Mainland Bank board of directors’ fiduciary duties under applicable law, not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.
(b)    Notwithstanding anything to the contrary in Section 5.8(a), at any time prior to obtaining the Requisite Shareholder Approval, in the event Mainland Bank receives an unsolicited, bona fide Acquisition Proposal in writing from a third party (which has not been withdrawn), Mainland Bank may engage in discussions and negotiations (including exchanging draft agreements) with, furnish or cause to be furnished any information and data to, and afford access to its personnel, properties, books and records, to the Person making such Acquisition Proposal and its Representatives if (i) the Mainland Bank board of directors has determined in good faith (after consultation with its legal counsel and financial advisor) that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, and (ii) the Mainland Bank board of directors determines in good faith, (after consultation with its legal counsel) that the failure to take such action would be more likely than not to result in a violation of the Mainland Bank board of directors’ fiduciary duties under applicable law; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Mainland Bank shall have entered into a confidentiality agreement (which confidentiality agreement shall not constitute a Mainland Bank Acquisition Agreement and a copy of which confidentiality agreement shall be promptly provided for informational purposes only to Investar) with such Person on terms that are no more favorable to such Person than the confidentiality provisions of Article VII and that any nonpublic information concerning Mainland Bank provided to such Person, to the extent not previously provided to Investar, is promptly provided to Investar. In addition, nothing herein shall restrict Mainland Bank from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable law.

(c)    Mainland Bank will notify Investar promptly (and in any event within 48 hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to Mainland Bank or for access to the personnel, properties, books or records of Mainland Bank by any Person that has made, or to the Knowledge of Mainland Bank, may be considering making, an Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Mainland Bank will (subject to the fiduciary duties of the Mainland Bank board of directors) keep Investar reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments thereto.
(d)    Except as provided in Section 5.9, the Mainland Bank board of directors shall not fail to make at any time required by this Agreement, withdraw, amend, modify or materially qualify, in a manner adverse to Investar, the Mainland Bank Board Recommendation, or adopt, approve or publicly recommend an Acquisition Proposal, or make any public statement inconsistent with the Mainland Bank Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Change in Recommendation”).
Section 5.9    Receipt of Superior Proposal.
(a)    Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Shareholder Approval, and only following compliance with Section 5.8 and this Section 5.9, the Mainland Bank board of directors may, if it determines in good faith (after consultation with its legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (i) make a Change in Recommendation in response to an unsolicited, bona fide Acquisition Proposal in writing from a third party made after the date hereof (which has not been withdrawn) which the board of directors of Mainland Bank determines in good faith (after consultation with its legal counsel and its financial advisors) constitutes a Superior Proposal, or (ii) terminate this Agreement pursuant to Section 11.1(i) and promptly thereafter enter into a Mainland Bank Acquisition Agreement with respect to a Superior Proposal (a “Superior Proposal Termination”).
(b)    Prior to effecting any Change in Recommendation or a Superior Proposal Termination, (i) Mainland Bank shall notify Investar in writing of its intention to take such action at least ten (10) Business Days prior to taking such action (the “Notice Period”), specifying the Superior Proposal, identifying the Person(s) making such Superior Proposal and providing Investar an unredacted copy of any proposed agreements with the Person making such Superior Proposal; (ii) during the applicable Notice Period, Mainland Bank shall have, and shall cause its financial and legal advisors and Representatives to have, negotiated in good faith with Investar (if Investar so desires) to make adjustments in the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal; (iii) following the Notice Period, the Mainland Bank board of directors shall determine in good faith (after consultation with its legal counsel) that the failure to make a Change in Recommendation in accordance with Section 5.9(a) or effect a Superior Proposal Termination, as the case may be, would be inconsistent with the Mainland Bank board of director’s fiduciary duties under applicable law; (iv) following the Notice Period, the Mainland Bank board of directors shall determine (after consultation with its legal counsel and financial advisors) and after considering any adjustments proposed in writing by Investar, that such Superior Proposal has not been withdrawn and continues to constitute a Superior Proposal; and (v) Mainland Bank shall not be in material breach of Section 5.8 or Section 5.9. In the event any such Superior Proposal ceases to constitute a Superior Proposal and is thereafter materially amended or modified, as the case may be, Mainland Bank shall give a new notice to Investar in accordance with this Section (except that the Notice Period shall be five (5) Business Days instead of ten (10) Business Days).
Section 5.10    Termination of Mainland Bank Contracts. If requested by Investar, Mainland Bank shall take all appropriate action, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that all contracts listed on Schedule 5.10 shall, if the Merger occurs, be terminated on or after the consummation of the Merger (as indicated on Schedule 5.10) on a date to be mutually agreed upon by Investar and Mainland Bank. Such notice and actions by Mainland Bank shall be in accordance with the terms of such contracts and any fees, contract payments, penalties or liquidated damages associated with the termination of such contracts be included in the Transaction Expenses in accordance with Section 2.2.

Section 5.11    Environmental Investigation; Rights to Terminate Agreement.
(a)    Investar and its consultants, agents and Representatives shall have the right, to the same extent that Mainland Bank has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or before the date that is forty-five (45) days after the date of this Agreement. Any Environmental Inspections shall be at Investar’s expense, and any findings or results of any Environmental Inspections shall not be disclosed to any individual or entity, other than Investar or Mainland Bank, unless Investar is required by law to disclose such information. Investar shall notify Mainland Bank before any physical inspections of the Property, and Mainland Bank may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by Investar, Investar shall (i) notify Mainland Bank of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) at the sole cost and expense of Investar, commence such Secondary Investigation, on or before the date that is sixty-five (65) days after the date of this Agreement. Investar shall give reasonable notice to Mainland Bank of such Secondary Investigations, and Mainland Bank may place reasonable time and place restrictions on such Secondary Investigations.
(b)    Investar shall make available to Mainland Bank the results and reports of such Environmental Inspections and Secondary Investigations promptly after Investar receives or is advised of such results. Investar shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by Investar. Investar shall make no such report before Closing unless required to do so by applicable law, and in such case will give Mainland Bank reasonable written notice of Investar’s intentions.
(c)    Investar shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.10 is not true and accurate in any material respect; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by Investar because the environmental inspection, Secondary Investigation or other environmental survey identifies material violations or potential material violations of Environmental Laws; (iii) Mainland Bank has refused to allow Investar to conduct an Environmental Inspection or Secondary Investigation in a manner that Investar reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require any material remedial or cleanup action by Mainland Bank; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Body or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Effect. On or before the date that is ninety (90) days after the date of this Agreement, Investar shall give notice to Mainland Bank as to whether Investar intends to terminate this Agreement in accordance with Section 9.1 because Investar disapproves of the results of the Environmental Inspection, Secondary Investigation or other environmental survey. Mainland Bank shall have the opportunity to correct any objected to violations or conditions to Investar’s reasonable satisfaction before the date that is one hundred five (105) days after the date of this Agreement. If Mainland Bank fails to demonstrate its satisfactory correction of the violations or conditions to Investar, Investar may terminate this Agreement on or before the date that is one hundred five (105) days after the date of this Agreement.
(d)    If any past or present events, conditions or circumstances would require further investigation or remedial or cleanup action under Environmental Laws involving, individually or in the aggregate, an expenditure of $100,000 or less, Mainland Bank shall include in the Transaction Expenses such amount as is necessary to pay the aggregate costs of further investigating, remediating or cleaning up such conditions as are reasonably estimated by an independent environmental firm selected by Investar.
(e)    Simultaneously with the execution of this Agreement, Mainland Bank shall provide Investar with copies of all documents and other materials relating to environmental conditions of any Mainland Bank Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of Mainland Bank. Mainland Bank also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Investar and, at Investar’s cost and expense, shall be entitled to certify the same in favor of Investar and its consultants, agents and representatives and make all other data available to Investar and its consultants, agents and representatives.
Section 5.12    Nature of Deposits. On the Closing Date, the deposits of Mainland Bank shall be of substantially the same character, mix, type, and makeup as such deposits were as of August 31, 2018. Such deposits shall include no additional “brokered deposits” (as such term is defined in 12 C.F.R. § 337.6(a)(2)), except for such additional brokered deposits agreed to by Investar and any extensions and renewals thereof.
Section 5.13    Continuing D&O Coverage. Mainland Bank shall obtain, and prior to the Calculation Date will fully pay for, past acts and extended reporting period “tail” insurance coverage with a claims period of four years from and after the Effective Time with respect to Mainland Bank’s (i) current directors’ and officers’ insurance policy (or comparable coverage) for each of its directors and officers currently covered under comparable policies held by Mainland Bank, (ii) employment practices liability insurance policy, (iii) current financial institutions bond (or comparable coverage) and (iv) bankers professional liability, errors and omissions and fiduciary liability insurance policies (“Tail Coverage”). In each case, the Tail Coverage will contain coverage, amounts, terms and conditions, no less advantageous to Mainland Bank and its directors, officers and employees, as applicable, than the coverage in place as of the date of this Agreement.
Section 5.14    Minutes from Directors’ and Committee Meetings. Mainland Bank shall provide Investar with copies of the minutes of all regular and special meetings of the board of directors of Mainland Bank and minutes of all regular and special meetings of any board or senior management committee of Mainland Bank held on or after the date of this Agreement (except portions of such minutes that are devoted to the discussion of this Agreement or that, upon the advice of legal counsel, are otherwise privileged). Mainland Bank shall provide copies of those minutes to Investar as soon as available, but in any event within ten (10) Business Days after the date of that meeting.
Section 5.15    Disclosure Schedules. No less than two (2) days, but no more than five (5) days, prior to the Closing Date, Mainland Bank shall provide Investar with supplemental disclosure schedules, as of a date no earlier than five (5) days prior to the Closing Date, reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of any supplemental disclosure schedules shall not cure a breach or modify any representation or warranty of this Agreement.
Section 5.16    Allowance for Loan and Lease Losses. Mainland Bank shall maintain its allowance for loan and lease losses in accordance with GAAP and RAP in a manner consistent with its existing methodology and in compliance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Mainland Bank.
Section 5.17    Notification. Mainland Bank shall give prompt notice to Investar, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a disclosure schedule, as applicable, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.18    Execution of Releases. At Closing, Mainland Bank agrees to deliver to Investar a Release, the form of which is attached hereto Exhibit B, executed by each of the directors and executive officers of Mainland Bank, as of the Closing Date.
Section 5.19    Employee Benefit Plans. To the extent requested by Investar, Mainland Bank shall execute and deliver such instruments and take such other actions as Investar may reasonably require in order to cause the amendment or termination of any Mainland Bank Employee Plans on terms satisfactory to Investar and in accordance with applicable law and effective no later than the Closing Date. All resolutions, notices, or other documents issued, adopted or executed in connection with any such amendment or termination shall be subject to Investar’s reasonable prior review and approval, which shall not be unreasonably withheld.
Section 5.20    Conforming Accounting Adjustments. Mainland Bank shall, if requested by Investar, consistent with GAAP, immediately prior to Closing, make such accounting entries as Investar may reasonably request in order to conform the accounting records of Mainland Bank to the accounting policies and practices of Investar; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement, (b) be an acknowledgment by Mainland Bank (i) of any adverse circumstances for purposes of determining whether the conditions to Investar’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Investar’s obligations under this Agreement set forth in Section 9.3 hereof. No adjustment required by Investar under this Section 5.20 shall require any prior filing with any Governmental Body or violate any law, rule or regulation applicable to Mainland Bank.
ARTICLE VI
COVENANTS OF INVESTAR
Investar covenants and agrees with Mainland Bank as follows:
Section 6.1    Commercially Reasonable Efforts. Each of Investar and Investar Bank shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.
Section 6.2    Regulatory Filings. Investar will use its commercially reasonable efforts to, within forty-five (45) days following the date of this Agreement, prepare and file, with the cooperation of Mainland Bank, all necessary applications with and provide all necessary notices to the Federal Reserve, the FDIC, the OFI, the TDB and any other appropriate Governmental Bodies having jurisdiction over Investar or Investar Bank with respect to the transactions contemplated by this Agreement. Investar shall pay all requisite filing fees and other expenses associated with such applications and notices to such appropriate Governmental Bodies. Investar shall promptly furnish Mainland Bank and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Investar shall use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties, including those listed on Schedule 4.5, at the earliest practicable time.
Section 6.3    Activities of Investar Pending Closing.
(a)    Unless otherwise permitted in writing by Mainland Bank (which consent shall not be unreasonably withheld or delayed) and except in a manner that, individually or in the aggregate, would not reasonably be likely to cause a Material Adverse Effect on Investar or Investar Bank, from the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Investar shall, and shall cause each of its Subsidiaries to:
(i)    except as required by prudent business practices, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(ii)    promptly give written notice to Mainland Bank of (A) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Investar or any of its Subsidiaries; or (B) any event or condition that would reasonably be expected to cause any of the representations or warranties of Investar contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on Investar or any of its Subsidiaries; and
(iii)    timely file, subject to extension, all reports required to be filed with Governmental Bodies and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings.
(b)    Between the date of this Agreement and the Closing, Investar shall not, and shall cause each its Subsidiaries not to,
(i)    take or fail to take any action that would, or would reasonably be expected to, adversely affect or materially impact Investar’s ability to perform its covenants and agreements under this Agreement;
(ii)    take or fail to take any action that would cause, or would reasonably be expected to cause, the representations and warranties made in Article IV to be inaccurate at the time of the Closing or preclude Investar from making such representations and warranties at the time of the Closing; or
(iii)    take or fail to take any action that would, or would reasonably be expected to, adversely affect or materially impact Investar’s ability to consummate the Merger.
Section 6.4    Stock Listing. Prior to the Effective Time, Investar shall take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Investar Common Stock shall be listed as of the Effective Time), subject to official notice of issuance, the shares of Investar Common Stock to be issued in the Merger.
Section 6.5    Information for Proxy Statement/Prospectus. Investar will, with the cooperation of Mainland Bank, jointly prepare the Proxy Statement/Prospectus to be submitted to the shareholders of Mainland Bank in connection with the Mainland Bank Shareholders’ Meeting, and Investar will prepare and file with the SEC the S-4 Registration Statement. Investar and Mainland Bank shall cooperate and shall furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement, or any other filing, notice or application made on behalf of Investar or its Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. Investar and Mainland Bank each shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement/Prospectus to the shareholders of Mainland Bank. Investar shall also use commercially reasonable efforts to satisfy, prior to the effective date of the S-4 Registration Statement, all necessary state securities law or “blue sky” notice requirements in connection with the Merger. After delivery of the final Proxy Statement/Prospectus to Mainland Bank, if either Investar or Investar Bank becomes aware that any information related to either Investar or Investar Bank that would cause any statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Investar shall promptly inform Mainland Bank thereof and take appropriate steps to correct the Proxy Statement/Prospectus.
Section 6.6    Information. None of the information relating to Investar that is provided by Investar for inclusion in the S-4 Registration Statement or the related Proxy Statement/Prospectus or for inclusion in any filings or approvals under applicable federal or state banking laws or regulations or federal or state securities laws shall, to the Knowledge of Investar, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.7    Indemnification.
(a)    For a four (4) year period after the Effective Time, and subject to the limitations contained in applicable law and applicable Federal Reserve and FDIC regulations, including 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, and to any limitations contained in the Organizational Documents of Mainland Bank, Investar shall indemnify and hold harmless each present director and officer of Mainland Bank, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting solely in his or her capacity as a director or officer of Mainland Bank to the fullest extent that the Indemnified Party would have been entitled under the Organizational Documents of Mainland Bank in effect on the date hereof, as permitted by applicable law; provided, however, that Investar’s obligation to indemnify any Indemnified Party under this Section 6.7 shall be limited to the coverage provided under and the amounts covered by the Tail Coverage contemplated by Section 5.13; provided, further, that, notwithstanding anything to the contrary set forth in the Organizational Documents of Mainland Bank, Investar shall have no obligation to advance any expenses incurred or to be incurred by any Indemnified Party in (i) any claim, action, suit, proceeding or investigation brought by any Indemnified Party against Mainland Bank (or its successor) in advance of the final disposition thereof, or (ii) any claim, action, suit, proceeding or investigation brought by Mainland Bank (or its successor) against any Indemnified Party in advance of the final disposition thereof.
(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Investar, but the failure to so notify shall not relieve Investar of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Investar. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Investar shall have the right to assume the defense thereof and Investar shall not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Investar elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues which raise conflicts of interest between Investar and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Investar, and Investar shall pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) Investar shall not be liable for any settlement effected without its prior written consent, and (iv) Investar shall have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
Section 6.8    Access. For the purpose of Mainland Bank verifying the representations and warranties of Investar and Investar Bank under this Agreement, and compliance with its covenants and obligations hereunder, Investar shall make available such documents as are reasonably requested by Mainland Bank; provided however that Investar shall be permitted to keep confidential any information that Investar reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Mainland Bank. Mainland Bank will use commercially reasonable efforts to minimize interference with the regular business operations of Investar and Investar Bank with any request for Investar to make available documents under this Section.
Section 6.9    Disclosure Schedules. No less than two (2) days, but no more than five (5) days, prior to the Closing Date, Investar shall provide Mainland Bank with supplemental disclosure schedules, as of a date no earlier than five (5) days prior to the Closing Date, reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of any supplemental disclosure schedules shall not cure a breach or modify any representation or warranty of this Agreement.
Section 6.10    Employee Benefit Plans.
(a)    Investar agrees that the employees of Mainland Bank who continue their employment after the Effective Time (the “Mainland Bank Employees”) will be entitled, subject to Section 6.10(a), to either (i) continue participation in any continuing Mainland Bank Employee Plans or (ii) participate as newly hired employees in the employee benefit plans and programs maintained for employees of Investar and Investar Bank, in accordance with the respective terms of such plans and programs, and Investar will take all actions reasonably necessary or appropriate to facilitate coverage of the Mainland Bank Employees in such plans and programs from and after the Effective Time. To the extent that Investar desires to maintain the effectiveness of any Mainland Bank Employee Plan, Mainland Bank will execute and deliver such instruments and take such other actions as Investar may reasonably require in furtherance of the transfer of such Mainland Bank Employee Plan to Investar on terms satisfactory to Investar and in accordance with all applicable laws and regulations.
(b)    Each Mainland Bank Employee will be entitled to credit for prior service with Mainland Bank for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under any stock incentive plan and severance for Mainland Bank Employees who are terminated within six months following the Effective Time, which severance is addressed in Section 6.10(c)) sponsored by Investar or Investar Bank (each, an “Investar Employee Plan”) to the extent permitted by such Investar Employee Plan and applicable laws and regulations. To the extent permitted by such Investar Employee Plan and applicable laws and regulations, any eligibility waiting period and pre-existing condition exclusion applicable to such Investar Employee Plan will be waived with respect to each Mainland Bank Employee and his or her eligible dependents. To the extent permitted by applicable laws, regulations and the applicable Investar Employee Plan, Investar will credit each Mainland Bank Employee and his or her eligible dependents for the year during which coverage under Investar’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Mainland Bank Employee during such year under the Mainland Bank’s group health plan.
(c)    Any Mainland Bank Employee as of the date of this Agreement who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated by Investar Bank (other than for cause) within six (6) months following the Effective Time, will receive a lump sum severance payment from Investar Bank in an amount equal to two weeks compensation at such employee’s base rate of compensation, multiplied by the number of whole years of service by such employee with Mainland Bank as of the Effective Time (with a minimum of four (4) weeks of base salary and subject to a maximum of up to twenty-six (26) weeks of base salary), subject to the execution, return and non-revocation of a release of claims against Investar and its Affiliates in a form provided by Investar. For purposes of this Section, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of Investar and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against Investar or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with Investar Bank.
Section 6.11    Notification. Investar shall give prompt notice to Mainland Bank of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a disclosure schedule, as applicable, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
ARTICLE VII
CONFIDENTIAL INFORMATION
Section 7.1    Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this Article VII, the term “Recipient” means the party receiving the Subject Information (as defined in Section 7.2) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (a) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (b) any Person controlling, controlled by or under common control with the

Recipient or the Disclosing Party, as the case may be. The term “Representative” as used herein, includes all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing.
Section 7.2    Definition of “Subject Information”. For purposes of this Article VII, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” does not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non‑confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.
Section 7.3    Confidentiality. Each Recipient hereby agrees that the Subject Information shall be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby and that the Subject Information shall be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including, but not limited to, the Recipient’s accountants and attorneys) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such information and that the Recipient shall direct and cause such persons to treat such information confidentially); (b) any of such Subject Information may be disclosed to the extent it is required to be included in any regulatory application filed by the Recipient in connection with the Merger; (c) any of such Subject Information may be disclosed to the extent it is required to be included in the S-4 Registration Statement; and (d) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing before any such disclosure by Recipient.
Section 7.4    Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient shall advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any Person who has received material, non‑public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.
Section 7.5    Return of Subject Information. In the event of termination of this Agreement for any reason, the Recipient at the request of the Disclosing Party shall promptly destroy or return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency; provided, that Recipient shall only be required to make commercially reasonable efforts to return or destroy any Subject Information stored electronically, and neither Recipient nor Recipient’s Representatives shall be required to destroy or return any Subject Information created pursuant to its or its Representatives’ electronic backup and archival procedures. In making any such filing, the Recipient shall request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.
Section 7.6    Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of this Article VII by it shall give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party shall be entitled to obtain specific performance or injunctive relief against the breach or threatened breach of this Article VII by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies are not the exclusive remedies for a breach of this Article VII, but are in addition to all other remedies available at law or in equity to the Disclosing Party.
Section 7.7    Required Disclosure. If the Recipient is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigation demand, or other legal or judicial process) by applicable law to disclose any of the Subject Information, the Recipient shall provide the Disclosing Party with prompt notice so that the Disclosing Party may seek a protective order or other appropriate remedy, and the Recipient shall cooperate in that effort. If such protective order or other remedy is not obtained, the Recipient shall furnish only that portion of the Subject Information which the Recipient is advised by legal opinion of the Recipient’s counsel is legally required and shall exercise its commercially reasonable efforts to obtain reasonable assurance that confidential treatment shall be accorded the Subject Information.
ARTICLE VIII
CLOSING
Section 8.1    Closing. On a date mutually agreeable to Mainland Bank, Investar and Investar Bank, which is within fifteen (15) days after receipt of all necessary regulatory, corporate, shareholder, and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties, a meeting (the “Closing”) shall take place. At the Closing, the parties to this Agreement shall exchange certificates and the other documents provided for under this Agreement in order to effect the Merger and the other transactions contemplated hereby and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the Merger and the other transactions contemplated by this Agreement. The Closing shall take place at such time place as the parties may agree, or may be conducted remotely by delivery of the applicable documents, instruments, certifications and other deliveries contemplated by this Agreement, including, without limitation, by electronic mail transmission exchange of executed documents or signature pages in “.pdf” format.
Section 8.2    Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of Mainland Bank and all approvals of any Governmental Body whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger relating to the Merger (“Effective Time”).
Section 8.3    Actions to be Taken at the Closing by Mainland Bank. At the Closing, Mainland Bank shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to Investar such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the items set forth below (all of such actions constituting conditions precedent to Investar’s obligations to close hereunder):
(a)    True, correct and complete copies of the Certificate of Formation of Mainland Bank, and all amendments thereto, duly certified as of a recent date by the TDB;
(b)    A certificate of existence, dated as of a recent date, issued by the TDB, duly certifying as to authorization of Mainland Bank to transact the business of banking;
(c)    A certificate (or applicable screen print) of account status, dated as of a recent date, issued by the Texas Comptroller of Public Accounts, duly certifying as to the good standing of Mainland Bank under the laws of the State of Texas;
(d)    A certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of Mainland Bank are insured by the FDIC under the Federal Deposit Insurance Act;

(e)    A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of Mainland Bank, pursuant to which such officer shall certify: (i) the due adoption by the board of directors of Mainland Bank of corporate resolutions attached to such certificate authorizing the Merger, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (b) the due adoption and approval by the shareholders of Mainland Bank of this Agreement and the Merger; (c) the incumbency and true signatures of those officers of Mainland Bank duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and thereby; (d) that the copy of the Bylaws of Mainland Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (e) a true and correct copy of the list of the shareholders of Mainland Bank as of the Closing Date;
(f)    A certificate, dated as of the Closing Date, executed by an executive officer of Mainland Bank pursuant to which Mainland Bank shall certify that Mainland Bank has satisfied the conditions set forth in Section 9.1, Section 9.2, Section 9.3 and Section 9.4 of this Agreement;
(g)    All consents and approvals required to be obtained by Mainland Bank from third parties to complete the transactions contemplated by this Agreement, as specified on Schedule 3.16; and
(h)    All other documents required to be delivered to Investar by Mainland Bank under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Investar or its counsel.
Section 8.4    Actions to be Taken at the Closing by Investar and Investar Bank. At the Closing, Investar and Investar Bank shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to, or cause to be delivered to, Mainland Bank such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the items set forth below (all of such actions constituting conditions precedent to Mainland Bank’s obligations to close hereunder):
(a)    A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of Investar pursuant to which such officer shall certify: (a) the due adoption by the board of directors of Investar of corporate resolutions attached to such certificate authorizing the Merger, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (b) the incumbency and true signatures of those officers of Investar duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby; and (c) that the copy of the Bylaws of Investar attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;
(b)    A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of Investar Bank pursuant to which such officer shall certify: (a) the due adoption by the board of directors of Investar Bank of corporate resolutions attached to such certificate authorizing the Merger, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (b) the due adoption and approval by the sole shareholder of Investar Bank of this Agreement and the Merger; and (c) the incumbency and true signatures of those officers of Investar Bank duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby;
(c)    A certificate, dated as of the Closing Date, executed by a duly authorized officer of Investar, pursuant to which Investar shall certify that Investar has satisfied the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 of the Agreement;

(d)    All consents and approvals required to be obtained by Investar from third parties to complete the transactions contemplated by this Agreement, as specified on Schedule 4.5; and
(e)    All other documents required to be delivered to Mainland Bank by Investar under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Mainland Bank or its counsel.
ARTICLE IX
CONDITIONS TO OBLIGATIONS OF INVESTAR
The obligations of Investar under this Agreement to consummate the Merger are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Investar in its sole discretion, to the extent permitted by applicable law:
Section 9.1    Compliance with Representations and Warranties. The representations and warranties made by Mainland Bank in this Agreement or in any document or schedule delivered to Investar in connection with this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).
Section 9.2    Performance of Obligations. Mainland Bank shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing.
Section 9.3    Absence of Material Adverse Effect. From the date hereof to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Mainland Bank, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to Mainland Bank.
Section 9.4    Dissenters’ Rights. Shareholders of Mainland Bank representing no more than five percent (5%) of the issued and outstanding Mainland Common Stock will have demanded and be entitled to exercise dissenting shareholder rights under the TBOC.
Section 9.5    Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any Mainland Bank Contracts or any material contract, agreement or instrument to which Mainland Bank is a party or by which any of its respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such Mainland Bank Contracts, material contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Mainland Bank shall have been obtained, and Mainland Bank shall have received evidence thereof in form and substance satisfactory to it.
Section 9.6    Government Approvals. Investar shall have received the necessary regulatory approvals from the Governmental Bodies, which approvals shall not impose any Burdensome Condition (as defined below), and any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding.
Section 9.7    No Injunction. No action shall have been taken, and no statute, rule, regulation, order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby by any government or Governmental Body or by any court that would make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable.
Section 9.8    Certain Agreements.
(a)    Each of the Director Support Agreements shall remain in full force and effect and shall have been complied with in all material respects.
(b)    Investar shall have received from each director and executive officer of Mainland Bank a Release, dated as of the Closing Date, in the form attached as Exhibit D.
Section 9.9    Registration Statement Effective. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.
Section 9.10    Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Mainland Bank as and to the extent required by the TBOC and the Organizational Documents of Mainland Bank.
Section 9.11    Tax Opinion. Investar shall have received an opinion of Fenimore, Kay, Harrison & Ford, LLP, dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Mainland Bank, Investar and others.
ARTICLE X
CONDITIONS TO OBLIGATIONS OF MAINLAND BANK
The obligation of Mainland Bank under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Mainland Bank in its sole discretion, to the extent permitted by applicable law:
Section 10.1    Compliance with Representations and Warranties. The representations and warranties made by Investar and Investar Bank in this Agreement or in any document or schedule delivered to Mainland Bank in connection with this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).
Section 10.2    Performance of Obligations. Investar and Investar Bank shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing.
Section 10.3    Absence of Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Investar or Investar Bank, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to either Investar or Investar Bank.

Section 10.4    Government Approvals. Investar shall have received the necessary regulatory approvals from the Governmental Bodies and any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding.
Section 10.5    No Injunction. No action shall have been taken, and no statute, rule, regulation, order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby by any government or Governmental Body or by any court that would make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable.
Section 10.6    Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Mainland Bank as and to the extent required by the TBOC and the Organizational Documents of Mainland Bank.
ARTICLE XI
TERMINATION
Section 11.1    Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of Mainland Bank, before or at the Closing, as follows and in no other manner:
(a)    By the mutual consent of Investar and Mainland Bank and the approval of such action by their respective boards of directors.
(b)    By either Investar or Mainland Bank if:
(i)    any court of competent jurisdiction in the United States or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;
(ii)    the conditions precedent to such parties’ obligations to close specified in Article IX and Article X, respectively, have not been met or waived by June 30, 2019 (“End Date”); provided, however, that (1) the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein and (2) the failure of the terminating party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the principal cause of, or materially contributed to, the failure of the Merger to be consummated by the End Date;
(iii)    any of the transactions contemplated by this Agreement are disapproved by any Governmental Body or other Person whose approval is required to consummate any of such transactions, or any application requiring approval by a Governmental Body has been withdrawn at the request of such Governmental Body; or
(iv)    if the approval by the shareholders of Mainland Bank contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the Requisite Shareholder Approval at the Mainland Bank Shareholders’ Meeting; provided, however, that Mainland Bank may only terminate the Agreement pursuant to this Section 11.1(b)(iv) if the board of directors of Mainland Bank makes the Mainland Bank Board Recommendation as required by this Agreement and has not has made a Change in Recommendation;
(c)    By Mainland Bank (provided that Mainland Bank is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if Investar fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure has not been cured within a thirty (30) day period after notice from Mainland Bank, or if any of the representations or warranties of Investar contained herein or therein that are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like shall be inaccurate in any respect or if any of the representations or warranties of Investar contained herein or therein that are not so qualified shall be inaccurate in any material respect;
(d)    By Investar (provided that neither Investar nor Investar Bank is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if Mainland Bank fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure has not been cured within a thirty (30) day period after notice from Investar, or if any of the representations or warranties of Mainland Bank contained herein or therein that are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like shall be inaccurate in any respect or if any of the representations or warranties of Mainland Bank contained herein or therein that are not so qualified shall be inaccurate in any material respect;
(e)    By Investar if any approval required to be obtained from any Governmental Body is obtained subject to restrictions or conditions on the operations of Mainland Bank, Investar, Investar Bank or the Surviving Bank which, in the reasonable judgment of Investar, would, or could reasonably be expected to (i) materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of Investar, be so materially burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement; (ii) require any Person other than Investar to be deemed a financial holding company or a bank holding company under the BHC Act with respect to Investar Bank or Mainland Bank; (iii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of Investar or any of its Affiliates; (iv) require any Person other than Investar to guaranty, support or maintain the capital of Investar Bank or Mainland Bank at or after the Closing; or (v) cause any Person other than Investar to be deemed to control Investar Bank or Mainland Bank (“Burdensome Condition”);
(f)    By Investar if (i) Mainland Bank has not held the Mainland Bank Shareholders’ Meeting on or before the later of June 30, 2019 and the thirtieth (30th) calendar day following the date that the S-4 Registration Statement has been declared effective by the SEC, (ii) Mainland Bank has breached its obligations under Section 5.4, Section 5.8 or Section 5.9 in a manner adverse to Investar, or (iii) the board of directors of Mainland Bank fails make the Mainland Bank Board Recommendation at any time required by this Agreement or has made a Change in Recommendation;
(g)    By Investar, if any individual that executed a Voting Agreement, a Director Support Agreement or a Release has violated the terms thereof;
(h)    By Investar in accordance with Section 5.11; or
(i)    By Mainland Bank, at any time prior to obtaining the Requisite Shareholder Approval and subject to the terms and conditions of Section 5.8 and Section 5.9, if Mainland Bank’s board of directors determines to enter into a Mainland Bank Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.9(a), but only if Mainland Bank (i) has complied with all of its obligations pursuant to Section 5.8 and Section 5.9, (ii) pays the Termination Fee and the Expense Fee pursuant to Section 11.3 and (iii) enters into such Mainland Bank Acquisition Agreement promptly after such termination.
Section 11.2    Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for a breach of this Agreement, a misrepresentation hereunder or fraud, if this Agreement is terminated pursuant to the provisions of Section 11.1, no party to this Agreement shall have any further liability or obligation under this Agreement, except the provisions of Article VII hereof shall remain applicable.
Section 11.3    Termination Fee and Expenses. To compensate Investar for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Investar, the parties agree as follows:
(a)    Provided that the terminating party is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within thirty (30) days following receipt of written notice thereof by the other party specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:
(i)    Mainland Bank under the provisions of Section 11.1(i), then Mainland Bank shall pay to Investar an amount equal to the sum of $816,000 (the “Termination Fee”) plus all expenses incurred by Investar in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $250,000 (“Investar Expenses”);
(ii)    (A) Investar under the provisions of Section 11.1(f)(i), then Mainland Bank shall pay to Investar an amount equal to the sum of the Investar Expenses, or (B) Investar under the provisions of Section 11.1(f)(ii) or (iii), then Mainland Bank shall pay to Investar an amount equal to the sum of the Termination Fee plus the Investar Expenses;
(iii)    Either Investar or Mainland Bank under the provisions of Section 11.1(b)(iv), and, prior to the Mainland Bank Shareholders’ Meeting, an Acquisition Proposal has been publicly announced, publicly disclosed or otherwise made known generally to Mainland Bank’s shareholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, then Mainland Bank shall pay to Investar the Investar Expenses; or
(iv)    (A) either Investar or Mainland Bank under the provisions of Section 11.1(b)(ii), if at such time the Requisite Shareholder Approval has not occurred, (B) either Investar or Mainland Bank under the provisions of Section 11.1(b)(iv), and, prior to the Mainland Bank Shareholders’ Meeting, an Acquisition Proposal has been publicly announced, publicly disclosed or otherwise made known generally to Mainland Bank’s shareholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, or (C) Investar under the provisions of Section 11.1(d) or Section 11.1(f)(i), and, after the date hereof but prior to the event giving rise to such right of termination, an Acquisition Proposal has been made known to Mainland Bank’s board of directors, and, with respect to clause (A), (B) or (C), as the case may be, within twelve (12) months of the date of such termination of this Agreement, Mainland Bank enters into a Mainland Bank Acquisition Agreement with any Person with respect to any Acquisition Proposal or consummates an Acquisition Proposal (provided that for purposes of the definition of “Acquisition Proposal” in this Section 11.3(a)(iv), the references to “15%” in the definition of Acquisition Proposal in Section 12.1 below shall be deemed to be references to “50%”), then Mainland Bank shall pay to Investar an amount equal to the sum of Termination Fee plus the Investar Expenses (less the amount of Investar Expenses previously paid to Investar pursuant to Section 11.3(a)(ii)(A) or Section 11.3(a)(iii), as applicable).
(b)    The payment of the Termination Fee and/or Investar Expenses shall be Investar’s sole and exclusive remedy for monetary damages with respect to termination of this Agreement as set forth in this Section 11.3. For the avoidance of doubt, in no event shall the Termination Fee and/or the Investar Expenses described in this Section 11.3 be payable on more than one occasion.
(c)    Any payment required by this Section 11.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement and shall be payable by wire transfer of immediately available funds; provided, however, that if the payment of the Termination Fee is required pursuant to Section 11.3(a)(iv), then such payment shall become payable on or before the earlier of the date of execution by Mainland Bank of such Mainland Bank Acquisition Agreement or the consummation of the Acquisition Proposal.

ARTICLE XII
MISCELLANEOUS
Section 12.1    Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
(a)    “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, joint venture, partnership, dissolution, liquidation or similar transaction involving Mainland Bank, whether in a transaction or series of transactions, (ii) any purchase of any equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in Mainland Bank, or (iii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of Mainland Bank and its Subsidiaries taken as a whole (including stock of such Subsidiaries).
(b)    “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
(c)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.
(d)    “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
(e)    “Knowledge.” As used herein, a Person shall be deemed to have “Knowledge” or to have “Known” a particular fact or other matter if any individual who is presently serving as a director or executive officer of that Person or any Subsidiary of that Person is actually aware of or, after reasonable inquiry, or had reason to know such fact or other matter.
(f)    “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the condition (financial or otherwise), assets, properties, employees, deposits, liabilities (absolute, accrued, contingent or otherwise) results of operations, earnings, business or cash flows of that Person, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (C) changes in general economic or market conditions in the United States or the States of Texas or Louisiana, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets, affecting other companies in the financial services industry; or (D) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the condition (financial or otherwise), assets, properties, employees, deposits, liabilities (absolute, accrued, contingent or otherwise) results of operations, earnings, business or cash flows of that Person, taken as a whole, as compared to other banks organized in the United States or any of its States; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.
(g)    “Organizational Documents” means (a) with respect to a corporation or banking association, the certificate of formation, articles or certificate of incorporation or association and bylaws of such entity, (b) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (c) with respect to a limited liability company, the articles of organization

(or equivalent document) and regulations, limited liability company agreement, or similar operational document and (d) with respect to any foreign entity, equivalent constituent and governance documents.
(h)    “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.
(i)    “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
(j)    “Superior Proposal” means any bona fide written Acquisition Proposal that the Mainland Bank board of directors reasonably determines in good faith, after consultation with its outside legal and financial advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person or Persons making the proposal, that, if consummated in accordance with its terms, would result in a transaction more favorable to Mainland Bank’s shareholders, from a financial point of view, than the transactions contemplated hereby (taking into account any adjustment to the terms and conditions proposed in writing by Investar in response to any such Acquisition Proposal in accordance with Section 5.9(b)).
Section 12.2    Other Definitional Provisions.
(a)    All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.
(c)    All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(d)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
(e)    References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.
(f)    References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g)    Any document described as having been “delivered” or “made available” by a party for purposes of this Agreement consists of any document or other information that (i) was provided in writing or electronically by one party or its representatives to the other party or its representatives prior to the date of this Agreement or (ii) filed by a party with the SEC and publicly available on EDGAR prior to the date of this Agreement.
(h)    If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(i)    Each representation, warranty, covenant and agreement contained in this Agreement shall have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.
Section 12.3    Investigation; Survival of Agreements. No investigation by the parties or disclosure of any event or circumstance made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation or disclosure. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.
Section 12.4    Amendments. This Agreement may be amended only by a writing signed by Investar, Investar Bank and Mainland Bank at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Mainland Bank pursuant to this Agreement shall not be decreased, except in the manner otherwise contemplated herein, subsequent to the their approval of the transactions contemplated by the Agreement without the further approval by such shareholders.
Section 12.5    Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be borne and paid by the party incurring such expenses, whether or not the Merger is completed.
Section 12.6    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.
Section 12.7    Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Investar or Investar Bank:

Investar Holding Corporation 10500 Coursey Blvd. 3rd Floor Baton Rouge, Louisiana 70816 Attn: Mr. John D’Angelo, President Fax: (225) 300-8617 Electronic mail: john.dangelo@investarbank.com

With a copy to (which shall not constitute notice):

Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Fax No.:
Email: skalahurka@fkhpartners.com
Attention: Stephanie E. Kalahurka, Esq.

If to Mainland Bank:

Mainland Bank
2501 Palmer Highway, Suite 100
Texas City, Texas 77590
Fax No.:
Email: rharris@mainlandbank.com
Attention: Robert L. Harris
President and Chief Executive Officer

With a copy to (which shall not constitute notice):

Larry L. Temple
400 West 15th Street, Suite 705
Austin, Texas 78701
Fax No.:
Email: larry@larrytemple.com

Section 12.8    Controlling Law; Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OR CONFLICT OF LAW (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION). VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT WILL LIE IN HARRIS COUNTY, TEXAS.
Section 12.9    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 12.10    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.
Section 12.11    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 12.12    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
Section 12.13    Entire Agreement. This Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those contained herein or in the other written agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement.
Section 12.14    Publicity. Except as otherwise required by applicable law or in connection with the regulatory application process, as long as this Agreement is in effect, neither Investar nor Mainland Bank shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
Section 12.15    Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in a “.pdf” format transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 12.16    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any Person other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other Person. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.
Section 12.17    Further Cooperation. The parties agree that they shall, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.
[Signature Page Follows]

[Signature Page to Agreement and Plan of Reorganization]
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

INVESTAR HOLDING CORPORATION

By:	/s/ John J. D'Angelo
John J. D’Angelo
President and Chief Executive Officer

INVESTAR BANK

By:	/s/ John J. D'Angelo
John J. D’Angelo
President and Chief Executive Officer

MAINLAND BANK

By:	/s/ Robert L. Harris
Robert L. Harris
President and Chief Executive Officer

EXHIBIT A
FORM OF BANK MERGER AGREEMENT

EXHIBIT A
FORM OF AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made and entered into as of the     th day of                 , 2018, by and between Investar Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana (“Investar Bank”), and Mainland Bank, a Texas state bank headquartered in Texas City, Texas (“Mainland Bank”).
RECITALS
WHEREAS, Investar Holding Corporation, a Louisiana corporation and registered financial holding company (“Investar”), owns all of the outstanding capital stock of Investar Bank;
WHEREAS, Investar, Investar Bank, and Mainland Bank, are parties to that certain Agreement and Plan of Reorganization, dated as of October 10, 2018 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), which provides for the acquisition of Mainland Bank by Investar. Capitalized terms which are used but not defined herein shall have the meanings given them in the Reorganization Agreement;
WHEREAS, Mainland Bank is a Texas state bank, duly organized and existing under the laws of the State of Texas, having its principal office in the City of Texas City, State of Texas, with authorized capital stock consisting of 500,000 shares of common stock, par value $0.001 per share (“Mainland Bank Stock”), of which 251,357 are issued and outstanding;
WHEREAS, Investar Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Baton Rouge, State of Louisiana, with authorized capital stock consisting of 40,000,000 shares of common stock, $1.00 par value (“Investar Bank Stock”), of which 3,943,600 shares are issued and outstanding and 5,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding;
WHEREAS, subject to the receipt of all required regulatory approvals, the Boards of Directors of Mainland Bank and Investar Bank have approved this Bank Merger Agreement, under which Mainland Bank shall be merged with and into Investar Bank (the “Bank Merger”), and have authorized the execution hereof; and
WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate shall be taken by Mainland Bank and Investar Bank in order to consummate the Bank Merger.
NOW, THEREFORE, in consideration of the premises, Investar Bank and Mainland Bank hereby agree that Mainland Bank shall be merged with and into Investar Bank on the following terms and conditions:

1.Merger of Mainland Bank and Investar Bank. At the Effective Time (as defined in Section 12), Mainland Bank shall be merged with and into Investar Bank in accordance with Section 351 et seq. of the Louisiana Banking Law (the “LBL”).
2.Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 355 of the LBL, Chapter 10 of the Texas Business Organizations Code and Section 32.301 of the Texas Finance Code. At the Effective Time, the corporate existence of Mainland Bank will be merged into and continued in Investar Bank, as the bank surviving the Bank Merger (“Surviving Bank”). The name of the Surviving Bank will be “Investar Bank.” Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of Mainland Bank will vest in Investar Bank, as the Surviving Bank, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon, and all debts, liabilities, obligations, restrictions and duties of Mainland Bank will become the debts, liabilities, obligations, restrictions and duties of Investar Bank.
3.Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Investar Bank, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Bank until thereafter changed or amended as provided by applicable law.
4.Directors and Officers. The directors and officers of Investar Bank immediately prior to the Effective Time will remain the directors and officers of the Surviving Bank from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.
5.Conversion of Securities; Appraisal Rights. At the Effective Time, by virtue of this Bank Merger Agreement and without any further action on the part of any holder, (i) each issued and outstanding share of Investar Bank Stock will continue to remain outstanding and to represent one share of common stock of Investar Bank, and (ii) each issued and outstanding share of Mainland Bank Stock (except for Dissenting Shares, as defined below) will be converted into the right to receive the Merger Consideration in the manner and in such amounts as are set forth in Article II of the Reorganization Agreement. Any holder of Mainland Bank Stock who strictly complies with the procedural requirements of Chapter 10, Subchapter H of the TBOC shall be entitled to receive payment of the fair value of his or her shares of Mainland Bank Stock (“Dissenting Shares”) in the manner contemplated by, and subject to the limitations set forth in, Section 2.3 of the Reorganization Agreement.
6.Shareholder Approval. This Bank Merger Agreement shall be submitted for approval to the sole shareholder of Investar Bank for approval by written consent and the shareholders of Mainland Bank for approval at a meeting of the shareholders of Mainland Bank as soon as practicable after execution of this Bank Merger Agreement. Upon approval by the sole shareholder of Investar Bank and the requisite votes of the shareholders of Mainland Bank, this Bank Merger Agreement shall be made effective as soon as practicable thereafter as provided in Section 12 hereof and in accordance with the terms and conditions of the Reorganization Agreement.

7.Conditions to Consummation of the Bank Merger. Consummation of the Bank Merger as provided herein will be as set forth in Article IX and Article X of the Reorganization Agreement. In addition, all obligations of the parties under this Bank Merger Agreement are subject to the receipt of all consents, orders and regulatory approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Bank Merger, including, without limitation, shareholder approval and the approval of any regulatory agency having jurisdiction over Mainland Bank or Investar Bank, including, without limitation, the Louisiana Office of Financial Institutions, the Texas Department of Banking and the Federal Deposit Insurance Corporation.
8.Termination. This Bank Merger Agreement will terminate upon the termination of the Reorganization Agreement in accordance with its terms and in no other manner. Upon such termination, neither party will have any further liability or obligation by reason of this Bank Merger Agreement to the other party.
9.Representations and Warranties of Mainland Bank. Mainland Bank is a Texas state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Texas. Mainland Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.
10.Representations and Warranties of Investar Bank. Investar Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Investar Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.
11.Waiver; Amendment. Any term or condition of this Bank Merger Agreement may be waived at any time prior to the Effective Time by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be amended or modified at any time prior to the Effective Time, whether before or after action thereon by the shareholders of Mainland Bank and Investar Bank. Any waiver or amendment must be in writing.
12.Effective Time. The Bank Merger will become effective in the manner set forth in Section 354 of the LBL (“Effective Time”).
13.Multiple Counterparts. For the convenience of the parties, this Bank Merger Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Bank Merger Agreement. A facsimile, or scanned “PDF” transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

14.Governing Law. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.
15.Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Bank Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.
16.Severability.  If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (i) this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (ii) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (iii) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
17.Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Bank Merger Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.
18.Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Bank Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Bank Merger Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.
19.Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Bank Merger Agreement are binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this

Bank Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Bank Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Bank Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Bank Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Bank Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Bank Merger Agreement, except as expressly provided for herein. No party to this Bank Merger Agreement will assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[Signature Pages Follow]

[Investar Bank Directors’ Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Investar Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.
INVESTAR BANK,
a Louisiana state bank

By:		By:
	William H. Hidalgo, Sr., Chairman		Robert C. Jordan, Director

By:		By:
	James M. Baker, Director		David J. Lukinovich, Director

By:		By:
	Thomas C. Besselman, Sr., Director		Suzanne O’ Middleton, Director

By:		By:
	James H. Boyce, III, Director		Andrew C. Nelson, Director

By:		By:
	Robert M. Boyce, Sr., Director		Carl R. Schneider, Jr., Director

By:		By:
	Antonio Clayton, Director		Frank L. Walker, Director

By:		By:
	John J. D’Angelo, Director		James E. Yegge, Director

By:		By:
	Anita M. Fontenot, Director		Gordon H. Joffrion, III, Director

[Mainland Bank Directors’ Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Mainland Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.
MAINLAND BANK,
a Texas state bank

By:		By:
	Richard Celli, Chairman		Toby Hamon, Director

By:		By:
	Robert N. Bannon, Director		Mark Lyons, Director

By:		By:
	Thomas Cook IV, Director		Robert L. Harris, II, Director

By:		By:
	Peter K. Dunn, Director		Joseph A. Hoover, Director

By:		By:
	Michael Gaido, III, Director		Edward R. Harris, Jr., Director

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

1.
I hereby certify that I am the Secretary of Investar Bank, a Louisiana state bank, located in the City of Baton Rouge, State of Louisiana (“Investar Bank”) and that I have been duly appointed and am presently serving in that capacity.

2.	I further certify that by written consent dated October 8, 2018, the sole shareholder of Investar Bank adopted and approved the forgoing Bank Merger Agreement.
IN WITNESS WHEREOF, I have executed this certification on this 8th day of October, 2018.

Randy Kassmeier, Secretary

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

1.
I hereby certify that I am the Secretary of Mainland Bank, a Texas state bank, located in the City of Texas City, State of Texas (“Mainland Bank”) and that I have been duly appointed and am presently serving in that capacity.

2.
I further certify that at a special meeting of shareholders of Mainland Bank duly held on _______________, 2018, the shareholders of Mainland Bank adopted and approved the forgoing Bank Merger Agreement.

IN WITNESS WHEREOF, I have executed this certification on this ___ day of _______________, 2018.

, Secretary

[CEO’s Signature Page to Bank Merger Agreement]
IN WITNESS WHEREOF, Investar Bank and Mainland Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first above written, and the officers of each such bank have hereunto subscribed their names.

INVESTAR BANK, a Louisiana state bank

By:
John J. D’Angelo
President and Chief Executive Officer

MAINLAND BANK, a Texas state bank

By:
Robert L. Harris
President and Chief Executive Officer

ACKNOWLEDGEMENT
STATE OF LOUISIANA    §
PARISH OF EAST BATON ROUGE        §
On this the 8th day of October, 2018, before me, the undersigned authority, personally came and appeared John J. D’Angelo, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Investar Bank, a Louisiana state bank (“Investar Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Investar Bank for the purposes therein expressed and as his and Investar Bank’s free act and deed.
WITNESSES:

Name:
	(Please print)	John J. D’Angelo
President and Chief Executive Officer

Name:
(Please print)

________________________________________
Notary Public

My Commission Expires: ______________________________

ACKNOWLEDGEMENT
STATE OF TEXAS    §
COUNTY OF GALVESTON     §
On this the ___ day of _______________, 2018, before me, the undersigned authority, personally came and appeared Robert L. Harris, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Mainland Bank, a Texas state bank (“Mainland Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Mainland Bank for the purposes therein expressed and as his and Mainland Bank’s free act and deed.
WITNESSES:

Name:
	(Please print)	Robert L. Harris
President and Chief Executive Officer

Name:
(Please print)

________________________________________
Notary Public

My Commission Expires:______________________________

EXHIBIT B
FORM OF RELEASE

EXHIBIT B
FORM OF RELEASE
This RELEASE (this “Release”), dated October 10, 2018, is made by _______________, (the “Releasor”), in favor of Mainland Bank, a Texas state bank headquartered in Texas City, Texas (“Mainland Bank”).
RECITALS:
WHEREAS, the Releasor is a duly elected or appointed director or executive officer of Mainland Bank as of the date hereof;
WHEREAS, Investar Holding Corporation, a Louisiana corporation (“Investar”), Investar Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana and a wholly owned subsidiary of Investar (“Investar Bank”), and Mainland Bank, are parties to that certain Agreement and Plan of Reorganization dated as of October 10, 2018 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Investar will acquire Mainland Bank through the merger of Mainland Bank with and into Investar Bank, with Investar Bank surviving the merger (the “Merger”);
WHEREAS, it is a covenant of Mainland Bank pursuant to Section 5.18 of the Reorganization Agreement that the Releasor execute and deliver this Release in connection with the execution of the Reorganization Agreement to confirm the absence of, and release, any and all claims by the Releasor Persons (as defined below) other than the Reserved Claims (as defined below) against Mainland Bank existing as of the date hereof; and
WHEREAS, the Reorganization Agreement provides that at Closing, the Releasor will also execute and deliver an instrument reaffirming, as of the Closing Date, such director’s or executive officer’s obligations, release of claims, and other covenants contained in this Release.
NOW, THEREFORE, for and in consideration of the premises contained herein, the consummation of the transactions contemplated by the Reorganization Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:
1.Capitalized Terms. All capitalized terms not otherwise defined in this Release will have the meanings accorded them in the Reorganization Agreement.
2.Release; Related Matters.
(a)Effective as of the date hereof, the Releasor, on his own behalf and on behalf of his heirs, representatives, executors, and administrators (collectively, the “Releasor Persons”) irrevocably and unconditionally releases, waives and forever discharges Mainland Bank and its subsidiaries and successors (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, obligations, liabilities, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, liquidated or unliquidated, to the extent known, in law or equity (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with Mainland Bank and their respective businesses or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of Mainland Bank, as the case may be, for all periods through the date hereof; provided, however, that a Released Party is not released from any of its obligations or liabilities to the Releasor or other Releasor Person(s): (i) in connection with any accrued compensation and rights under any benefit plans or arrangements of Mainland Bank existing as of the date hereof; (ii) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either Mainland Bank, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of Mainland Bank and which applies to the Releasor or the other Releasor Persons; (iii) in connection with any deposits or accounts of the Releasor or the other Releasor Persons at Mainland Bank as of the date hereof; (iv) any Merger Consideration to which the Releasor or the other Releasor Persons are entitled; and (v) any rights or claims of the Releasor or the other Releasor Persons under the Reorganization Agreement (collectively, the “Reserved Claims”).
(b)The Releasor represents and warrants that in his capacity as a director, officer, employee or security holder of Mainland Bank, as applicable, the Releasor has no knowledge of any Claims that the Releasor may have against the Released Parties other than the Reserved Claims. The Releasor further represents and warrants to the Released Parties that the Releasor is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any Claims that would otherwise be released by this Release, but for such sale, assignment or transfer.
(c)The Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matter purported to be released hereby.
(d)Each Released Party hereby (a) irrevocably and unconditionally releases, waives and forever discharges the Releasor and the other Releasor Persons from all Claims relating to, arising out of or in connection with Mainland Bank, its businesses and/or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of Mainland Bank for all periods through the date hereof only and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, any proceeding of any kind against any Releasor Persons based upon any matter released hereby.
3.No Admission. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties to this Release will be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are expressly denied by all of the parties to this Release.
4.Covenant Not To Sue. It is expressly intended and agreed that none of the parties to this Release will assert against any other party any claim based on the matters encompassed by this Release, other than with respect to the Reserved Claims.
5.Authority. The Releasor represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Releasor in the capacity in which executed. The Releasor further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein.
6.Successors. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective heirs, executors, and administrators, and shall inure to the benefit of the Releasor, the Releasor Persons, the Released Parties and their respective successors, predecessors, parents, subsidiaries, affiliates and other related parties.
7.Governing Law; Construction. This Release and the rights and obligations of each party subject to this Release will be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to any principles of conflicts of law. This Release is executed and delivered in connection with and under the Reorganization Agreement, and will be construed as a part of the transactions contemplated by the Reorganization Agreement.
8.Entire Agreement; Amendment. This Release represents the entire understanding between the parties relating to the subject matter of the Release and supersedes all prior agreements and negotiations between the parties. This Release will not be amended, modified, or altered in any manner except in writing signed by the parties to this Release.
9.Severability; Modification. If any term or other provision of this Release is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, (i) such term or provision will be fully severable and this Release will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Release; (ii) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (iii) there will be added automatically as a part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Release is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.
10.Counterparts. This Release may be signed in multiple counterparts, each of which will be deemed an original, and all executed counterparts together will be deemed to be one and the same instrument. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Release will be sufficient to bind the party or parties whose signature(s) appear thereon.

11.Termination of Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement. If Reorganization Agreement is terminated in accordance with its terms prior to consummation of the Merger, this Release shall not become effective but shall be null and void and of no force or effect.

[Signature Page Follows]

[Signature Page to Release]
IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

MAINLAND BANK

By:
Robert L. Harris
President and Chief Executive Officer

RELEASOR

Annex B Opinion of Performance Trust Capital Partners, LLC

October 9, 2018
Mainland Bank
2501 Palmer Highway
Suite 100
Texas City, TX 77590
Members of the Board of Directors:
We understand that Mainland Bank (“Mainland”) intends to enter into an Agreement and Plan of Reorganization (the “Agreement”) by and between Mainland and Investar Holding Corporation (“Investar”), (the “Merger”). At the Effective Time, by virtue of the Merger and subject to the terms and conditions of the Agreement, each share of Mainland common stock issued and outstanding shall be converted into the right to receive 3.0389 shares of Investar common stock plus cash in lieu of any fractional shares of Investar common stock (the “Per Share Merger Consideration”). Based upon the 10-day average closing stock price of Investar of $26.72 as of October 3, 2018, the implied value of the aggregate merger consideration was $20.4 million (the “Merger Consideration”).
You have requested that Performance Trust Capital Partners, LLC (“PTCP” or “we”) render an opinion as of the date hereof (this “Opinion”) to the Board of Directors of Mainland (the “Board”) as to whether the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of Mainland Common Stock.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

(i)	reviewed a draft, dated October 4th, of the Agreement;

(ii)	reviewed certain publicly available business and financial information relating to Mainland and Investar and Investar Bank;

(iii)
reviewed certain other business, financial and operating information relating to Mainland and Investar and Investar Bank provided to us by the management of Mainland and the management of Investar, including financial forecasts for Mainland for the 2018 to 2022 fiscal years ending December 31, and financial forecasts for Investar for the 2018 to 2020 fiscal years ending December 31;

(iv)	met with, either by phone or in person, certain members of the management of Mainland and Investar to discuss the business and prospects of Mainland and Investar and the proposed Merger;

(v)	reviewed and compared certain financial metrics of Mainland with certain financial metrics of Investar that we deemed relevant;

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(vi)	reviewed certain financial data of Mainland and Investar, and compared that data with similar data for companies with publicly traded equity securities that we deemed relevant;

(vii)
reviewed certain financial terms of the proposed Transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced; and

(viii)	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.
In connection with our review, we have not independently verified any information, including the foregoing information, and we have assumed and relied upon all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, being complete and accurate in all material respects and we do not assume any responsibility with respect to such data, material and other information. With respect to the financial forecasts and projections for Mainland that we have used in our analyses, the management of Mainland have advised us, and we have assumed, that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Mainland as to the future financial performance of Mainland and we express no opinion with respect to such forecasts, projections, estimates or the assumptions on which they are based.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement provided to us, without any amendments or modifications thereto or any adjustments to the consideration. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Mainland and Investar since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have also relied upon and assumed without independent verification, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Mainland, Investar or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to our analyses or this Opinion. We have relied upon and

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assumed, with your consent, that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.
This Opinion only addresses the fairness, from a financial point of view, of the Merger Consideration to the holders of Mainland Common Stock pursuant to the Agreement in the manner set forth above and this Opinion does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the Merger, class of such persons or shareholders of Investar, relative to the Merger Consideration or otherwise.
This Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Mainland, Investar or the Merger. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. This Opinion does not address the relative merits of the Merger as compared to alternative strategies that might be available to Mainland, nor does it address the underlying business decision of Mainland or the Board to approve, recommend or proceed with the Merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied on, with your consent, advice of the outside counsel and the independent accountants of Mainland, and on the assumptions of the management of Mainland and Investar, as to all legal, regulatory, accounting, insurance and tax matters with respect to Mainland, Investar and the Merger.
We have not been requested to make, and have not made, any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Mainland or Investar, nor have we been furnished with any such evaluations or appraisals, with the exception of a third party loan review of Mainland and Investar. In addition, we are not experts in evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses, or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of Mainland’s or Investar’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that Mainland’s and Investar’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of Mainland or Investar or the solvency or fair value of Mainland, Investar or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

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We and our affiliates have in the past provided, may currently be providing and may in the future provide investment banking and other financial services to Mainland, Investar and certain of their respective affiliates, for which we and our affiliates have received and would expect to receive compensation. We are a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Mainland, Investar and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. PTCP has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised Mainland.
We have acted as financial advisor to Mainland in connection with the Merger and will receive customary investment banking fees totaling approximately $400,000 for our services, a significant portion of which is contingent upon the consummation of the Merger. Mainland previously paid PTCP a $25,000 retainer, and it will pay PTCP a fee of $50,000 upon delivery of this Opinion, which if the merger is completed, will be credited against PTCP’s investment banking fee. In addition, Mainland has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.
This Opinion and any other advice or analyses (written or oral) provided by PTCP were provided solely for the use and benefit of the Board (in its capacity as such) in connection with the Board’s consideration of the Merger and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of PTCP. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to PTCP or any of its affiliates be made by any recipient of this Opinion, without the prior, written consent of PTCP, except as required by law. This Opinion should not be construed as creating, and PTCP shall not be deemed to have, any fiduciary duty to the Board, Mainland, any security holder or creditor of Mainland or any other person, regardless of any prior or ongoing advice or relationships. This Opinion does not constitute advice or a recommendation to any security holder of Mainland or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the Merger. The issuance of this Opinion was approved by an authorized internal committee of PTCP.
In connection with the Merger, the undersigned, acting as an independent financial advisor to Mainland, hereby consents to the inclusion of our opinion letter to the Board of Directors of Mainland as an Annex to, and the references to our firm and such opinion in, the Proxy Statement / Prospectus relating to the proposed Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations

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of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Proxy Statement / Prospectus within the meaning of the term “experts” as used in the Act or the Regulations.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of Mainland Common Stock.

/s/ PERFORMANCE TRUST CAPITAL PARTNERS, LLC

PERFORMANCE TRUST CAPITAL PARTNERS, LLC

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Annex C
Provisions from the Texas Business Organization Code Relating to Dissenters' Rights

CHAPTER 10, SUBCHAPTER H OF THE TEXAS BUSINESS ORGANIZATIONS CODE
CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS, AND SALES OF ASSETS
SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS
§ 10.351. APPLICABILITY OF SUBCHAPTER.
(a)This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.
(b)This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.
(c)The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.
§ 10.352. DEFINITIONS.
In this subchapter:
(1)“Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:
(A)provides notice under Section 10.356; and
(B)complies with the requirements for perfecting that owner’s right to dissent under this subchapter.
(2)“Responsible organization” means:
(A)the organization responsible for:
(i)the provision of notices under this subchapter; and
(ii)the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;
(B)with respect to a merger or conversion:
(i)for matters occurring before the merger or conversion, the organization that is merging or converting; and
(ii)for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;
(C)with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D)with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and
(E)with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.
§ 10.353. FORM AND VALIDITY OF NOTICE.
(a)Notice required under this subchapter:
(1)must be in writing; and
(2)may be mailed, hand-delivered, or delivered by courier or electronic transmission.
(b)Failure to provide notice as required by this subchapter does not invalidate any action taken.
§ 10.354. RIGHTS OF DISSENT AND APPRAISAL.
(a)Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:
(1)dissent from:
(A)a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;
(B)a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;
(C)a plan of exchange in which the ownership interest of the owner is to be acquired;
(D)a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;
(E)a merger effected under Section 10.006 in which:
(i)the owner is entitled to vote on the merger; or
(ii)the ownership interest of the owner is converted or exchanged;
(F)a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or
(G)if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:
(i)add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or

(ii)delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and
(2)subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.
(b)Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:
(1)the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:
(A)listed on a national securities exchange; or
(B)held of record by at least 2,000 owners;
(2)the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and
(3)the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:
(A)ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:
(i)listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or
(ii)held of record by at least 2,000 owners;
(B)cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or
(C)any combination of the ownership interests and cash described by Paragraphs (A) and (B).
(c)Subsection (b) shall not apply either to a domestic entity that is a subsidiary with respect to a merger under Section 10.006 or to a corporation with respect to a merger under Section 21.459(c).
(d)Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:
(1)listed on a national securities exchange; or

(2)held of record by at least 2,000 owners.
§ 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.
(a)A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 will notify each affected owner of the owner’s rights under that section if:
(1)the action or proposed action is submitted to a vote of the owners at a meeting; or
(2)approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.
(b)If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.
(b-1)    If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.
(c)A notice required to be provided under Subsection (a), (b), or (b-1) must:
(1)be accompanied by a copy of this subchapter; and
(2)advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.
(d)In addition to the requirements prescribed by Subsection (c), a notice required to be provided:
(1)under Subsection (a)(1) must accompany the notice of the meeting to consider the action;
(2)under Subsection (a)(2) must be provided to:
(A)each owner who consents in writing to the action before the owner delivers the written consent; and
(B)each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and
(3)under Subsection (b-1) must be provided:
(A)if given before the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or
(B)if given after the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e)Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).
(f)If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the tender or exchange offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).
§ 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.
(a)An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.
(b)To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:
(1)if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:
(A)is addressed to the entity’s president and secretary;
(B)states that the owner’s right to dissent will be exercised if the action takes effect;
(C)provides an address to which notice of effectiveness of the action should be delivered or mailed; and
(D)is delivered to the entity’s principal executive offices before the meeting;
(2)with respect to the ownership interest for which the rights of dissent and appraisal are sought:
(A)must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and
(B)may not consent to the action if the action is approved by written consent; and
(3)must give to the responsible organization a demand in writing that:
(A)is addressed to the president and secretary of the responsible organization;
(B)demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;
(C)provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;
(D)states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E)is delivered to the responsible organization at its principal executive offices at the following time:
(i)not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;
(ii)not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;
(iii)not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or
(iv)not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the tender or exchange offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).
(c)An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.
(d)Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.
(e)If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.
§ 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.
(a)An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:
(1)payment for the ownership interest has been made under Sections 10.358 and 10.361; or
(2)a petition has been filed under Section 10.361.
(b)Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§ 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.
(a)    Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:
(1)accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or
(2)rejecting the demand and including in the response the requirements prescribed by Subsection (c).
(b)If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:
(1)endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2)signed assignments of the ownership interests if the ownership interests are uncertificated.
(c)If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:
(1)an estimate by the responsible organization of the fair value of the ownership interests; and
(2)an offer to pay the amount of the estimate provided under Subdivision (1).
(d)If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect
(e)If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:
(1)endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2)signed assignments of the ownership interests if the ownership interests are uncertificated.
§ 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.
(a)A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b)If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:
(1)a reference to the demand; and
(2)the name of the original dissenting owner of the ownership interest.
§ 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.
A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.
§ 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.
(a)If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:
(1)the county in which the organization’s principal office is located in this state; or
(2)the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.
(b)A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).
(c)On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.
(d)The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:
(1)the responsible organization; and
(2)each owner named on the list described by Subsection (c) at the address shown for the owner on the list.
(e)The court shall:
(1)determine which owners have:
(A)perfected their rights by complying with this subchapter; and

(B)become subsequently entitled to receive payment for the fair value of their ownership interests; and
(2)appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).
(f)The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.
(g)The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):
(1)the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and
(2)the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.
§ 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.
(a)For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.
(b)In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.
(c)The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.
§ 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.
(a)An appraiser appointed under Section 10.361 has the power and authority that:
(1)is granted by the court in the order appointing the appraiser; and
(2)may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.
(b)The appraiser shall:
(1)determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2)file with the court a report of that determination.
(c)The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).
(d)The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.
§ 10.364. OBJECTION TO APPRAISAL; HEARING.
(a)A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).
(b)If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.
(c)Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.
(d)The responsible organization shall:
(1)immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and
(2)pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.
(e)On payment of the judgment, the dissenting owner does not have an interest in the:
(1)ownership interest for which the payment is made; or
(2)responsible organization with respect to that ownership interest.
§ 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.
(a)An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.
(b)All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.
(a)An ownership interest of an organization acquired by a responsible organization under this subchapter:
(1)in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and
(2)in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.
(b)An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:
(1)receive payment for the ownership interest under this subchapter; and
(2)bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.
(c)An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.
§ 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.
(a)The rights of a dissenting owner terminate if:
(1)the owner withdraws the demand under Section 10.356;
(2)the owner’s right of dissent is terminated under Section 10.356;
(3)a petition is not filed within the period required by Section 10.361; or
(4)after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.
(b)On termination of the right of dissent under this section:
(1)the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;
(2)the owner’s right to be paid the fair value of the owner’s ownership interests ceases;
(3)the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;
(4)the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5)any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and
(6)the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.
§ 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.
In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of: (1) the value of the ownership interest; or (2) money damages to the owner with respect to the action.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers of Investar.
Sections 1-850 through 1-859 of the LBCA provide, in part, that Investar may indemnify each of its current or former directors and officers (which we refer to as an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of Investar or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of Investar, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. Pursuant to the LBCA, Investar may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. In addition, Investar has the power to obtain and maintain insurance on behalf of any person who is or was acting for Investar, regardless of whether Investar has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.
Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit Investar’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.
The bylaws of Investar contain indemnification provisions that require Investar to indemnify any director or officer made a party to a proceeding because he or she was a director or officer against liability incurred in such proceeding if such director or officer (i) conducted himself or herself in good faith; (ii) reasonably believed (a) in the case of conduct in his or her official capacity with Investar, that his or her conduct was in Investar’s best interests, or (b) in all other cases, that his or her conduct was at least not opposed to Investar’s best interest; and (iii) in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not allowed if (i) in connection with a proceeding by or in the right of Investar, the director or officer is adjudged liable to Investar; or (ii) in connection with any proceeding, the director or officer is adjudged liable for receiving an improper personal benefit, regardless of whether the action occurred in the individual’s official capacity. Indemnification is limited to reasonable expenses (including reasonable attorneys’ fees) incurred. In any case, Investar must fully indemnify a director or officer who is wholly successful on the merits or otherwise in the defense of any proceeding to which he or she is a party by virtue of his or her position as an officer or director.
Investar must advance reasonable expenses (including attorneys’ fees) incurred by a director or officer in advance of a final disposition of a proceeding if:

•	The director or officer furnishes a written affirmation of his good faith belief that he has met the requisite standard of conduct;

•	The director or officer furnishes a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the requisite standard of conduct; and

•	A determination is made that the facts then known to those making the determination would not preclude indemnification.

•	A director or officer may apply for indemnification to a court of competent jurisdiction. A court may order Investar to indemnify the party if it determines that:

•	The director or officer has been wholly successful on the merits or otherwise in the defense or the proceeding; or

•
The director or officer is fairly and reasonably entitled to indemnification in view of all relevant circumstances, regardless of whether he has met the requisite standard of conduct or was adjudged liable (if the latter, indemnification is limited to reasonable expenses incurred, including reasonable attorneys’ fees).

•
Unless so ordered by a court, Investar shall only indemnify an officer or director after a determination has been made that he has met the requisite standard of conduct to be eligible for indemnification. This determination is made:

•	By Investar’s board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

•	If such quorum cannot be obtained, by majority vote of a committee duly designated by the board consisting solely of two or more directors not at the time parties to the proceeding;

•	By special legal counsel selected by the board or its committee;

•	By vote of the shareholders, excluding the voting of shares held by directors and officers who are at the time parties to the proceeding.
The bylaws of Investar also empower Investar to purchase and maintain insurance to provide the indemnification described above. Indemnification may be limited by applicable Federal securities and banking laws, including but not limited to 18 U.S.C. §1828(k).
The foregoing is only a general summary of certain aspects of Louisiana law and Investar’s governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to Investar’s Bylaws, which are on file with the Commission, and to the relevant provisions of the LBCA.

Item 21.     Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1*
Agreement and Plan of Reorganization, dated October 10, 2018, by and among Investar Holding Corporation, Investar Bank and Mainland Bank (attached as Annex A to this proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

3.1
Restated Articles of Incorporation of Investar Holding Corporation (incorporated herein by reference to Exhibit 3.1 to Investar’s Registration Statement on Form S-1(Registration No. 333-196014) filed May 16, 2014).

3.2
Amended and Restated Bylaws of Investar Holding Corporation. (incorporated herein by reference to Exhibit 3.2 to the Investar’s Registration Statement on Form S-4 (Registration No. 333-220884) filed October 10, 2017).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S‑1(Registration No. 333-196014) filed May 16, 2014).
4.2
Indenture, dated March 24, 2017, by and between Investar Holding Corporation and Wilmington Trust, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Investar’s Current Report on Form 8-K, filed with the SEC on March 24, 2017).

4.3
Supplemental Indenture, dated March 24, 2017, by and between Investar Holding Corporation and Wilmington Trust, National Association, as Trustee (incorporated herein by reference to Exhibit 4.2 to Investar’s Current Report on Form 8-K, filed with the SEC on March 24, 2017).

5.1**	Opinion of Fenimore, Kay, Harrison & Ford LLP regarding the validity of the securities to be issued.
8.1**	Opinion of Fenimore, Kay, Harrison & Ford LLP regarding certain tax matters.
10.1	Investar Holding Corporation 2017 Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Investar’s Current Report on Form 8-K, filed with the SEC on May 25, 2017).
10.2**	Form of Voting Agreement, dated as of October 10, 2018, by and among Investar Holding Corporation, Mainland Bank and the shareholders party thereto.
10.3**	Form of Director Support Agreement, dated as of October 10, 2018, by and among Investar Holding Corporation, Mainland Bank, and the directors of Mainland Bank parties thereto.
23.1*	Consent of Ernst & Young LLP (with respect to Investar Holding Corporation).
23.2*	Consent of Postlethwaite & Netterville, APAC (with respect to Investar Holding Corporation).
23.3*	Consent of Briggs & Veselka Co. (with respect to Mainland Bank)
23.4**	Consent of Fenimore, Kay, Harrison & Ford, LLP (included in Exhibit 5.1).
23.5**	Consent of Fenimore, Kay, Harrison & Ford LLP (included in Exhibit 8.1).
23.6*	Consent of Performance Trust, LLC.
24.1**	Powers of Attorney (included on signature page of this proxy statement/prospectus).
99.1*	Form of proxy card of Mainland Bank
*    Filed herewith
**    Previously filed

Item 22.     Undertakings.
The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6)That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8)To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on December 17, 2018.

INVESTAR HOLDING CORPORATION

By:	/s/ John J. D’Angelo
Name:	John J. D’Angelo
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John J. D’Angelo	President and Chief Executive Officer (Principal Executive Officer)	December 17, 2018
John J. D’Angelo

/s/ Christopher L. Hufft	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 17, 2018
Christopher L. Hufft

/s/ Rachel P. Cherco	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 17, 2018
Rachel P. Cherco

*	Director	December 17, 2018
James M. Baker

*	Director	December 17, 2018
Thomas C. Besselman, Sr.

*	Director	December 17, 2018
James H. Boyce, III

*	Director	December 17, 2018
Robert M. Boyce, Sr.

*	Director	December 17, 2018
William H. Hidalgo, Sr.

*	Director	December 17, 2018
Gordon H. Joffrion, III

*	Director	December 17, 2018
Robert Chris Jordan

*	Director	December 17, 2018
David J. Lukinovich

*	Director	December 17, 2018
Suzanne O. Middleton

*	Director	December 17, 2018
Andrew C. Nelson, M.D.

*	Director	December 17, 2018
Carl R. Schneider, Jr.

*	Director	December 17, 2018
Frank L. Walker
* By /s/ Christopher L. Hufft
Attorney-in-Fact
December 17, 2018